As filed with the Securities and Exchange Commission on April 22, 2002








                                    CONECTIV






                                 ---------------

                                    FORM U5S



                                  ANNUAL REPORT
                                       TO
                       SECURITIES AND EXCHANGE COMMISSION

                                 ---------------










                                FOR THE YEAR 2001

                                TABLE OF CONTENTS


ITEM                                                                                                PAGE REF.
----                                                                                               ----------
 1   System Companies and Investments Therein as of December 31, 2001                                       1

 2   Acquisitions or Sales of Utility Assets                                                                2

 3   Issue, Sale, Pledge, Guarantee or Assumption of System Securities                                      4

 4   Acquisition, Redemption or Retirement of System Securities                                             5

 5   Investments in Securities of Nonsystem Companies                                                       7

 6   Officers and Directors                                                                                 8

 7   Contributions and Public Relations                                                                    29

 8   Service, Sales and Construction Contracts                                                             30

 9   Wholesale Generators and Foreign Utility Companies                                                    30

10   Financial Statements and Exhibits                                                                     32

     Consolidating Financial Statements                                                            F-1 to F-4

     Selected Financial Information for Companies Accounted For by the Equity
     Method                                                                                               F-5

     Signature of Registrant's Officer                                                                     34

     Exhibits:
                   SEC Act of 1934 Reports                                                                  A

                   Corporate Organization & By-Laws                                                         B

                   Indentures or Contracts                                                                  C

                   Tax Allocation Agreement                                                                 D

                   Other Documents Prescribed by Rule or Order                                              E

                   Report of Independent Public Accountants                                                 F

                   Organizational Chart of Exempt Wholesale Generators or Foreign
                   Utility Holding Companies                                                                G

                   Financial Statements Regarding Exempt Wholesale Generators
                   or Foreign Utility Holding Companies                                                     H

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2001

                                                                         NUMBER OF         % OF                            OWNER'S
                                                                       COMMON SHARES      VOTING       ISSUER BOOK        BOOK VALUE
NAME OF COMPANY                                                            OWNED           POWER       VALUE ($000)        ($000)
-----------------------------------------------------------------------------------------------------------------------------------
CONECTIV (Conectiv or Company) (a)
        Atlantic City Electric Company (ACE)                            18,320,937          100           621,309          621,309
               Atlantic Capital I (ACE Capital I)                         N/A               100            2,165            2,165
               Atlantic Capital II (ACE Capital II)                       N/A               100             773              773
               Atlantic City Electric Company Transition Funding
                 LLC (ACETF)* (b)                                          N/A              100             N/A              N/A
        Atlantic Generation, Inc. (AGI) (c)                                100              100             793              793
               Binghamton General, Inc. (BING GEN)                         100              100             239              239
               Binghamton Limited, Inc. (BING LTD)                         100              100             415              415
               Pedrick Gen., Inc. (PED GEN)                                100              100            9,553            9,553
               Vineland General, Inc. (VIN GEN)                            100              100             294              294
               Vineland Ltd., Inc. (VIN LTD)                               100              100            2,910            2,910
        Atlantic Southern Properties, Inc. (ASP)                           100              100            (525)            (525)
        Conectiv Communications, Inc. (CCI) (d)                            433              100            42,230           42,230
        Conectiv Energy Holding Company (CEH)                             1,000             100           566,108          566,108
               ACE REIT, Inc. (ACE REIT)                                  1,000             100            99,531           99,531
                  Conectiv Atlantic Generation, L.L.C. (CAG)               N/A              100            99,419           99,419
               Conectiv Bethlehem, Inc. (CBI) (e)**                       1,000             100            (128)            (128)
               Conectiv Energy Supply, Inc. (CESI)                        1,000             100          (28,309)         (28,309)
                 Conectiv Operating Services Company (COSC)               1,000             100            12,877           12,877
               Conectiv Delmarva Generation, Inc. (CDG)                   1,000             100           433,133          433,133
               Conectiv Mid-Merit, Inc. (CMM)**                           1,000             100           (3,193)          (3,193)
                 Energy Systems North East, L.L.C. (ESNE) (f)**            N/A               50            1,645             823
        Conectiv Properties and Investments, Inc. (CPI) (g)               1,000             100           22,541           22,541
               DCI I, Inc. (DCI I)                                        1,000             100            5,740            5,740
               DCI II, Inc. (DCI II)                                      1,000             100           13,150           13,150
               DCTC-Burney, Inc. (Burney) (h)                             1,000             100           11,636           11,636
        Conectiv Resource Partners, Inc. (CRP)                            1,000             100              38               38
        Conectiv Solutions, LLC (Solutions)                                N/A              100           37,224           37,224
               ATE Investment, Inc. (ATE) (i) (j)                          100              100           15,717           15,717
                   King Street Assurance Ltd. (KSA) (k)                  120,000            100           71,551           71,551
               VitalServicesHome.com, L.L.C. (Vital Services)*             N/A            38.5254           --               --
               Millenium Account Services, LLC (MAS)                       N/A               50            1,674             837
               Conectiv Services, Inc. (CSI)                              1,000             100           13,864           13,864
                  Conectiv Plumbing LLC (Plumbing)*                       1,000             100             --               --
                  Conectiv Thermal Systems, Inc. (CTS)                     100              100            1,828            1,828
                      Atlantic Jersey Thermal Systems, Inc. (AJTS)         100              100             114              114
                      ATS Operating Services, Inc. (ATS)                    50              100              0                0
                      Thermal Energy Limited Partnership (TELP)(l)         N/A              100            7,047            7,047
        Delmarva Power & Light Company (Delmarva or DPL)                  1,000             100           578,278          578,278
               Delmarva Financing I (DPL Financing)                        N/A              100            2,165            2,165

        *      Inactive company
        **     Exempt Wholesale Generator


                                      (1)

ITEM 1.  Continued.

NOTES  ($ in Thousands):

(a) Conectiv owns 106,811 shares of common stock of SciQuest, a corporation that helps pharmaceutical companies manage reagent and compound inventories. As of December 31, 2001, the book value was $180. Conectiv also owns an approximate 1.5% limited partnership interest in Tech Leaders II, a Delaware limited partnership that invests in energy and technology companies. As of December 31, 2001, the book value was $1,066. In addition, Conectiv owns 89,837 shares of Internet Capital Group, a Delaware corporation involved in internet commerce. As of December 31, 2001, the book value was $108. Conectiv also owns 19,398 shares of Adolor Corp., a development stage pharmaceutical company, the book value at December 31, 2001 was $348.

(b) ACETF, a Delaware limited liability company, is a financing subsidiary of ACE established to issue securitization securities. It is currently inactive.

(c) AGI owns a 4.9% limited partnership interest in Energy Investors Fund III, L.P. (Project Finance Fund), a Delaware limited partnership that invests in independent power production facilities. As of December 31, 2001, the book value was $4,138.

(d) CCI's common stock issued consists of 100 shares of common stock and 333 shares of Class B common stock. CCI is owned 60% by Conectiv and 40% by Solutions.

(e) CBI, a Delaware corporation, is a direct subsidiary of CEH established to construct a mid-merit generation plant in Bethlehem, PA.

(f) ESNE, a direct subsidiary of CMM, holds a 50% interest in an EWG project located in North East, PA.

(g) CPI holds a 4.7% limited partnership interest in Luz Solar Partners, Ltd. IV, which owns a solar powered generating station. The book value as of December 31, 2001, was $1,779. CPI owns a 27.5% limited partnership interest in UAH-Hydro Kennebec, L.P., a New York limited partnership which owns a hydro-electric project. The book value as of December 31, 2001, was $2,013.

(h) Forest Products, L.P. is a Delaware limited partnership in which Burney is the sole 1% general partner, and which is a general partner in Burney Forest Products, A Joint Venture ("BFP"). BFP is a California general partnership, which is owned by Burney and Forest Products, L.P. The partnership owns a wood-burning qualifying facility in Burney, CA. Burney's total direct and indirect ownership interest is 45%. The book value as of December 31, 2001, was $3,536.

(i)      ATE is owned 85% by Solutions and 15% by AGI.

(j) ATE owns 160 shares of common stock of Black Light Power, Inc., a development stage company that is engaged in hydrogen based energy production. As of December 31, 2001, the book value was $240.

(k) KSA owns a 94% limited partnership interest in EnerTech Capital Partners L.P. (Enertech), a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 2001 was $8,861. At December 31, 2001, KSA held an approximate 11% limited partnership interest in EnerTech Capital Partners II L.P. (Enertech II), a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 2001 was $5,465. As of December 31, 2001, KSA owned 291,584 shares of Pacwest, a California corporation involved in the telecommunications industry. The book value at December 31, 2001 was $160. In addition, KSA owns 790,838 shares of


                                      (2)

         Capstone Turbine Corporation, a company that designs, develops, assembles and sells Microturbines. The book value was $4,278 at December 31, 2001.

(l) TELP is owned by CTS (99%), as limited partner, and by AJTS (1%), as general partner.


ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

                      Item                         Acquisition or Sale   Acquirer/Seller       Consideration         Exemption
--------------------------------------------------------------------------------------------------------------------------------
Indian River Generation Station and Vienna                 Sale              Delmarva          $ 508,500,000        Section 32(c)
Generation Station
--------------------------------------------------------------------------------------------------------------------------------
Interests in Salem, Peach Bottom and Hope Creek            Sale                 ACE            $8,750,000 (1)       Section 32(c)
Nuclear Power Plants

(1) Total consideration was $11,300,000. $2,550,000 was reported in a certificate pursuant to Rule 24.


                                      (3)

Item 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES DURING 2001

                                                                      Principal Amount or
                                                                         Stated Value
                                                                         ------------
                                                Name of Company
                                               Issuing, Selling,                    Pledged,
              Name of Issuer                       Pledging         Issued and    Guaranteed,
                 and                           Guaranteeing, or        Sold       or Assumed    Date of     Proceeds    Commission
              Title of Issue                 Assuming Securities      ($000)        ($000)     Transaction   ($000)    Authorization
              --------------                 -------------------    ----------    ----------   -----------  --------  --------------
DPL
Gas Facilities Refunding Revenue Bonds               DPL              20,000                     5/10/01    20,000       Rule 52
Gas Facilities Refunding Revenue Bonds               DPL               4,500                     5/10/01     4,500       Rule 52
Pollution Control Refunding Revenue Bonds            DPL              34,500                     5/1/01     34,500       Rule 52

ACE
   Commercial Paper                                  ACE              44,950                    12/31/01     44,950      Rule 52

Various
    Surety Bonds                                   Various                          56,622      12/31/01      N/A        Rule 45

         The above do not include issuances of system companies that have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 certificate filing requirements or quarterly reporting on Form U-6B-2 or Form U-9C-3.


                                      (4)

Item 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 2001

                                   Company           Principal                                     Extinguishment
                                   Acquiring           Amount                                          (E)
                                 Redeeming or       Redeemed and                                     or Held
     Name of Issuer and            Retiring           Retired        Date of      Consideration     for further        Commission
       Title of Issue             Securities           ($000)      Transaction       ($000)        Disposition (D)    Authorization
       --------------          -----------------    ------------   -----------    -------------    ---------------    -------------
7.30% TE - Gas Facilities            DPL               20,000        07/02/01        20,400             E               Rule 42
7.15% TE - Pollution Control         DPL               34,500        07/02/01        35,190             E               Rule 42
7.15% TE - Gas Facilities            DPL                4,500        07/02/01         4,590             E               Rule 42
8.50% FMB                            DPL               22,500        07/18/01        23,893             E               Rule 42
8.15% FMB                            DPL               34,000        07/18/01        36,665             E               Rule 42
6.40% FMB                            DPL                5,000        07/18/01         5,145             E               Rule 42
7.54% MTN C                          DPL               15,700        07/18/01        16,333             E               Rule 42
7.72%MTN C                           DPL               20,000        07/18/01        21,240             E               Rule 42
7.62% MTN C                          DPL                4,000        07/18/01         4,172             E               Rule 42
7.55% MTN C                          DPL                4,000        07/18/01         4,146             E               Rule 42
8.30% MTN A                          DPL               30,500        07/18/01        33,058             E               Rule 42
6.81% MTN C                          DPL               29,000        07/19/01        28,405             E               Rule 42
7.56% MTN C                          DPL                3,000        07/20/01         3,124             E               Rule 42
6.84% MTN C                          DPL               10,000        07/20/01        10,400             E               Rule 42
9.875% MTN A                         DPL                5,000        07/25/01         5,292             E               Rule 42
9.95% MTN A                          DPL               17,500        07/25/01        18,545             E               Rule 42
9.875% MTN A                         DPL                1,000        07/25/01         1,059             E               Rule 42
9.90% MTN A                          DPL                1,500        07/25/01         1,589             E               Rule 42
9.95% MTN A                          DPL                7,000        07/25/01         7,418             E               Rule 42
9.875% MTN A                         DPL               14,000        07/25/01        14,771             E               Rule 42
7.06% MTN C                          DPL               10,000        08/01/01        10,554             E               Rule 42
7.11% MTN C                          DPL               10,000        08/14/01        10,618             E               Rule 42
5.50% Adjustable Rate Pfd.           DPL               10,200        08/14/01        10,124             E               Rule 42
5.50% Adjustable Rate Pfd.           DPL                2,885        08/14/01         2,770             E               Rule 42
5.50% Adjustable Rate Pfd.           DPL                1,785        09/28/01         1,767             E               Rule 42
N/A Auction Preferred, A             DPL               45,000        09/06/01        45,000             E               Rule 42
7.06% MTN C                          DPL               10,000        09/20/01        10,959             E               Rule 42
8.96% MTN A                          DPL                3,000        11/06/01         3,134             E               Rule 42
8.96% MTN A                          DPL               12,000        11/06/01        12,538             E               Rule 42
7.25% TE-Pollution Control           DPL                  550        12/01/01           550             E               Rule 42
7.0% MTN C                           ACE               10,000        5/15/01         10,000             E               Rule 42
6.81% MTN C                          ACE               30,000         8/1/01         30,000             E               Rule 42
6.38% TE-Pollution Control           ACE               75,000        12/3/01         75,000             E               Rule 42


                                      (5)

                              Company Acquiring                                                   Extinguishment (E)
     Name of Issuer and           Redeeming or          Shares         Date of    Consideration  or Held for further   Commission
       Title of Issue          Retiring Securities     Acquired      Transaction     ($000)        Disposition (D)    Authorization
       --------------          ------------------- ----------------  -----------  -------------  -------------------  -------------
Preferred Stock                       ACE              115,000          5/1/01       11,500             E               Rule 42


                                      (6)

Item 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

The aggregate amount of investments at December 31, 2001, in persons operating in the system's retail area are shown below. Please refer to the footnotes to
Item 1 for a description of other investments in nonsystem companies.


                     Aggregate Amount of Investments       Number of
   Name of          in Persons (Entities) Operating in      Persons                      Description of
System Company      Retail Service Area of Owner ($000)    (Entities)                  Persons or Entities
--------------      -----------------------------------    ----------                -------------------------
ACE (1)                          (2)                          (2)                    Retail Company Securities

DPL (1)                          (2)                          (2)                    Retail Company Securities


         (1) All of DPL's and ACE's investments in securities represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business

         (2) All remaining shares held by ACE and DPL are considered worthless.


                                      (7)

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 2001

         The names and positions held as of December 31, 2001 of the officers and directors of System companies is presented in the tables on the pages that follow. The principal business address of each officer and director is:

                  800 King Street
                  Wilmington, Delaware 19899

         The symbols used to indicate the positions held by officers and directors are shown in the position symbol key as follows:

         POSITION KEY CODE
         -------------------------------------

         AS - Assistant Secretary
         AT - Assistant Treasurer
         C - Controller
         CB - Chairman of the Board
         CEO - Chief Executive Officer
         CFO - Chief Financial Officer
         CIO - Chief Information Officer
         COO - Chief Operating Officer
         D -  Director
         EVP - Executive Vice President
         GC - General Counsel
         GM -General Manager
         P - President
         S - Secretary
         SVP - Senior Vice President
         T - Treasurer
         VP - Vice President


                                      (8)

Item 6, Part 1 Continued

                            ACE REIT         ATE        ACE          AGI
                           ---------      ---------   -------     ---------
Arturo F. Agra             VP,AT,AS       VP,AT,AS                VP,AT,AS
John Bagnell                                          AS
Frank Balotti
Roberta S. Brown
Robert D. Burris
Donald E. Cain
Denis M. Canty
Skip M. Castaldi                                      VP
Peter F. Clark             VP,S,GC,D      VP,S,GC,D   VP,S,GC     VP,S,GC,D
Nina J. Clements           AS             AS          AS          AS
Howard E. Cosgrove         CB,CEO,D       CB,CEO,D    CB,D        CB,CEO,D
Diana C. DeAngelis         AS             AS          AS          AS
Audrey K. Doberstein
David J. Doyle
Stacey L. Evans
Carl Fogler

                              AJTS         ASP         ATS       BING GEN    BING LTD     CONECTIV        CAG
                            ---------   ---------   ---------    ---------   ---------    --------      ---------
Arturo F. Agra              VP,AT,AS                VP,AT,AS     VP,AT,AS    VP,AT,AS                   VP,AT,AS
John Bagnell
Frank Balotti                                                                             D
Roberta S. Brown                                                                          VP            VP
Robert D. Burris                                                                          D
Donald E. Cain                                                                            VP
Denis M. Canty                                                                            VP
Skip M. Castaldi                                                                          VP
Peter F. Clark              VP,S,GC,D   VP,S,GC,D   VP,S,GC,D    VP,S,GC,D   VP,S,GC,D    VP,S,GC       VP,S,GC,D
Nina J. Clements            AS          AS          AS           AS          AS           AS            AS
Howard E. Cosgrove          CB,CEO,D    CB,CEO,D    CB,CEO,D     CB,CEO,D    CB,CEO,D     CB,CEO,D      CB,CEO,D
Diana C. DeAngelis          AS          AS          AS           AS          AS           AS            AS
Audrey K. Doberstein                                                                      D
David J. Doyle
Stacey L. Evans
Carl Fogler                 VP


                                      (9)

Item 6, Part 1 Continued

                              CBI            CCI        CDG          CEH         CESI
                           ---------      ---------   -------     ---------    ---------
Arturo F. Agra             VP,AT,AS                               VP,AT,AS     VP,AT,AS
John Bagnell
Frank Balotti
Roberta S. Brown           VP                                     VP
Robert D. Burris
Donald E. Cain
Denis M. Canty
Skip M. Castaldi
Peter F. Clark             VP,S,GC,D      VP,S,GC,D               VP,S,GC,D    VP,S,GC,D
Nina J. Clements           AS             AS                      AS           AS
Howard E. Cosgrove         CB,CEO,D       CB,CEO,D                CB,CEO,D     CB,CEO,D
Diana C. DeAngelis         AS             AS                      AS           AS
Audrey K. Doberstein
David J. Doyle
Stacey L. Evans                                                                AS
Carl Fogler




                              CMM        COSC          CPI         CRP         CSI
                           ---------   ---------    ---------   ---------    ---------
Arturo F. Agra             VP,AT,AS    VP,AT,AS
John Bagnell
Frank Balotti
Roberta S. Brown           VP
Robert D. Burris
Donald E. Cain                                                  VP
Denis M. Canty
Skip M. Castaldi
Peter F. Clark             VP,S,GC,D   VP,S,GC,D    VP,S,GC,D   VP,S,GC      VP,S,GC,D
Nina J. Clements           AS          AS           AS          AS           AS
Howard E. Cosgrove         CB,CEO,D    CB,CEO,D     CB,CEO,D    CB,CEO,D     CB,CEO,D
Diana C. DeAngelis         AS          AS           AS          AS           AS
Audrey K. Doberstein
David J. Doyle
Stacey L. Evans
Carl Fogler


                                      (10)

Item 6, Part 1 Continued

                           SOLUTIONS         CTS       DCI I       DCI II        BURNEY
                           ---------      ---------   ---------   ---------    ---------
Arturo F. Agra             VP,AT,AS       VP,AT,AS                             VP,AT,AS
John Bagnell
Frank Balotti
Roberta S. Brown
Robert D. Burris
Donald E. Cain
Denis M. Canty
Skip M. Castaldi
Peter F. Clark             VP,S,GC,D      VP,S,GC,D   VP,S,GC,D   VP,S,GC,D    VP,S,GC,D
Nina J. Clements           AS             AS          AS                       AS
Howard E. Cosgrove         CB,CEO,D       CB,CEO,D    CB,CEO,D    CB,CEO,D     CB,CEO,D
Diana C. DeAngelis         AS             AS          AS          AS           AS
Audrey K. Doberstein
David J. Doyle
Stacey L. Evans
Carl Fogler                               VP



                              DPL         KSA        PED GEN     VIN GEN      VIN LTD
                           --------    --------     ---------   ---------    ---------
Arturo F. Agra                                      VP,AT,AS    VP,AT,AS     VP,AT,AS
John Bagnell
Frank Balotti
Roberta S. Brown           VP
Robert D. Burris
Donald E. Cain
Denis M. Canty
Skip M. Castaldi
Peter F. Clark             VP,S,GC,    AS,D         VP,S,GC,D   VP,S,GC,D    VP,S,GC,D
Nina J. Clements           AS          AS           AS          AS           AS
Howard E. Cosgrove         CB,CEO,D    CB,CEO,D     CB,CEO,D    CB,CEO,D     CB,CEO,D
Diana C. DeAngelis         AS          AS           AS          AS           AS
Audrey K. Doberstein
David J. Doyle                         D
Stacey L. Evans
Carl Fogler


                                      (11)

Item 6, Part 1 Continued

                               ACE REIT         ATE        ACE          AGI        AJTS
                               --------       -------     ------      -------     -------
Robert Gabbard
Sarah I. Gore
Barbara S. Graham              SVP, CIO       SVP,CIO     D           SVP,CIO     SVP,CIO
Gary L. Hanson                                            AS,AT
Cyrus H. Holley
David F. Hughes
James B. Jacoby
Donna Kinzel                                              AT
Albert F. Kirby
John. W. Land                                             VP
James P. Lavin                 C              C           C           C           C
George F. MacCormick
James M. MacDonald
D. Bruce McClenathan                                                              VP
Richard B. McGlynn
Bernard J. Morgan
I.S. Outerbridge


                                ASP         ATS       BING GEN     BING LTD    CONECTIV        CAG
                              -------     -------     --------     --------    --------      -------
Robert Gabbard                                                                       VP
Sarah I. Gore                                                                   D
Barbara S. Graham             SVP,CIO     SVP,CIO     SVP,CIO      SVP,CIO      SVP,CIO      SVP,CIO
Gary L. Hanson
Cyrus H. Holley                                                                 D
David F. Hughes                           VP
James B. Jacoby
Donna Kinzel                                                                    AT
Albert F. Kirby                                                                 VP           VP
John. W. Land                 VP                                                VP
James P. Lavin                C           C           C            C            C            C
George F. MacCormick                                                            D
James M. MacDonald
D. Bruce McClenathan                      VP                                                 VP
Richard B. McGlynn                                                              D
Bernard J. Morgan                                                               D
I.S. Outerbridge


                                      (12)

Item 6, Part 1 Continued

                                 CBI            CCI        CDG          CEH        CESI
                               -------        -------     -------     -------     -------
Robert Gabbard                                                                    VP
Sarah I. Gore
Barbara S. Graham              SVP,CIO        SVP,CIO     SVP,CIO     SVP,CIO     SVP
Gary L. Hanson
Cyrus H. Holley

David F. Hughes
James B. Jacoby                                                                   GM
Donna Kinzel
Albert F. Kirby                VP                         VP          VP          VP
John. W. Land
James P. Lavin                 C              C           C           C           C
George F. MacCormick
James M. MacDonald
D. Bruce McClenathan           VP                         VP          VP          VP
Richard B. McGlynn
Bernard J. Morgan
I.S. Outerbridge


                                 CMM        COSC         CPI          CRP          CSI
                               -------     -------     -------      ---------    -------
Robert Gabbard
Sarah I. Gore
Barbara S. Graham              SVP,CIO     SVP,CIO     SVP,CIO      SVP,CIO,D    SVP,CIO
Gary L. Hanson
Cyrus H. Holley

David F. Hughes                            VP
James B. Jacoby
Donna Kinzel                                                                     AT
Albert F. Kirby                VP
John. W. Land                                          VP           VP
James P. Lavin                 C           C           C            C            C
George F. MacCormick
James M. MacDonald
D. Bruce McClenathan           VP          VP
Richard B. McGlynn
Bernard J. Morgan
I.S. Outerbridge


                                      (13)

Item 6, Part 1 Continued

                               SOLUTIONS        CTS       DCI I       DCI II       BURNEY
                               ---------      -------     -------     ------      -------
Robert Gabbard
Sarah I. Gore
Barbara S. Graham              SVP,CIO        SVP,CIO     SVP,CIO     SVP,D       SVP,CIO
Gary L. Hanson
Cyrus H. Holley
David F. Hughes
James B. Jacoby
Donna Kinzel
Albert F. Kirby
John. W. Land
James P. Lavin                 C              C           C           C           C
George F. MacCormick
James M. MacDonald
D. Bruce McClenathan                          VP
Richard B. McGlynn
Bernard J. Morgan
I.S. Outerbridge


                                 DPL         KSA       PED GEN      VIN GEN      VIN LTD
                               ---------   --------    -------      -------      -------
Robert Gabbard
Sarah I. Gore
Barbara S. Graham              SVP,CIO,D   SVP         SVP,CIO      SVP,CIO      SVP,CIO
Gary L. Hanson                 AT,AS
Cyrus H. Holley
David F. Hughes
James B. Jacoby
Donna Johns
Donna Kinzel                   AT
Albert F. Kirby
John. W. Land                  VP
James P. Lavin                 C           C           C            C            C
George F. MacCormick
James M. MacDonald                         D (alt.)
D. Bruce McClenathan
Richard B. McGlynn
Bernard J. Morgan                          AS
I.S. Outerbridge                           S


                                      (14)

Item 6, Part 1 Continued

                               ACE REIT         ATE       ACE           AGI         AJTS
                              ---------      ---------   ------      ---------    ---------
Michael J. Ratchford
Philip S. Reese               VP,T           VP,T        VP,T        VP,T         VP,T
Joseph M. Rigby                                          P, COO
Susan S. Seipel
Thomas E. Shaw                P,COO          P,COO       D           P,COO        P,COO
William H. Spence             SVP            SVP                     SVP          SVP
Leslie Thomas-Dawson
Louis A. Tonelli
John C. van Roden Jr.         SVP,CFO,D      SVP,CFO,D   CFO,D       SVP,CFO,D    SVP,CFO,D
David M. Velazquez
J. Mack Wathen                                           AS,AT
James C. Weller                                          VP
Nathan L. Wilson                                         AS
M. Howard Yourinson




                                ASP         ATS        BING GEN     BING LTD   CONECTIV         CAG
                             ---------   ---------    ---------    ---------   --------      ---------
Michael J. Ratchford                                                           VP
Philip S. Reese              VP,T        VP,T         VP,T         VP,T        VP,T          VP,T
Joseph M. Rigby                                                                SVP
Susan S. Seipel
Thomas E. Shaw               P,COO       P,COO        P,COO        P,COO       P,COO         P,COO
William H. Spence                        SVP                                   SVP           SVP
Leslie Thomas-Dawson
Louis A. Tonelli
John C. van Roden Jr.        SVP,CFO,D   SVP,CFO,D    SVP,CFO,D    SVP,CFO,D   SVP,CFO       SVP,CFO,D
David M. Velazquez
J. Mack Wathen
James C. Weller                                                                VP
Nathan L. Wilson
M. Howard Yourinson


                                      (15)

Item 6, Part 1 Continued

                                CBI             CCI        CDG          CEH         CESI
                              -------        ---------   ------      ---------    ---------
Michael J. Ratchford
Philip S. Reese               VP,T           VP,T        VP,T        VP,T         VP,T
Joseph M. Rigby
Susan S. Seipel
Thomas E. Shaw                P,COO,D                    P,COO       P,COO        P,COO
William H. Spence             SVP                        SVP         SVP          SVP
Leslie Thomas-Dawson
Louis A. Tonelli                                                                  AT
John C. van Roden Jr.         SVP,CFO        SVP,CFO,D   SVP,CFO,D   SVP,CFO,D    SVP,CFO,D
David M. Velazquez                                                                VP
J. Mack Wathen
James C. Weller
Nathan L. Wilson                                                                  AS
M. Howard Yourinson


                                CMM        COSC          CPI          CRP        CSI
                             ---------   ---------    ---------    ---------   ---------
Michael J. Ratchford
Philip S. Reese              VP,T        VP,T         VP,T         VP,T        VP,T
Joseph M. Rigby
Susan S. Seipel
Thomas E. Shaw               P,COO       P,COO        P            P,COO,D     P
William H. Spence            SVP         SVP
Leslie Thomas-Dawson
Louis A. Tonelli
John C. van Roden Jr.        SVP,CFO,D   SVP,CFO,D    SVP,CFO,D    SVP,CFO,D   SVP,CFO,D
David M. Velazquez
J. Mack Wathen
James C. Weller
Nathan L. Wilson
M. Howard Yourinson


                                      (16)

Item 6, Part 1 Continued

                              SOLUTIONS         CTS        DCI I       DCI II       BURNEY
                              ---------      ---------   ---------   ---------    ---------
Michael J. Ratchford
Philip S. Reese               VP,T           VP,T        VP,T        VP,T         VP,T
Joseph M. Rigby
Susan S. Seipel                                                      VP,D
Thomas E. Shaw                P              P,COO       P,COO       P            P
William H. Spence             SVP            SVP                                  SVP
Leslie Thomas-Dawson                                                 AS,D
Louis A. Tonelli
John C. van Roden Jr.         SVP,CFO,D      SVP,CFO,D   SVP,CFO,D   SVP,CFO,D    SVP,CFO,D
David M. Velazquez
J. Mack Wathen
James C. Weller
Nathan L. Wilson
M. Howard Yourinson

                                  DPL         KSA       PED GEN      VIN GEN    VIN LTD
                              ---------   ---------    ---------    ---------   ---------
Michael J. Ratchford
Philip S. Reese               VP,T        T            VP,T         VP,T        VP,T
Joseph M. Rigby               SVP
Susan S. Seipel
Thomas E. Shaw                P,COO,D     P            P            P           P
William H. Spence                                      SVP          SVP         SVP
Leslie Thomas-Dawson
Louis A. Tonelli
John C. van Roden Jr.         SVP,CFO,D   SVP,CFO,D    SVP,CFO,D    SVP,CFO,D   SVP,CFO,D
David M. Velazquez
J. Mack Wathen                AT,AS
James C. Weller               VP
Nathan L. Wilson              AS
M. Howard Yourinson                       VP


                                      (17)

PART II. FINANCIAL CONNECTIONS OF DIRECTORS AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 2001

See Item 6, Part III (a) below.

ITEM 6, PART III (a). COMPENSATION OF DIRECTORS AND OFFICERS

                             EXECUTIVE COMPENSATION

     (conforms with presentations in Conectiv's Form 10-K for the year ended December 31, 2001 and in Delmarva Power and Light Company's Form 10-K for
                       the year ended December 31, 2001)

            The following table shows information regarding the compensation earned during the last three years by the Company's Chief Executive Officer and by the Company's other four most highly compensated executive officers for the fiscal year ending December 31, 2001:

                      TABLE 1 -- SUMMARY COMPENSATION TABLE

                                                                                           Long Term Compensation
                                                                                     ---------------------------------
                                                  Annual Compensation                        Awards            PAYOUTS
                                         ----------------------------------------   -----------------------    -------
                                                                                    Restricted
                                                       Variable                       Stock      Securities      LTIP     All Other
    Name and Principal                               Compensation    Other Annual     Awards     Underlying    Payouts  Compensation
         Position                Year    Salary (1)   (Bonus) (2)    Compensation      (3)         Options       (4)        (5)
         --------                ----    ----------   -----------    ------------      ---         -------       ---        ---
H. E. Cosgrove                   2001     $650,000     $261,300           0          $310,500      169,600         --     $106,950
   Chairman of the Board and     2000     $600,000     $248,400           0          $271,875      124,000         --     $ 17,682
   Chief Executive Officer       1999     $600,000     $217,500           0          $187,500       57,000                $ 18,204

T. S. Shaw                       2001     $425,000     $142,375           0          $245,000       68,800         --     $ 60,935
   President and Chief           2000     $354,700     $122,500           0          $150,000       51,900         --     $ 10,606
   Operating Officer             1999     $325,000     $120,000           0          $291,500       26,000                $  8,258

J. C. van Roden
   Senior Vice President and     2001     $294,700     $ 90,535           0          $106,750       39,300         --     $ 23,569
   Chief Financial Officer       2000     $275,000     $ 85,400           0          $ 90,625       34,700         --     $  8,406
                                 1999     $250,000     $ 72,500           0                --      170,000         --     $  8,342

B. S. Graham                     2001     $274,800     $120,032           0          $ 36,225       36,700         --     $ 47,886
   Senior Vice President         2000     $262,500     $115,920           0          $ 90,625       33,100         --     $  7,971
                                 1999     $250,000     $ 72,500           0          $ 62,750       14,000                $  7,504

W. H. Spence                     2001     $239,900     $500,944           0          $ 26,725       32,000         --     $ 42,429
   Senior Vice President,        2000     $198,100     $ 85,520           0          $ 22,238       28,500         --     $  6,021
   Energy                        1999           --     $ 71,159           0                --        8,000         --           --


      1. In 2001, Mr. Cosgrove and Mr. Shaw were paid approximately an additional $37,000 and $16,000, respectively, for unused vacation.

      2. The target award is 60% of annualized salary for Mr. Cosgrove, 50% for Mr. Shaw, 45% for Mr. van Roden, 40% for Mrs. Graham and 30% for Mr. Spence. For 1999, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred and reported above as a 2000 Restricted Stock Award, as follows: H. E. Cosgrove ($435,000 bonus with $217,500 purchasing Restricted Stock Units (which we refer to as RSU's)); T. S. Shaw ($240,000 bonus with $120,000 purchasing RSU's); J. C. van Roden ($145,000 bonus with $72,500 purchasing RSU's); B. S. Graham ($145,000 bonus with $72,500 purchasing RSU's); W. H. Spence ($88,949 bonus with $17,790 purchasing RSU's). For 2000, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred, as follows: H. E. Cosgrove ($496,800 bonus with $248,400 purchasing RSU's); T. S. Shaw ($245,000 bonus with $122,500 purchasing RSU's);
            J. C. van Roden ($170,800 bonus with $85,400 purchasing RSU's); B.
            S. Graham ($144,900 bonus with $28,980 purchasing RSU's); W. H. Spence ($106,900 bonus with $21,380 purchasing RSU's). For 2001, the dollar value of the bonus reported has been reduced by the portion of the bonus deferred, as follows: H. E. Cosgrove ($522,600 bonus with $261,300 purchasing RSU's); T. S. Shaw ($284,750 bonus with $142,375 purchasing RSU's); J. C. van Roden ($181,071 bonus with $90,536 purchasing RSU's); B. S. Graham ($150,040 bonus with $30,008 purchasing RSU's); W. H.Spence ($163,680 bonus with

            $32,736 purchasing RSU's. In addition, in 2001, Mr. Spence received a $370,000 retention bonus related to the Conectiv/Pepco Merger.

      3. A mandatory 20% of the bonus (reported in this Table as "Variable Compensation") and any additional portion of the bonus that an executive elects to defer (up to an additional 30%) is deferred for at least three years under the Management Stock Purchase Program (which we refer to as MSPP) and used to purchase RSU's at a 20% discount. The dollar value of RSU's deferred under MSPP in 2001 (inclusive of the discounted portion), based on the fair market value at the award date, was as follows: H. E. Cosgrove ($310,500 of which $62,100 is the discount); T. S. Shaw ($245,000 of which $49,000 is the discount); J. C. van Roden ($106,750 of which $21,350 is the discount); B. S. Graham ($36,225 of which $7,245 is the discount); W. H. Spence ($26,725 of which $5,345 is the discount). At the end of 2001, the number and value of the aggregate restricted stock holdings (including RSU's, Performance Accelerated Restricted Stock (which we refer to as PARS) and special grants) for the individuals identified in the Summary Compensation Table were as follows: for Mr. Cosgrove, 86,536 restricted stock holdings valued at $2,119,267; for Mr. Shaw, 59,132 restricted stock holdings valued at $1,448,143; for Mr. van Roden 20,359 restricted stock holdings valued at $498,592; for Mrs. Graham 23,042 restricted stock holdings valued at $564,299; for Mr. Spence 10,299 restricted stock holdings valued at $252,223.

      4. As of December 31, 2001, Mr. Cosgrove held 55,100 shares of restricted stock (with grants of 8,500 for 1999, 16,600 for 2000 and 20,000 for 2001); Mr. Shaw held 31,100 shares of restricted stock (with grants of 12,000 for 1999, 7,000 for 2000 and 8,100 for 2001);
            Mr. van Roden held 12,300 shares of restricted stock (3,000 for 1999, 4,700 for 2000 and 4,600 for 2001); Mrs. Graham held 15,300 shares of restricted stock (with grants of 2,500 for 1999, 4,500 for 2000 and 4,300 for 2001); and Mr. Spence held 8,300 shares of restricted stock (with grants of 1,400 for 1999, 1,900 for 2000 and 3,800 for 2001). No new grants of Dividend Equivalent Units (which we refer to as DEU's) were made to executives in 2001. For the years prior to 2001, Mr. Cosgrove received DEU grants of 28,500 for 1999, 62,000 for 2000; Mr. Shaw received DEU grants of 13,000 for 1999, 25,950 for 2000; Mr. van Roden received DEU grants of 10,000 for 1999, 17,350 for 2000; Mrs. Graham received DEU grants of 7,000 for 1999, 16,550 for 2000; Mr. Spence received DEU grants of 4,000 for 1999, 6,850 for 2000. All DEU's granted in years prior to 2001 lapsed following the dividend declared in the fourth quarter of 2000, which was payable in January of 2001. Dividends paid on DEU's for 1999 were as follows: Mr. Cosgrove, $48,263, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Shaw, $18,975, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. van Roden, $8,250, all of which was deferred into the Conectiv Deferred Compensation Plan; and Mrs. Graham, $14,025, all of which was deferred into the Conectiv Deferred Compensation Plan. Dividends paid on DEU's for 2000 were as follows:
            Mr. Cosgrove, $92,400, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Shaw, $37,367, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Van Roden, $20,251, all of which was deferred into the Conectiv Deferred Compensation Plan; Mrs. Graham, $25,883, all of which was deferred into the Conectiv Deferred Compensation Plan; and Mr. Spence, $10,901. Dividends paid on DEU's for 2001 were as follows: Mr. Cosgrove, $26,510, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Shaw, $10,769, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Van Roden, $6,017, all of which was deferred into the Conectiv Deferred Compensation Plan; Mrs. Graham, $7,381, all of which was deferred into the Conectiv Deferred Compensation Plan; and Mr. Spence, $3,102. Dividends on shares of restricted stock and DEU's are accrued at the same rate as that paid to all holders of common stock. Holders of restricted stock are entitled to receive dividends as, if and when declared.

      5. The amount of All Other Compensation for each of the named executive officers for fiscal year 2001 includes the following: Mr. Cosgrove, $3,250 in Company matching contributions to the Company's Savings and Investment Plan, $16,250 in Company matching contributions to the Conectiv Deferred Compensation Plan, $5,110 in term life insurance premiums paid by the Company, $17,347 in financial planning services and related taxes, and $64,993 as a result of the conversion from a split dollar life insurance coverage to a term life insurance plan; for Mr. Shaw, $3,187 in Company matching contributions to the Company's Savings and Investment Plan, $9,562 in Company matching contributions to the Conectiv Deferred Compensation Plan, $1,627 in term life insurance premiums paid by the Company, $15,769 in financial planning services and related taxes, and $30,790 as a result of the conversion from a split dollar life insurance coverage to term life insurance plan; for Mr. van Roden, $5,100 in Company matching contributions to the Company's Savings and Investment Plan, $2,250 in Company matching contributions to the Conectiv Deferred Compensation Plan, $1,039 in term life insurance premiums paid by the Company, and $15,180 in financial planning services and related taxes; for Mrs. Graham, $5,100 in Company matching contributions to the Company's Savings and Investment Plan, $3,150 in Company matching contributions to the Conectiv Deferred Compensation Plan, $1,364 in term life insurance premiums paid by the Company, $14,829 in financial planning services and related taxes, and $23,443 as a result of the conversion from a split dollar life insurance coverage to a term life insurance plan; for Mr. Spence, $5,100 in Company matching contributions to the Company's Savings and Investment Plan, $2,100 in Company matching contributions to the Conectiv Deferred Compensation Plan, $400 in term life insurance premiums paid by the Company, $14,829 in financial planning services and related taxes, and $20,000 as a result of the conversion from a split dollar life insurance coverage to a term life insurance plan.

                TABLE 2 -- OPTION GRANTS IN LAST FISCAL YEAR (1)

                   Number of       % of Total
                   Securities        Options
                   Underlying      Granted to     Exercise                   Grant Date
                    Options       Employees in      Price      Expiration     Present
     Name          Granted (#)     Fiscal Year     ($/Sh)         Date        Value (3)
     ----          -----------     -----------     ------         ----        ---------
H. E. Cosgrove     169,600 (2)          25%       $19.53125      1/2/11       $581,219

T. S. Shaw          68,800 (2)          10%       $19.53125      1/2/11       $235,778

J. C. van Roden     39,300 (2)           6%       $19.53125      1/2/11       $134,681

B. S. Graham        36,700 (2)         5.5%       $19.53125      1/2/11       $125,771

W. H. Spence        32,000 (2)           5%       $19.53125      1/2/11       $109,664


      1.    Currently, the Company does not grant stock appreciation rights.

      2. Denotes Nonqualified Stock Options. Unless vesting is accelerated under the terms of Conectiv's Long-Term Incentive Plan (which we refer to as LTIP), one-half of such Options vest and are exercisable at end of second year from date of grant. Second one-half vest and are exercisable at end of third year from date of grant.

      3. Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $19.53125, equal to the Fair Market Value as of date of grant,
            (b) an option term of ten years, (c) risk-free rate of return of 5.00%, (d) volatility of 20.00%, and (e) dividend yield of 4.75%.

           TABLE 3 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                        Number of Securities      Value of Unexercised in-
                     Shares                            Underlying Unexercised             the-Money
                    Acquired           Value           Options at FY-End (2)        Options at FY-End (1)
     NAME          On Exercise    Realized ($)(1)    Exercisable/Unexercisable    Exercisable/Unexercisable
     ----          -----------    ---------------    -------------------------    -------------------------
H. E. Cosgrove          0                0                  94,400/622,100           $ 129,156/2,324,729
T. S. Shaw              0                0                  33,000/283,700           $  36,045/1,002,657
J. C. van Roden         0                0                  10,000/234,000           $     2,400/508,363
B. S. Graham            0                0                  27,000/226,800           $    34,605/693,004
W. H. Spence            0                0                   11,000/64,500           $    13,656/385,574


      1. The closing price for the Company's common stock as reported by the New York Stock Exchange on December 31, 2001 was $24.49. Any value in the options is based on the difference between the exercise price of the options and the value at the time of the exercise (e.g., $24.49 as of the close of business on December 31, 2001), which difference is multiplied by the number of exercisable options.

      2. All of the unexercisable options listed on Table 3 are in the money. Unless vesting is accelerated under the terms of Conectiv's LTIP, none of the unexercised options may be exercised earlier than two years from date of grant for regular, non-performance based options and nine and one half years from date of grant for performance based options (subject to accelerated vesting for favorable stock price performance).

        TABLE 4 -- LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                           Performance Period
                                 Number of Restricted       Until Maturation
                   NAME               Shares (#)              Or Payout (1)
             H. E. Cosgrove         20,000 shares                1/2/08
             T. S. Shaw              8,100 shares                1/2/08
             J. C. van Roden         4,600 shares                1/2/08
             B. S. Graham            4,300 shares                1/2/08
             W. H. Spence            3,800 shares                1/2/08

      1. Awards of PARS were made to all of the named executive officers. The payout of shares of PARS may potentially be "performance accelerated." Restrictions may lapse any time after 3 years (i.e., after January 2, 2004) upon achievement of favorable stock price performance goals. In the absence of such favorable performance, restrictions lapse after 7 years (i.e., January 2, 2008), provided that at least a defined level of average, total return to stockholders is achieved (and subject to vesting upon a change in control as described under "Change in Control Severance Agreements and Other Provisions Relating to Possible Change in Control" below). As of December 31, 2001, Mr. Cosgrove's 20,000 PARS were valued at $489,800, Mr. Shaw's 8,100 PARS were valued at $198,369, Mr. van Roden's 4,600 PARS were valued at $112,654, Mrs. Graham's 4,300 PARS were valued at $105,307 and Mr. Spence's 3,800 PARS were valued at $93,062. These values are based on the December 31, 2001 closing stock price of $24.49.


                                  PENSION PLAN

      The Conectiv Retirement Plan includes the Cash Balance Pension Plan and certain "grandfathering" provisions relating to the Delmarva Retirement Plan and the Atlantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retirement Plan are limited by the application of federal tax laws also receive benefits from the Supplemental Executive Retirement Plan.

CASH BALANCE PENSION PLAN

            The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. Annually, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base pay, overtime and bonuses, depending on the participant's age at the end of the plan year, as follows:

                 AGE AT END OF PLAN YEAR                        % OF PAY
                 -----------------------                        --------
                 Under 30                                          5
                 30 to 34                                          6
                 35 to 39                                          7
                 40 to 44                                          8
                 45 to 49                                          9
                 50 and over                                      10


            These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by participants under the former Delmarva Retirement Plan and Atlantic Retirement Plan are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant's initial cash balance account. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

SUPPLEMENTAL RETIREMENT BENEFITS

            Supplemental retirement benefits are provided to certain employees, including each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under federal tax laws and regulations.

ESTIMATED RETIREMENT BENEFITS PAYABLE TO NAMED EXECUTIVES OFFICERS

            The following table shows the estimated retirement benefits, including supplemental retirement benefits under the plans applicable to the named executives, that would be payable if he or she were to retire at normal retirement age (65), expressed in the form of a lump sum payment. Years of service credited to each named executive officer as of his or her normal retirement date are as follows: Mr. Cosgrove -- 42; Mrs. Graham -- 30; Mr. Shaw -- 41, Mr. Van Roden -- 16, and Mr. Spence -- 35.

  Name                        Year of 65th Birthday              Lump Sum Value
  ----                        ---------------------              --------------
  H. E. Cosgrove              2008                               $9,863,000
  B. S. Graham                2013                               $2,057,000
  T. S. Shaw                  2012                               $5,341,000
  J. C. van Roden             2014                               $1,056,000(1)
  W. H. Spence                2022                               $2,340,000(1)


1. Amounts include (i) interest credits for cash balances projected to be 5.32% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 2001, under retirement plans then applicable to the named executive officer. Benefits are not subject to any offset for Social Security payments or other offset amounts and assume no future increases in base pay or total pay.

      Under the Conectiv Retirement Plan's grandfathering provisions, employees who participated in the Delmarva Retirement Plan or Atlantic Retirement Plan and who met certain age and service requirements as of December 31, 1998, will have retirement benefits for all years of service up to retirement calculated according to their original benefit formula. This benefit will be compared to the cash balance account and the employee will receive the higher benefit. Estimated benefits are based on the Delmarva Retirement Plan for Messrs. Cosgrove and Shaw and for Mrs. Graham. Estimated benefits are based on the Cash Balance Pension Plan for Messrs. van Roden and Spence (neither of whom was grandfathered into the Delmarva Retirement Plan). The amount of benefit under such grandfathering is illustrated in the following table:


                            DELMARVA RETIREMENT PLAN
                               PENSION PLAN TABLE

            ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION AND
                        YEARS OF SERVICE CLASSIFICATION

AVERAGE ANNUAL EARNINGS FOR THE 5
CONSECUTIVE YEARS OF EARNINGS THAT
RESULT IN THE HIGHEST AVERAGE            15 YRS.         20 YRS.         25 YRS.         30 YRS.         35 YRS.
-----------------------------            -------         -------         -------         -------         -------
$  100,000                              $  24,000       $  32,000       $  40,000       $  48,000       $  56,000
   200,000 (1)                             48,000          64,000          80,000          96,000         112,000
   300,000 (1)                             72,000          96,000         120,000         144,000(2)      168,000(2)
   400,000 (1)                             96,000         128,000         160,000(2)      192,000(2)      224,000(2)
   500,000 (1)                            120,000         160,000(2)      200,000(2)      240,000(2)      280,000(2)
   600,000 (1)                            144,000(2)      192,000(2)      240,000(2)      288,000(2)      336,000(2)
   700,000 (1)                            168,000(2)      224,000(2)      280,000(2)      336,000(2)      392,000(2)
   800,000 (1)                            192,000(2)      256,000(2)      320,000(2)      384,000(2)      448,000(2)
   900,000 (1)                            216,000(2)      288,000(2)      360,000(2)      432,000(2)      504,000(2)
 1,000,000 (1)                            240,000(2)      320,000(2)      400,000(2)      480,000(2)      560,000(2)
 1,100,000 (1)                            264,000(2)      352,000(2)      440,000(2)      528,000(2)      616,000(2)
 1,200,000 (1)                            288,000(2)      384,000(2)      480,000(2)      576,000(2)      672,000(2)

(1) Effective January 1, 2001 annual compensation recognized may not exceed $170,000.

(2)   For 2001, the annual limit on annual benefits is $140,000.

            Benefits are payable in the form of a 50% joint and surviving spouse annuity or lump sum. Earnings include base salary, overtime and bonus.

                   CHANGE IN CONTROL SEVERANCE AGREEMENTS AND
             OTHER PROVISIONS RELATING TO POSSIBLE CHANGE IN CONTROL

            Conectiv has entered into change in control severance agreements with Messrs. Cosgrove, Shaw, van Roden, Spence, and Mrs. Graham and two other senior executives. The agreements are intended to encourage the continued dedication of Conectiv's senior management team. The agreements provide benefits for these executives upon actual or constructive termination of employment (other than for cause) following a change in control of Conectiv, as defined in the agreements. Each affected executive would receive a severance payment equal to three times base salary and bonus, medical, dental, vision, group life and disability benefits for three years after termination of employment, and a cash payment equal to the actuarial equivalent of accrued pension credits equal to 36 months of additional service.

      In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, variable compensation deferred under the MSPP will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Personnel and Compensation Committee. For the Deferred Compensation Plan, this Committee may decide to distribute all deferrals in cash immediately or continue the deferral elections of participants, in which case Conectiv will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any trust established by reason of this provision.

             EXECUTIVE COMPENSATION - ATLANTIC CITY ELECTRIC COMPANY

  (conforms with presentation in Atlantic City Electric Company's Form 10-K for
                       the year ended December 31, 2001)

            The following table shows information regarding the compensation earned during the past year by the ACE President and by the Company's other four most highly compensated executive officers for the fiscal year ending December 31, 2001.

                      TABLE 1 -- SUMMARY COMPENSATION TABLE

                                                                                       Long Term Compensation
                                                                                 ----------------------------------
                                                 Annual Compensation                      Awards            PAYOUTS
                                        --------------------------------------   ------------------------   -------
                                                                                 Restricted
                                                     Variable                       Stock      Securities    LTIP       All Other
NAME AND PRINCIPAL POSITION      Year    Salary    Compensation   Other Annual     Awards      Underlying   PAYOUTS   COMPENSATION
                                  (1)      (2)      (Bonus) (3)   Compensation       (4)         Options      (5)          (6)
                                  ---      ---      -----------   ------------       ---         -------      ---          ---
J. M. Rigby, President           2001   $239,600     $428,567          0           $ 21,950       32,000        --       $22,285
                                 2000   $182,800     $ 70,240          0           $ 12,500       28,500        --       $ 4,884

J. C. van Roden, Senior Vice     2001   $294,700     $ 90,535          0           $106,725       39,300        --       $23,569
President                        2000   $275,000     $ 85,400          0           $ 90,625       34,700        --       $ 8,406

J. C. Weller, Vice President     2001   $171,500     $ 33,501          0           $ 43,125       13,100        --       $ 3,923
                                 2000   $158,794     $ 34,500          0           $ 41,000       11,100        --       $ 4,429

J. M. Castaldi, Vice President   2001   $130,900     $ 30,192          0           $  9,025        7,500        --       $ 3,856
                                 2000   $126,000     $ 28,880          0           $      0        6,800        --       $ 4,580

J. M. Wathen, Director           2001   $125,300     $ 17,180          0           $ 21,000        7,200        --       $ 3,874
                                 2000   $120,000     $ 16,800          0           $ 20,571        6,500        --       $ 4,362

      1. This group of executive officers was appointed as of June 2000 and, therefore, only compensation for years 2000 and 2001 is listed.

      2. In 2001 and 2000, Mr. Castaldi was paid an additional $3,528 and $6,057, respectively, for unused vacation.

      3. The target award is 40% of annualized salary for Mr. Rigby, 45% for Mr. Van Roden, 30% for Mr. Weller, 20% for Mr. Castaldi and 20% for Mr. Wathen. For 2000, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred, as follows:
            J. M Rigby ($87,800 bonus with $17,560 purchasing Restricted Stock Units ("RSU's")); J. C. van Roden ($170,800 bonus with $85,400 purchasing RSU's); J. C. Weller ($69,000 bonus with $34,500 purchasing RSU's); J. M. Castaldi ($36,100 bonus with $7,220 purchasing RSU's); and J. M. Wathen ($33,600 bonus with $16,800 purchasing RSU's). For 2001, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred, as follows: J. M. Rigby ($157,133 bonus with $78,567 purchasing RSU's);
            J. C. van Roden ($181,071 bonus with $90,536 purchasing RSU's); J.
            C. Weller ($67,001 bonus with $33,501 purchasing RSU's); J. M. Castaldi ($37,740 bonus with $7,548 purchasing RSU's); and J. M. Wathen ($34,360 bonus with $17,180 purchasing RSU's). In addition, in 2001, Mr. Rigby received a $350,000 retention bonus related to the Conectiv/Pepco merger.

      4. A mandatory 20% of the bonus (reported in this Table as "Variable Compensation") and any additional portion of the bonus that an executive elects to defer (up to an additional 30%) is deferred for at least three years under the Management Stock Purchase Program ("MSPP") and used to purchase RSU's at a 20% discount. The dollar value of RSU's deferred under MSPP in 2001 (inclusive of the discounted portion), based on the fair market value at the award date, was J. M. Rigby ($21,950 of which $4,390 is the discount); J.
            C. van Roden ($106,750 of which $21,350 is the discount); J. C. Weller ($43,125 of which $8,625 is the discount); J. M. Castaldi ($9,025 of which $1,805 is the discount); and J. M. Wathen ($21,000 of which $4,200 is the discount). At the end of 2001, the number and value of the aggregate restricted stock holdings (including RSU's, Performance Accelerated Restricted Stock ("PARS") and special grants) valued at $24.49, the closing stock price on December 31, 2001, for the individuals identified in the Summary Compensation Table was as follows: for Mr. Rigby, 9,007 restricted stock holdings valued at $220,581; for Mr. Van Roden, 20,539 restricted stock holdings valued at $498,592; for Mr. Weller, 8,935 restricted stock holdings valued at $218,818; for Mr. Castaldi 2,269 restricted stock holdings valued at $55,568; and for Mr. Wathen 4,797 restricted stock holdings valued at $117,479.

      5. As of December 31, 2001, Mr. Rigby held 7,600 shares of restricted stock (with grants of 1,600 for 2000 and 3,800 for 2001); Mr. Van Roden held 12,300 shares of restricted stock (with grants of 4,700 for 2000 and 4,600 for 2001); Mr. Weller held 5,500 shares of restricted stock (with grants of 1,500 for 2000 and 1,500 for 2001); Mr. Castaldi held 1,900 shares of restricted stock (with grants of 1,000 for 2000 and 900 for 2001); and Mr. Wathen held 3,100 shares of restricted stock (with grants of 900 for 2000 and 800 for 2001). No new grants of Dividend Equivalent Units ("DEU's") were made to executives in 2001. For the year 2000, Mr. Rigby received DEU grants of 5,750; Mr. Van Roden received DEU grants of 17,350; Mr. Weller received DEU grants of 5,550; Mr. Castaldi received DEU grants of 3,400; and Mr Wathen received DEU grants of 3,250. All DEU's granted in years prior to 2001 lapsed following the dividend declared in the fourth quarter of 2000, which was payable in January of 2001. Dividends paid on DEU's for 2000 were as follows: Mr. Rigby, $9,075, $5,280 of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Van Roden, $20,251, all of which was deferred into the Conectiv Deferred Compensation Plan; Mr. Weller, $9,691; Mr. Castaldi $2,244, and Mr. Wathen, $5,665, $3,520 of which was deferred into the Conectiv Deferred Compensation Plan. Dividends on shares of restricted stock and DEU's are accrued at the same rate as that paid to all holders of common stock. Holders of restricted stock are entitled to receive dividends as, if and when declared.

      6. The amount of All Other Compensation for each of the named executive officers for fiscal year 2001 include the following: Mr. Rigby, $4,500 in Company matching contributions to the Company's Savings and Investment Plan, $2,700 in Company matching to the Company's Deferred Compensation Plan, $257 in term life insurance premiums paid by the Company and $14,828 in financial planning services and related taxes; for Mr. van Roden, $5,100 in Company matching contributions to the Company's Savings and Investment Plan, $2,250 in Company matching contributions to the Conectiv Deferred Compensation Plan, $1,039 in term life insurance premiums paid by the Company, and $15,180 in financial planning services and related taxes; for Mr. Weller, $3,218 in Company matching contributions to the Company's Savings and Investment Plan, and $705 in term life insurance premiums paid by the Company; for Mr. Castaldi, $3,175 in Company matching contributions to the Company's Savings and Investment Plan, and $681 in term life insurance premiums paid by the Company; and for Mr. Wathen, $3,526 in Company matching contributions to the Company's Savings and Investment Plan and $348 in term life insurance premiums paid by the Company.

                 TABLE 2 - OPTION GRANTS IN LAST FISCAL YEAR (1)

                     Number of        % of Total
                     Securities         Options
                     Underlying        Granted to       Exercise                      Grant Date
                      Options         Employees in        Price        Expiration      Present
NAME                 Granted (#)       FISCAL YEAR       ($/Sh)           DATE        Value (3)
----                 -----------       -----------       ------           ----        ---------
J.M. RIGBY            32,000 (2)           5%           $19.53125        1/2/11        $109,664

J.C.VAN RODEN         39,300 (2)           6%           $19.53125        1/2/11        $134,681

J.C. WELLER           13,100 (2)           2%           $19.53125        1/2/11        $ 44,894

J.M. CASTALDI          7,500 (2)           1%           $19.53125        1/2/11        $ 25,703

J.M. WATHEN            7,200 (2)           1%           $19.53125        1/2/11        $ 25,703


      1.    Currently, the Company does not grant stock appreciation rights.

      2. Denotes Nonqualified Stock Options. One-half of such Options vest and are exercisable at the end of the second year from date of grant. Second one-half vest and are exercisable at end of the third year from the date of grant.

      3. Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $19.53125, equal to the Fair Market Value as of date of grant (b) an option term of ten years (c) risk-free rate of return of 5.00%
            (d) volatility of 20.00% and (e) dividend yield of 4.75%.

            TABLE 3 - AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                  Number of Securities         Value of Unexercised in-
                           Shares                                Underlying Unexercised               the-Money
                          Acquired             Value             Options at FY-End (2)          Options at FY-End (1)
NAME                     ON EXERCISE      Realized ($)(1)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                     -----------      ---------------      -------------------------      -------------------------
J. M. Rigby                   0                  0                      9,000/63,500              $   10,598/385,334
J. C. van Roden               0                  0                    10,000/234,000                   2,400/508,363
J. C. Weller                  0                  0                     17,700/35,200              $   11,870/153,795
J. M. Castaldi                0                  0                          0/14,300              $         0/91,098
J. M. Wathen                  0                  0                      6,000/15,700              $     7,065/87,712


      1. The closing price for the Company's common stock as reported by the New York Stock Exchange on December 31, 2001 was $24.49. Any value in the options is based on the difference between the exercise price of the options and the value at the time of the exercise (e.g., $24.49 as of the close of business on December 31, 2001), which difference is multiplied by the number of options exercised.

      2. All of the unexercisable options listed on Table 3 are in the money except for Mr. Weller's, of which 27,700 out of 35,200 unexercisable options are in the money. Unless vesting is accelerated under the terms of Conectiv's Long-Term Incentiv Plan ("LTIP"), none of the remaining options may be exercised earlier than two years from date of grant for regular, non-performance based options and nine and one half years from date of grant for performance based options (subject to accelerated vesting for favorable stock price performance).

      TABLE 4 - LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR (1)

                                   Number of Restricted       Performance Period
                                          Shares               Until Maturation
          NAME                             (#)                   Or Payout (1)
          ----                             ---                   -------------
          J. M. Rigby                  3,800 shares                 1/2/08
          J. C. van Roden              4,600 shares                 1/2/08
          J. C. Weller                 1,500 shares                 1/2/08
          J. M. Castaldi                 900 shares                 1/2/08
          J. M. Wathen                   800 shares                 1/2/08

1. Awards of PARS were made to all of the named executive officers. The payout of shares of PARS may potentially be "performance accelerated." Restrictions may lapse any time after 3 years (i.e., after January 2, 2004) upon achievement of favorable stock price performance goals. In the absence of such favorable performance or accelerated vesting under the terms of Conectiv's LTIP, restrictions lapse after 7 years (i.e., January 2, 2008), provided that at least a defined level of average, total return to stockholders is achieved. As of December 31, 2001, Mr. Rigby's 3,800 PARS were valued at $93,062, Mr.van Roden's 4,600 PARS were valued at $112,654, Mr. Weller's 1,500 PARS were valued at $36,735, Mr. Castaldi's 900 PARS were valued at $22,041, and Mr Wathen's 800 PARS were valued at $19,592. These values are based on the December 31, 2001 closing stock price of $24.49.

                                  PENSION PLAN

      The Conectiv Retirement Plan includes the Cash Balance Pension Plan and certain "grandfathering" provisions relating to the Delmarva Retirement Plan and the Atlantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retirement Plan are limited by the application of federal tax laws also receive benefits from the Supplemental Executive Retirement Plan.

CASH BALANCE PENSION PLAN

      The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. Annually, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base pay, overtime and bonuses, depending on the participant's age at the end of the plan year, as follows:

                 AGE AT END OF PLAN YEAR                                % OF PAY
                 -----------------------                                --------
                 Under 30                                                  5
                 30 to 34                                                  6
                 35 to 39                                                  7
                 40 to 44                                                  8
                 45 to 49                                                  9
                 50 and over                                              10

      These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by participants under the former Delmarva Retirement Plan and Atlantic Retirement Plan are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant's initial cash balance account. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

SUPPLEMENTAL RETIREMENT BENEFITS

      Supplemental retirement benefits are provided to certain employees, including each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under federal tax laws and regulations.

ESTIMATED RETIREMENT BENEFITS PAYABLE TO NAMED EXECUTIVES OFFICERS

      The following table shows the estimated retirement benefits, including supplemental retirement benefits under the plans applicable to the named executives, that would be payable if he or she were to retire at normal retirement age (65), expressed in the form of a lump sum payment. Years of service credited to each named executive officer as of his or her normal retirement date are as follows: Mr. Rigby -- 43, Mr. van Roden -- 16, Mr. Weller -- 21, Mr. Castaldi -- 42, and Mr. Wathen -- 27.

  Name                            Year of 65th Birthday           Lump Sum Value
  ----                            ---------------------           --------------
  J. M. Rigby                     2021                            $2,152,000(1)
  J. C. van Roden                 2014                            $1,056,000(1)
  J. C. Weller                    2014                            $  530,000(1)
  J. M. Castaldi                  2012                            $1,206,000(1)
  J. M. Wathen                    2020                            $  733,000(1)

(1) Amounts include (i) interest credits for cash balances projected to be 5.32% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 2001, under retirement plans then applicable to the named executive officer. Benefits are not subject to any offset for Social Security payments or other offset amounts and assume no future increases in base pay or total pay.

      Under the Conectiv Retirement Plan's grandfathering provisions, employees who participated in the Delmarva or Atlantic Retirement Plans and who met certain age and service requirements as of January 1, 1999, will have retirement benefits for all years of service up to the earlier of December 31, 2008, or retirement calculated according to their original benefit formula. This benefit will be compared to the cash balance account and the employee will receive, whichever is greater. For years after December 31, 2008, all participants' benefits will be calculated under the cash balance plan. Current actuarial estimates and assumptions indicate that all five of the above executives will receive retirement benefits based on the Cash Balance Pension Plan.

                   CHANGE IN CONTROL SEVERANCE AGREEMENTS AND
             OTHER PROVISIONS RELATING TO POSSIBLE CHANGE IN CONTROL

      For the executive officers of ACE, Conectiv has entered into change in control severance agreements with Messrs. Rigby and van Roden. The agreements are intended to encourage the continued dedication of Conectiv's senior management team. The agreements provide potential benefits for these executives upon actual or constructive termination of employment (other than for cause) following a change in control of Conectiv, as defined in the agreements. Each affected executive would receive a severance payment equal to three times base salary and bonus, medical, dental, vision, group life and disability benefits for three years after termination of employment, and a cash payment equal to the actuarial equivalent of accrued pension credits equal to 36 months of additional service.

      In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, variable compensation deferred under the Management Stock Purchase Program will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Personnel and Compensation Committee. For the Deferred Compensation Plan, this Committee may decide to distribute all deferrals in cash immediately or continue the deferral elections of participants, in which case Conectiv will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any trust established by reason of this provision.

ITEM 6, PART III (b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT.

      The following table shows the number of shares of Conectiv Common Stock and Class A Common Stock beneficially owned as of December 31, 2001 by:

- Each person or company that we know beneficially owns more than 5% of the outstanding shares of Conectiv Common Stock or Class A Common Stock;

-     Each member of the Conectiv Board of Directors;

- Each Executive Officer of Conectiv whose compensation is listed in the Summary Compensation Table in Item 6, Part III (a) above;

-     The Directors and Executive Officers of Conectiv as a group.

                                                                 SHARES OF          SHARES OF CLASS A
                                                            COMMON STOCK (1)(2)      COMMON STOCK (1)
                                                            -------------------      ----------------
INCUMBENT DIRECTORS:

Class I - Term Expiring in 2002
  R. Franklin Balotti                                              11,323                     0
  Richard B. McGlynn                                                9,083                   522
  Cyrus H. Holley                                                   4,373                   724

Class II - Term Expiring in 2003
  Robert D. Burris                                                  7,848                     0
  Sarah I. Gore                                                     8,152                     0
  George F. MacCormack                                              4,513                     0

Class III - Term Expiring in 2004
  Howard E. Cosgrove                                              179,882(3)                  0
  Audrey K. Doberstein                                              9,643                     0
  Bernard J. Morgan                                                10,138                   618

OTHER EXECUTIVE OFFICERS: (3)

  Thomas S. Shaw, President and Chief Operating Officer            77,852(3)                  0

  John C. van Roden, Senior Vice President
    and Chief Financial Officer                                    32,098(3)                  0

  Barbara S. Graham, Senior Vice President                         46,518(3)                  0

  William H. Spence, Senior Vice President                         16,953(3)                  0


      As of December 31, 2002, all current Directors and executive officers as a group (13 persons) owned beneficially 418,376 shares of Conectiv Common Stock, representing 0.5% of the shares of Conectiv Common Stock outstanding and 1,864 shares of Conectiv Class A Common Stock, representing 0.03% of the shares of Conectiv Class A Common Stock outstanding. Conectiv is not aware of any person or company that beneficially owns more than 5% of the outstanding shares of Conectiv Common Stock or Conectiv Class A Common Stock.

(1) Each of the individuals listed beneficially owned less than 1% of Conectiv's outstanding Common Stock (including Conectiv Common Stock and Conectiv Class A Common Stock.)

(2) Includes shares owned beneficially by Mr. Cosgrove and other executive officers of Conectiv pursuant to the Conectiv Savings and Investment Plan (including Payroll-Based Employee Stock Ownership Plan and Employee Stock Ownership Plan), Deferred Compensation Plan and Conectiv Incentive Compensation Plan.

(3) Includes 55,100 shares for Mr. Cosgrove, 23,000 shares for Mr. Shaw, 12,300 shares for Mr. Van Roden, 15,300 shares for Mrs. Graham, and 8,300 shares for Mr. Spence of Performance Accelerated Restricted Stock (which we refer to as PARS). Unless the restrictions lapse under the terms of Conectiv's Long-Term Incentive Plan (which we refer to as the LTIP), the number of shares actually earned will depend on meeting pre-determined financial performance measures related to stockholder value at the end of the seven-year restriction period.

ITEM 6, PART III(c). CONTRACTS AND TRANSACTIONS.

None.

ITEM 6, PART III(d). INDEBTEDNESS.

None.

ITEM 6, PART III(e). PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENT.

See Item 6, Part III (a) above.

ITEM 6, PART III(f). DIRECTORS AND OFFICERS RIGHTS TO INDEMNITY.

Provisions for indemnification of directors and executive officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

Insurance is purchased for Conectiv's directors and executive officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies Conectiv and its subsidiary companies against any amounts paid by them as allowed by corporate law or By-Laws of Conectiv to covered directors and executive officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

PART I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

          None.

PART II.  Expenditures for any citizens group or public relations counsel.

NAME OF                                                              ACCOUNTS       AMOUNT
COMPANY       NAME OF RECIPIENT                 PURPOSE              CHARGED        ($000)
-------       -----------------                 -------              -------        ------
                                         General public
Conectiv      Stanton Communications     relations consulting     Admin. & Gen.       345

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I. Intercompany Contracts.

                                        Serving      Receiving      2001 Compensation
           Transaction                  Company       Company            ($000)
           -----------                  -------       -------            ------
Sublease of water rights                  DPL           CDG                 *
Operating and maintenance services        COSC          ATS                 *
Labor                                     ATS           COSC                *
Meter reading services                    MAS           ACE                 *

Note: All of the above contracts were still in existence as of December 31, 2001.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Act.

PART II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any director or executive officer is a partner or owns 5% or more of any class of equity securities.

          None.

PART III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

          None.


ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I (a). Location of and interest in Exempt Wholesale Generators (EWGs)

      Conectiv holds a 100% indirect interest in CMM, which is an EWG. CMM is in the process of constructing combined-cycle generating plants. CMM is located at 800 King Street, Wilmington, Delaware.

      Conectiv holds a 100% indirect interest in CBI, which is an EWG. CBI is in the process of constructing combined-cycle generating plants in Bethlehem, PA. CBI is located at 800 King Street, Wilmington, Delaware.

      CMM holds a 50% interest in ESNE. ESNE is an EWG Project located in North East, Pennsylvania.

PART I (b). Type and amount of capital invested in EWGs

      CMM and CBI are financed entirely with intercompany debt. CMM's investment in ESNE consists of a $0.5 million capital contribution and a $11.5 million demand note.

PART 1 (c) Debt to equity ratio and earnings of EWGs

      The ratio is not applicable for CMM and CBI since they are 100% debt financed. ESNE's debt ratio as of December 31, 2001 was approximately 90%.

PART 1 (d) Service, sales or construction contracts

      None

PART II Organizational Chart

      See Exhibit H and Item 1.

PART III Aggregate Investment in EWGs

      As of December 31, 2001, Conectiv's investment in EWGs amounted to $275.4 million. Conectiv's aggregate investment in its public utility companies was $1,732.1 million as of December 31, 2001. The ratio of investment in EWGs to investment in public utility companies was 15.9%.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

                                                                                          Page Ref
                                                                                          --------
                           CONSOLIDATING FINANCIAL STATEMENTS

         CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2001
    Conectiv and Subsidiaries                                                               F-1A
    Delmarva Power & Light Company and Subsidiaries                                         F-1B
    Atlantic City Electric Company and Subsidiaries                                         F-1C
    Conectiv Properties and Investments, Inc. and Subsidiaries                              F-1D
    Conectiv Energy Holding Company and Subsidiaries                                        F-1E
    Conectiv Communications, Inc. and Subsidiary                                            F-1F
    Conectiv Solutions LLC and Subsidiaries                                                 F-1G
    Conectiv Services, Inc and Subsidiaries                                                 F-1H
    Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-1I
    Atlantic Generation, Inc. and Subsidiaries                                              F-1J
    Haymoor LLC and Subsidiary                                                              F-1K

                   CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2001
    Conectiv and Subsidiaries                                                               F-2A
    Delmarva Power & Light Company and Subsidiaries                                         F-2B
    Atlantic City Electric Company and Subsidiaries                                         F-2C
    Conectiv Properties and Investments, Inc. and Subsidiaries                              F-2D
    Conectiv Energy Holding Company and Subsidiaries                                        F-2E
    Conectiv Communications, Inc                                                            F-2F
    Conectiv Solutions LLC and Subsidiaries                                                 F-2G
    Conectiv Services, Inc and Subsidiaries                                                 F-2H
    Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-2I
    Atlantic Generation, Inc. and Subsidiaries                                              F-2J

       CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001
    Conectiv and Subsidiaries                                                               F-3A
    Delmarva Power & Light Company and Subsidiaries                                         F-3B
    Atlantic City Electric Company and Subsidiaries                                         F-3C
    Conectiv Properties and Investments, Inc. and Subsidiaries                              F-3D
    Conectiv Energy Holding Company and Subsidiaries                                        F-3E
    Conectiv Communications, Inc. and Subsidiary                                            F-3F
    Conectiv Solutions LLC and Subsidiaries                                                 F-3G
    Conectiv Services, Inc and Subsidiaries                                                 F-3H
    Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-3I
    Atlantic Generation, Inc. and Subsidiaries                                              F-3J
    Haymoor LLC and Subsidiary                                                              F-3K

                CONSOLIDATING STATEMENT OF RETAINED EARNINGS FOR THE YEAR
                                ENDED DECEMBER 31, 2001
    Conectiv and Subsidiaries                                                               F-4A
    Delmarva Power & Light Company and Subsidiaries                                         F-4B
    Atlantic City Electric Company and Subsidiaries                                         F-4C
    Conectiv Properties and Investments, Inc. and Subsidiaries                              F-4D
    Conectiv Energy Holding Company and Subsidiaries                                        F-4E
    Conectiv Communications and Subsidiary, Inc.                                            F-4F
    Conectiv Solutions LLC and Subsidiaries                                                 F-4G
    Conectiv Services, Inc and Subsidiaries                                                 F-4H
    Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-4I
    Atlantic Generation, Inc. and Subsidiaries                                              F-4J
    Haymoor LLC and Subsidiary                                                              F-4K

       SELECTED FINANCIAL INFORMATION FOR COMPANIES ACCOUNTED FOR BY EQUITY METHOD

    Multiple Companies                                                                      F-5


Consolidated Notes 1 through 27, pages II-41 through II-81, to the Consolidated Financial Statements of Conectiv's 2001 Form 10-K filed on March 19, 2002 are incorporated herein by reference.

Consolidated Notes 1 through 21, pages II-22 through II-42, to the Consolidated Financial Statements of Atlantic City Electric Company's 2001 Form 10-K filed on March 27, 2002 are incorporated herein by reference.

Consolidated Notes 1through 20, pages II-22 through II-40, to the Consolidated Financial Statements of Delmarva Power & Light Company's 2001 Form 10-K filed on March 27, 2002 are incorporated herein by reference.

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)



                                                                               ELIMINATIONS
                                                              TOTAL             RECLASSES &          CONECTIV               DPL
                                                            CONECTIV          CONSOLIDATIONS          PARENT           CONSOLIDATED
                                                           -----------         -----------         -----------         -----------
OPERATING REVENUES
   Electric                                                $ 1,948,203         $  (146,487)        $        --         $ 1,059,100
   Gain on sale of electric plants                             221,224                  --                  --             221,224
    Gas                                                        229,497              (1,125)                 --             230,622
    Other services                                             (22,323)           (283,039)                 --              22,144
                                                           -----------         -----------         -----------         -----------
                                                             2,376,601            (430,651)                 --           1,533,090
                                                           -----------         -----------         -----------         -----------


OPERATING EXPENSES
    Electric fuel and purchased energy and capacity          1,190,141             (93,283)                 --             646,872
    Gas purchased                                              126,642             (52,024)                 --             178,666
    Other services' cost of sales                              (24,877)            (45,399)                 --              20,522
    Operation and maintenance                                  398,868            (245,205)             17,513             162,343
    Depreciation and amortization                              199,819               7,239                  --              95,307
    Taxes other than income taxes                               69,078                  37                 151              34,382
    Deferred expenses of basic generation service             (143,190)                 --                  --                  --
                                                           -----------         -----------         -----------         -----------
                                                             1,816,481            (428,635)             17,664           1,138,092
                                                           -----------         -----------         -----------         -----------
OPERATING INCOME                                               560,120              (2,016)            (17,664)            394,998
                                                           -----------         -----------         -----------         -----------

OTHER INCOME
    Other income                                                87,935              59,885                (341)             18,540
    Minority interest inc. or exp                                   --                  --                  --                  --
    Equity in  consol subs                                         184            (286,410)            286,594                  --
                                                           -----------         -----------         -----------         -----------
                                                                88,119            (226,525)            286,253              18,540
                                                           -----------         -----------         -----------         -----------

INTEREST EXPENSE
    Interest charges                                           157,077             (14,238)             42,341              63,333
    Allowance for borrowed funds used during                        --
      construction and capitalized interest                     (2,530)                 (1)             (1,047)               (701)
                                                           -----------         -----------         -----------         -----------
                                                               154,547             (14,239)             41,294              62,632
                                                           -----------         -----------         -----------         -----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                                18,734               5,428                  --               5,687
                                                           -----------         -----------         -----------         -----------

INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                        474,958            (219,730)            227,295             345,219

INCOME TAXES                                                   200,044              32,755             (20,953)            141,810
                                                           -----------         -----------         -----------         -----------

INCOME FROM CONTINUING OPERATIONS                              274,914            (252,485)            248,248             203,409

DISCONTINUED TELECOMMUNICATION OPERATIONS
    LOSS FROM OPERATIONS, NET OF INCOME TAXES                       --                  --                  --                  --
    LOSS FROM DISPOSAL, NET OF INCOME TAXES                         --                  --                  --                  --
                                                           -----------         -----------         -----------         -----------

INCOME BEFORE EXTRAORDINARY ITEMS                              274,914            (252,485)            248,248             203,409

EXTRAORDINARY ITEM                                              (2,790)                 --                  --              (2,790)
                                                           -----------         -----------         -----------         -----------

NET INCOME (LOSS)                                              272,124            (252,485)            248,248             200,619

DIVIDENDS ON PREFERRED STOCK                                        --              (6,273)                 --               3,744
                                                           -----------         -----------         -----------         -----------

EARNINGS APPLICABLE TO COMMON STOCK                        $   272,124         $  (246,212)        $   248,248         $   196,875
                                                           ===========         ===========         ===========         ===========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1A Page 1 Of 4

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                               ACE                 CPI*              CEH*
                                                           CONSOLIDATED        CONSOLIDATED      CONSOLIDATED         ASP*
                                                           -----------         ----------        ----------        ----------
OPERATING REVENUES
   Electric                                                $ 1,035,590         $       --        $       --        $       --
   Gain on sale of electric plants                                  --                 --                --                --
    Gas                                                             --                 --                --                --
    Other services                                               5,581                 --                --                --
                                                           -----------         ----------        ----------        ----------
                                                             1,041,171                 --                --                --
                                                           -----------         ----------        ----------        ----------


OPERATING EXPENSES
    Electric fuel and purchased energy and capacity            636,552                 --                --                --
    Gas purchased                                                   --                 --                --                --
    Other services' cost of sales                                   --                 --                --                --
    Operation and maintenance                                  249,247                 --                --                --
    Depreciation and amortization                               84,703                 --                --                --
    Taxes other than income taxes                               34,118                 --                --                --
    Deferred expenses of basic generation service             (143,190)                --                --                --
                                                           -----------         ----------        ----------        ----------
                                                               861,430                 --                --                --
                                                           -----------         ----------        ----------        ----------
OPERATING INCOME                                               179,741                 --                --                --
                                                           -----------         ----------        ----------        ----------

OTHER INCOME
    Other income                                                11,504                 --                --                --
    Minority interest inc. or exp                                   --                 --                --                --
    Equity in  consol subs                                          --                 --                --                --
                                                           -----------         ----------        ----------        ----------
                                                                11,504                 --                --                --
                                                           -----------         ----------        ----------        ----------

INTEREST EXPENSE
    Interest charges                                            62,166                 --                --                --
    Allowance for borrowed funds used during
      construction and capitalized interest                       (714)                --                --                --
                                                           -----------         ----------        ----------        ----------
                                                                61,452                 --                --                --
                                                           -----------         ----------        ----------        ----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                                 7,619                 --                --                --
                                                           -----------         ----------        ----------        ----------

INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                        122,174                 --                --                --

INCOME TAXES                                                    46,698                 --                --                --
                                                           -----------         ----------        ----------        ----------

INCOME FROM CONTINUING OPERATIONS                               75,476                 --                --                --

DISCONTINUED TELECOMMUNICATION OPERATIONS
    LOSS FROM OPERATIONS, NET OF INCOME TAXES                       --                 --                --                --
    LOSS FROM DISPOSAL, NET OF INCOME TAXES                         --                 --                --                --
                                                           -----------         ----------        ----------        ----------

INCOME BEFORE EXTRAORDINARY ITEMS                               75,476                 --                --                --

EXTRAORDINARY ITEM                                                  --                 --                --                --
                                                           -----------         ----------        ----------        ----------

NET INCOME (LOSS)                                               75,476                 --                --                --

DIVIDENDS ON PREFERRED STOCK                                     1,683                 --                --                --
                                                           -----------         ----------        ----------        ----------

EARNINGS APPLICABLE TO COMMON STOCK                        $    73,793         $       --        $       --        $       --
                                                           ===========         ==========        ==========        ==========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1A Page 2 Of 4

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                CCI*             SOLUTIONS*                                AGI *
                                                            CONSOLIDATED        CONSOLIDATED           CRP              CONSOLIDATED
                                                             ----------          ---------           ---------           ----------
OPERATING REVENUES
   Electric                                                  $       --          $      --          $       --           $       --
   Gain on sale of electric plants                                   --                 --                  --                   --
    Gas                                                              --                 --                  --                   --
    Other services                                                   --                 --             232,991                   --
                                                             ----------          ---------           ---------           ----------
                                                                     --                 --             232,991                   --
                                                             ----------          ---------           ---------           ----------


OPERATING EXPENSES
    Electric fuel and purchased energy and capacity                  --                 --                  --                   --
    Gas purchased                                                    --                 --                  --                   --
    Other services' cost of sales                                    --                 --                  --                   --
    Operation and maintenance                                        --                 --             214,970                   --
    Depreciation and amortization                                    --                 --              12,570                   --
    Taxes other than income taxes                                    --                 --                 390                   --
    Deferred expenses of basic generation service                    --                 --                  --                   --
                                                             ----------          ---------           ---------           ----------
                                                                     --                 --             227,930                   --
                                                             ----------          ---------           ---------           ----------
OPERATING INCOME                                                     --                 --               5,061                   --
                                                             ----------          ---------           ---------           ----------

OTHER INCOME
    Other income                                                     --                 --              (1,653)                  --
    Minority interest inc. or exp                                    --                 --                  --                   --
    Equity in  consol subs                                           --                 --                  --                   --
                                                             ----------          ---------           ---------           ----------
                                                                     --                 --              (1,653)                  --
                                                             ----------          ---------           ---------           ----------

INTEREST EXPENSE
    Interest charges                                                 --                 --               3,475                   --
    Allowance for borrowed funds used during
      construction and capitalized interest                          --                 --                 (67)                  --
                                                             ----------          ---------           ---------           ----------
                                                                     --                 --               3,408                   --
                                                             ----------          ---------           ---------           ----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                                     --                 --                  --                   --
                                                             ----------          ---------           ---------           ----------

INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                              --                 --                  --                   --

INCOME TAXES                                                         --                 --                (266)                  --
                                                             ----------          ---------           ---------           ----------

INCOME FROM CONTINUING OPERATIONS                                    --                 --                 266                   --

DISCONTINUED TELECOMMUNICATION OPERATIONS
    LOSS FROM OPERATIONS, NET OF INCOME TAXES                        --                 --                  --                   --
    LOSS FROM DISPOSAL, NET OF INCOME TAXES                          --                 --                  --                   --
                                                             ----------          ---------           ---------           ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                    --                 --                 266                   --

EXTRAORDINARY ITEM                                                   --                 --                  --                   --
                                                             ----------          ---------           ---------           ----------

NET INCOME (LOSS)                                                    --                 --                 266                   --

DIVIDENDS ON PREFERRED STOCK                                         --                 --                  --                   --
                                                             ----------          ---------           ---------           ----------

EARNINGS APPLICABLE TO COMMON STOCK                          $       --          $       --          $     266           $       --
                                                             ==========          =========           =========           ==========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1A Page 3 Of 4

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                HAYMOOR*
                                                              CONSOLIDATED
                                                               ----------
OPERATING REVENUES
   Electric                                                    $       --
   Gain on sale of electric plants                                     --
    Gas                                                                --
    Other services                                                     --
                                                               ----------
                                                                       --
                                                               ----------
OPERATING EXPENSES
    Electric fuel and purchased energy and capacity                    --
    Gas purchased                                                      --
    Other services' cost of sales                                      --
    Operation and maintenance                                          --
    Depreciation and amortization                                      --
    Taxes other than income taxes                                      --
    Deferred expenses of basic generation service                      --
                                                               ----------
                                                                       --
                                                               ----------
OPERATING INCOME                                                       --
                                                               ----------

OTHER INCOME
    Other income                                                       --
    Minority interest inc. or exp                                      --
    Equity in  consol subs                                             --
                                                               ----------
                                                                       --
                                                               ----------

INTEREST EXPENSE
    Interest charges                                                   --
    Allowance for borrowed funds used during
      construction and capitalized interest                            --
                                                               ----------
                                                                       --
                                                               ----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                                       --
                                                               ----------

INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                                --

INCOME TAXES                                                           --
                                                               ----------

INCOME FROM CONTINUING OPERATIONS                                      --

DISCONTINUED TELECOMMUNICATION OPERATIONS
    LOSS FROM OPERATIONS, NET OF INCOME TAXES                          --
    LOSS FROM DISPOSAL, NET OF INCOME TAXES                            --
                                                               ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                      --

EXTRAORDINARY ITEM                                                     --
                                                               ----------

NET INCOME (LOSS)                                                      --

DIVIDENDS ON PREFERRED STOCK                                           --
                                                               ----------

EARNINGS APPLICABLE TO COMMON STOCK                            $       --
                                                               ==========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1A Page 4 Of 4

               Delmarva Power and Light Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                              Eliminations,
                                                             Total DPL         Reclasses &              DPL                 DPL
                                                           Consolidated       Consol. Entries          Parent            Financing
                                                            -----------         -----------         -----------         -----------
OPERATING REVENUES
     Electric                                               $ 1,059,100          $       --         $ 1,059,100          $       --
     Gain on sale of electric plants                            221,224                  --         $   221,224                  --
     Gas                                                        230,622                  --             230,622                  --
     Other services                                              22,144                  --              22,144                  --
                                                            -----------         -----------         -----------         -----------
                                                              1,533,090                  --           1,533,090                  --
                                                            -----------         -----------         -----------         -----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity            646,872                  --             646,872                  --
     Gas purchased                                              178,666                  --             178,666                  --
     Other services' cost of sales                               20,522                  --              20,522                  --
     Operation and maintenance                                  162,343                  --             162,343                  --
     Depreciation and amortization                               95,307                  --              95,307                  --
     Taxes other than income taxes                               34,382                  --              34,382                  --
                                                            -----------         -----------         -----------         -----------
                                                              1,138,092                  --           1,138,092                  --
                                                            -----------         -----------         -----------         -----------
OPERATING INCOME                                                394,998                  --             394,998                  --
                                                            -----------         -----------         -----------         -----------

OTHER INCOME
     Other income                                                18,540              (5,863)             18,716               5,687
     Minority interest inc. or exp                                   --                  --                  --                  --
     Equity in  consol subs                                          --                  --                  --                  --
                                                            -----------         -----------         -----------         -----------
                                                                 18,540              (5,863)             18,716               5,687
                                                            -----------         -----------         -----------         -----------

INTEREST EXPENSE
     Interest charges                                            63,333              (5,863)             69,196                  --
     Allowance for borrowed funds used during
         construction and capitalized interest                     (701)                 --                (701)                 --
                                                            -----------         -----------         -----------         -----------
                                                                 62,632              (5,863)             68,495                  --
                                                            -----------         -----------         -----------         -----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                 5,687               5,687                  --                  --
                                                            -----------         -----------         -----------         -----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                        345,219              (5,687)            345,219               5,687

INCOME TAXES                                                    141,810                  --             141,810                  --
                                                            -----------         -----------         -----------         -----------

INCOME FROM CONTINUING OPERATIONS                               203,409              (5,687)            203,409               5,687

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                       --                  --                  --                  --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                         --                  --                  --                  --
                                                            -----------         -----------         -----------         -----------

INCOME BEFORE EXTRAORDINARY ITEMS                               203,409              (5,687)            203,409               5,687

EXTRAORDINARY ITEM (NET OF INCOME TAXES OF
$1,885)                                                          (2,790)                 --              (2,790)                 --
                                                            -----------         -----------         -----------         -----------

NET INCOME (LOSS)                                               200,619              (5,687)            200,619               5,687

DIVIDENDS ON PREFERRED STOCK                                      3,744              (5,687)              3,744               5,687
                                                            -----------         -----------         -----------         -----------

EARNINGS APPLICABLE TO COMMON STOCK                         $   196,875          $       --         $   196,875          $       --
                                                            ===========         ===========         ===========         ===========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1B Page 1 Of 2

                Atlantic City Electric Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                       Eliminations,
                                                                        Reclasses &
                                                         Total ACE        Consol           ACE             ACE             ACE
                                                       Consolidated       Entries         Parent        Capital I      Capital II
                                                        -----------     -----------     -----------     -----------    -----------
OPERATING REVENUES
     Electric                                           $ 1,035,590     $        --     $ 1,035,590     $        --    $        --
     Gas                                                         --              --              --              --             --
     Other services                                           5,581              --           5,581              --             --
                                                        -----------     -----------     -----------     -----------    -----------
                                                          1,041,171              --       1,041,171              --             --
                                                        -----------     -----------     -----------     -----------    -----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity        636,552              --         636,552              --             --
     Operation and maintenance                              249,247              --         249,247              --             --
     Depreciation and amortization                           84,703              --          84,703              --             --
     Taxes other than income taxes                           34,118              --          34,118              --             --
     Deferred expenses of basic generation service         (143,190)             --        (143,190)             --             --
                                                        -----------     -----------     -----------     -----------    -----------
                                                            861,430              --         861,430              --             --
                                                        -----------     -----------     -----------     -----------    -----------
OPERATING INCOME                                            179,741              --         179,741              --             --
                                                        -----------     -----------     -----------     -----------    -----------

OTHER INCOME
     Other income                                            11,504          (7,855)         11,740           5,775          1,844
     Minority interest inc. or exp                               --              --              --              --             --
     Equity in  consol subs                                      --              --              --              --             --
                                                        -----------     -----------     -----------     -----------    -----------
                                                             11,504          (7,855)         11,740           5,775          1,844
                                                        -----------     -----------     -----------     -----------    -----------
INTEREST EXPENSE
     Interest charges                                        62,166          (7,855)         70,021              --             --
     Allowance for borrowed funds used during
         construction and capitalized interest                 (714)             --            (714)             --             --
                                                        -----------     -----------     -----------     -----------    -----------
                                                             61,452          (7,855)         69,307              --             --
                                                        -----------     -----------     -----------     -----------    -----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                             7,619           7,619              --              --             --
                                                        -----------     -----------     -----------     -----------    -----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                    122,174          (7,619)        122,174           5,775          1,844

INCOME TAXES                                                 46,698              --          46,698              --             --
                                                        -----------     -----------     -----------     -----------    -----------

INCOME FROM CONTINUING OPERATIONS                            75,476          (7,619)         75,476           5,775          1,844

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                   --              --              --              --             --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                     --              --              --              --             --
                                                        -----------     -----------     -----------     -----------    -----------

INCOME BEFORE EXTRAORDINARY ITEMS                            75,476          (7,619)         75,476           5,775          1,844

EXTRAORDINARY ITEM                                               --              --              --              --             --
                                                        -----------     -----------     -----------     -----------    -----------

NET INCOME (LOSS)                                            75,476          (7,619)         75,476           5,775          1,844

DIVIDENDS ON PREFERRED STOCK                                  1,683          (7,619)          1,683           5,775          1,844
                                                        -----------     -----------     -----------     -----------    -----------

EARNINGS APPLICABLE TO COMMON STOCK                     $    73,793     $        --     $    73,793     $        --    $        --
                                                        ===========     ===========     ===========     ===========    ===========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1C Page 1 Of 1

           Conectiv Properties and Investments, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                              Eliminations,*
                                                               Reclasses &
                                                   Total CPI*     Consol,        CPI*
                                                 Consolidated     Entries       Parent        DCI I*        DCI II*       Burney*
                                                  ----------    ----------    ----------    ----------    ----------    ----------
OPERATING REVENUES
     Other services                               $       --    $       --    $       --    $       --    $       --    $       --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

OPERATING EXPENSES
     Other services' cost of sales                        --            --            --            --            --            --
     Operation and maintenance                            --            --            --            --            --            --
     Depreciation and amortization                        --            --            --            --            --            --
     Taxes other than income taxes                        --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
OPERATING INCOME                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

OTHER INCOME
     Other income                                         --            --            --            --            --            --
     Minority interest inc. or exp                        --            --            --            --            --            --
     Equity in  consol subs                               --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INTEREST EXPENSE
     Interest charges                                     --            --            --            --            --            --
     Allowance for borrowed funds used during
         construction and capitalized interest            --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                         --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                  --            --            --            --            --            --

INCOME TAXES                                              --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INCOME FROM CONTINUING OPERATIONS                         --            --            --            --            --            --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES            --            --            --            --            --            --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES              --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INCOME BEFORE EXTRAORDINARY ITEMS                         --            --            --            --            --            --

EXTRAORDINARY ITEM                                        --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

NET INCOME (LOSS)                                         --            --            --            --            --            --

DIVIDENDS ON PREFERRED STOCK                              --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

EARNINGS APPLICABLE TO COMMON STOCK               $       --    $       --    $       --    $       --    $       --    $       --
                                                  ==========    ==========    ==========    ==========    ==========    ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1D Page 1 Of 1

                Conectiv Energy Holding Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                        Eliminations,*
                                                                         Reclasses &
                                                           Total CEH*       Consol,          CEH*
                                                         Consolidated       Entries         Parent           CESI*           COSC*
                                                          ----------      ----------      ----------      ----------      ----------
OPERATING REVENUES
     Electric                                             $       --      $       --      $       --      $       --      $       --
     Gas                                                          --              --              --              --              --
     Gain on sale of electric plants                              --              --              --              --              --
     Other services                                               --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity              --              --              --              --              --
     Gas purchased                                                --              --              --              --              --
     Other services' cost of sales                                --              --              --              --              --
     Operation and maintenance                                    --              --              --              --              --
     Depreciation and amortization                                --              --              --              --              --
     Taxes other than income taxes                                --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
OPERATING INCOME                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

OTHER INCOME
     Other income                                                 --              --              --              --              --
     Minority interest inc. or exp                                --              --              --              --              --
     Equity in  consol subs                                       --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INTEREST EXPENSE
     Interest charges                                             --              --              --              --              --
     Allowance for borrowed funds used during
         construction and capitalized interest                    --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                 --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                          --              --              --              --              --

INCOME TAXES                                                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS                                 --              --              --              --              --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                    --              --              --              --              --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                 --              --              --              --              --

EXTRAORDINARY ITEM                                                --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

NET INCOME (LOSS)                                                 --              --              --              --              --

DIVIDENDS ON PREFERRED STOCK                                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

EARNINGS APPLICABLE TO COMMON STOCK                       $       --      $       --      $       --      $       --      $       --
                                                          ==========      ==========      ==========      ==========      ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1E Page 1 Of 2


                                                            ACE *
                                                             REIT            CAG*            CDG*            CMM*            CBI*
                                                          ----------      ----------      ----------      ----------      ----------
OPERATING REVENUES
     Electric                                             $       --      $       --      $       --      $       --      $       --
     Gas                                                          --              --              --              --              --
     Gain on sale of electric plants                              --              --              --              --              --
     Other services                                               --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity              --              --              --              --              --
     Gas purchased                                                --              --              --              --              --
     Other services' cost of sales                                --              --              --              --              --
     Operation and maintenance                                    --              --              --              --              --
     Depreciation and amortization                                --              --              --              --              --
     Taxes other than income taxes                                --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
OPERATING INCOME                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

OTHER INCOME
     Other income                                                 --              --              --              --              --
     Minority interest inc. or exp                                --              --              --              --              --
     Equity in  consol subs                                       --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INTEREST EXPENSE
     Interest charges                                             --              --              --              --              --
     Allowance for borrowed funds used during
         construction and capitalized interest                    --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                 --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                          --              --              --              --              --

INCOME TAXES                                                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS                                 --              --              --              --              --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                    --              --              --              --              --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                 --              --              --              --              --

EXTRAORDINARY ITEM                                                --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

NET INCOME (LOSS)                                                 --              --              --              --              --

DIVIDENDS ON PREFERRED STOCK                                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

EARNINGS APPLICABLE TO COMMON STOCK                       $       --      $       --      $       --      $       --      $       --
                                                          ==========      ==========      ==========      ==========      ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1E Page 2 Of 2

                  Conectiv Communications, Inc. and Subsidiary
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                         Eliminations,*                             Conectiv*
                                                       Total CCI*          Reclasses &            CCI*           Communications
                                                      Consolidated       Consol. Entries         Parent         of Virginia, Inc.
                                                       ----------          ----------          ----------          ----------
 OPERATING REVENUES
    Other services                                     $       --          $       --          $       --          $       --
                                                       ----------          ----------          ----------          ----------
                                                               --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------


OPERATING EXPENSES
    Other services' cost of sales                              --                  --                  --                  --
    Operation and maintenance                                  --                  --                  --                  --
    Depreciation and amortization                              --                  --                  --                  --
    Taxes other than income taxes                              --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------
                                                               --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------
OPERATING INCOME                                               --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

OTHER INCOME
    Other income                                               --                  --                  --                  --
    Equity in  consol subs                                     --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------
                                                               --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

INTEREST EXPENSE
    Interest charges                                           --                  --                  --                  --
    Allowance for borrowed funds used during
        construction and capitalized interest                  --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------
                                                               --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                               --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                        --                  --                  --                  --

INCOME TAXES                                                   --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

INCOME FROM CONTINUING OPERATIONS                              --                  --                  --                  --

DISCONTINUED TELECOMMUNICATION OPERATIONS
    LOSS FROM OPERATIONS, NET OF INCOME TAXES                  --                  --                  --                  --
    LOSS FROM DISPOSAL, NET OF INCOME TAXES                    --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

INCOME BEFORE EXTRAORDINARY ITEMS                              --                  --                  --                  --

EXTRAORDINARY ITEM                                             --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

NET INCOME (LOSS)                                              --                  --                  --                  --

DIVIDENDS ON PREFERRED STOCK                                   --                  --                  --                  --
                                                       ----------          ----------          ----------          ----------

EARNINGS APPLICABLE TO COMMON STOCK                    $       --          $       --          $       --          $       --
                                                       ==========          ==========          ==========          ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1F Page 1 Of 1

                    Conectiv Solutions LLC and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                            Eliminations,*
                                                         Total Solutions*     Reclasses &       Solutions*           ATE*
                                                           Consolidated     Consol. Entries       Parent         Consolidated
                                                            ----------        ----------        ----------        ----------
OPERATING REVENUES
     Electric                                               $       --        $       --        $       --        $       --
     Gas                                                            --                --                --                --
     Other services                                                 --                --                --                --
                                                            ----------        ----------        ----------        ----------
                                                                    --                --                --                --
                                                            ----------        ----------        ----------        ----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity                --                --                --                --
     Gas purchased                                                  --                --                --                --
     Other services' cost of sales                                  --                --                --                --
     Operation and maintenance                                      --                --                --                --
     Depreciation and amortization                                  --                --                --                --
     Taxes other than income taxes                                  --                --                --                --
                                                            ----------        ----------        ----------        ----------
                                                                    --                --                --                --
                                                            ----------        ----------        ----------        ----------
OPERATING INCOME                                                    --                --                --                --
                                                            ----------        ----------        ----------        ----------

OTHER INCOME
     Other income                                                   --                --                --                --
     Minority interest inc. or exp                                  --                --                --                --
     Equity in  consol subs                                         --                --                --                --
                                                            ----------        ----------        ----------        ----------
                                                                    --                --                --                --
                                                            ----------        ----------        ----------        ----------

INTEREST EXPENSE
     Interest charges                                               --                --                --                --
     Allowance for borrowed funds used during
         construction and capitalized interest                      --                --                --                --
                                                            ----------        ----------        ----------        ----------
                                                                    --                --                --                --
                                                            ----------        ----------        ----------        ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                   --                --                --                --
                                                            ----------        ----------        ----------        ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                            --                --                --                --

INCOME TAXES                                                        --                --                --                --
                                                            ----------        ----------        ----------        ----------

INCOME FROM CONTINUING OPERATIONS                                   --                --                --                --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                      --                --                --                --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                        --                --                --                --
                                                            ----------        ----------        ----------        ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                   --                --                --                --

EXTRAORDINARY ITEM                                                  --                --                --                --
                                                            ----------        ----------        ----------        ----------

NET INCOME (LOSS)                                                   --                --                --                --

DIVIDENDS ON PREFERRED STOCK                                        --                --                --                --
                                                            ----------        ----------        ----------        ----------

EARNINGS APPLICABLE TO COMMON STOCK                         $       --        $       --        $       --        $       --
                                                            ==========        ==========        ==========        ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1G Page 1 Of 2

                    Conectiv Solutions LLC and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                             Elimination*                                              CSI *
                                                             ATE/King St.          ATE*              KSA*          Consolidated
                                                              ----------        ----------        ----------        ----------
OPERATING REVENUES
     Electric                                                 $       --        $       --        $       --        $       --
     Gas                                                              --                --                --                --
     Other services                                                   --                --                --                --
                                                              ----------        ----------        ----------        ----------
                                                                      --                --                --                --
                                                              ----------        ----------        ----------        ----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity                  --                --                --                --
     Gas purchased                                                    --                --                --                --
     Other services' cost of sales                                    --                --                --                --
     Operation and maintenance                                        --                --                --                --
     Depreciation and amortization                                    --                --                --                --
     Taxes other than income taxes                                    --                --                --                --
                                                              ----------        ----------        ----------        ----------
                                                                      --                --                --                --
                                                              ----------        ----------        ----------        ----------
OPERATING INCOME                                                      --                --                --                --
                                                              ----------        ----------        ----------        ----------

OTHER INCOME
     Other income                                                     --                --                --                --
     Minority interest inc. or exp                                    --                --                --                --
     Equity in  consol subs                                           --                --                --                --
                                                              ----------        ----------        ----------        ----------
                                                                      --                --                --                --
                                                              ----------        ----------        ----------        ----------

INTEREST EXPENSE
     Interest charges                                                 --                --                --                --
     Allowance for borrowed funds used during
         construction and capitalized interest                        --                --                --                --
                                                              ----------        ----------        ----------        ----------
                                                                      --                --                --                --
                                                              ----------        ----------        ----------        ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                     --                --                --                --
                                                              ----------        ----------        ----------        ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                              --                --                --                --

INCOME TAXES                                                          --                --                --                --
                                                              ----------        ----------        ----------        ----------

INCOME FROM CONTINUING OPERATIONS                                     --                --                --                --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                        --                --                --                --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                          --                --                --                --
                                                              ----------        ----------        ----------        ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                     --                --                --                --

EXTRAORDINARY ITEM                                                    --                --                --                --
                                                              ----------        ----------        ----------        ----------

NET INCOME (LOSS)                                                     --                --                --                --

DIVIDENDS ON PREFERRED STOCK                                          --                --                --                --
                                                              ----------        ----------        ----------        ----------

EARNINGS APPLICABLE TO COMMON STOCK                           $       --        $       --        $       --        $       --
                                                              ==========        ==========        ==========        ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1G Page 2 Of 2

                    Conectiv Services, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                       Eliminations,*
                                                                         Reclasses &
                                                          Total CSI *      Consol.          CSI I*                          CTS*
                                                         Consolidated      Entries          Parent         Plumbing*    Consolidated
                                                          ----------      ----------      ----------      ----------      ----------
OPERATING REVENUES
    Electric                                              $       --      $       --      $       --      $       --      $       --
     Gas                                                          --              --              --              --              --
     Other services                                               --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------


OPERATING EXPENSES
     Electric fuel and purchased energy and capacity              --              --              --              --              --
     Gas purchased                                                --              --              --              --              --
     Other services' cost of sales                                --              --              --              --              --
     Operation and maintenance                                    --              --              --              --              --
     Depreciation and amortization                                --              --              --              --              --
     Taxes other than income taxes                                --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
OPERATING INCOME                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

OTHER INCOME
     Other income                                                 --              --              --              --              --
     Minority interest inc. or exp                                --              --              --              --              --
     Equity in  consol subs                                       --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INTEREST EXPENSE
     Interest charges                                             --              --              --              --              --
     Allowance for borrowed funds used during
         construction and capitalized interest                    --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------
                                                                  --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                                 --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                          --              --              --              --              --

INCOME TAXES                                                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS                                 --              --              --              --              --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES                    --              --              --              --              --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

INCOME BEFORE EXTRAORDINARY ITEMS                                 --              --              --              --              --

EXTRAORDINARY ITEM                                                --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

NET INCOME (LOSS)                                                 --              --              --              --              --

DIVIDENDS ON PREFERRED STOCK                                      --              --              --              --              --
                                                          ----------      ----------      ----------      ----------      ----------

EARNINGS APPLICABLE TO COMMON STOCK                       $       --      $       --      $       --      $       --      $       --
                                                          ==========      ==========      ==========      ==========      ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1H Page 1 Of 1

                Conectiv Thermal Systems, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                              Eliminations,*
                                                                Reclasses &
                                                  Total CTS*      Consol.        CTS*
                                                 Consolidated     Entries       Parent         ATS*          AJTS*         TELP*
                                                  ----------    ----------    ----------    ----------    ----------    ----------
 OPERATING REVENUES
     Other services                               $       --    $       --    $       --    $       --    $       --    $       --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------


OPERATING EXPENSES
     Other services' cost of sales                        --            --            --            --            --            --
     Operation and maintenance                            --            --            --            --            --            --
     Depreciation and amortization                        --            --            --            --            --            --
     Taxes other than income taxes                        --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
OPERATING INCOME                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

OTHER INCOME
     Other income                                         --            --            --            --            --            --
     Equity in  consol subs                               --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INTEREST EXPENSE
     Interest charges                                     --            --            --            --            --            --
     Allowance for borrowed funds used during
         construction and capitalized interest            --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                          --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                         --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                  --            --            --            --            --            --

INCOME TAXES                                              --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INCOME FROM CONTINUING OPERATIONS                         --            --            --            --            --            --

DISCONTINUED TELECOMMUNICATION OPERATIONS
     LOSS FROM OPERATIONS, NET OF INCOME TAXES            --            --            --            --            --            --
     LOSS FROM DISPOSAL, NET OF INCOME TAXES              --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

INCOME BEFORE EXTRAORDINARY ITEMS                         --            --            --            --            --            --

EXTRAORDINARY ITEM                                        --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

NET INCOME (LOSS)                                         --            --            --            --            --            --

DIVIDENDS ON PREFERRED STOCK                              --            --            --            --            --            --
                                                  ----------    ----------    ----------    ----------    ----------    ----------

EARNINGS APPLICABLE TO COMMON STOCK               $       --    $       --    $       --    $       --    $       --    $       --
                                                  ==========    ==========    ==========    ==========    ==========    ==========

        * Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-1I Page 1 Of 1

                   Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                      Eliminations,
                                                       Total AGI       Reclasses &          AGI
                                                     Consolidated    Consol. Entries      Parent           Vin LTD          Vin Gen
                                                     ------------    ---------------     ---------        ---------        ---------

OPERATING REVENUES
      Other services                                   $      --        $      --        $      --        $      --        $      --
                                                       ---------        ---------        ---------        ---------        ---------
                                                              --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 OPERATING EXPENSES
      Operation and maintenance                               --               --               --               --               --
      Depreciation and amortization                           --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------
                                                              --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------
 OPERATING INCOME                                             --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 OTHER INCOME
      Other income                                            --               --               --               --               --
      Minority interest inc. or exp                           --               --               --               --               --
      Equity in consol subs                                   --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------
                                                              --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 INTEREST EXPENSE
      Interest charges                                        --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------
                                                              --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 PREFERRED STOCK DIVIDEND
      REQUIREMENTS OF SUBSIDIARIES                            --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 INCOME FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                                     --               --               --               --               --

 INCOME TAXES                                                 --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 INCOME FROM CONTINUING OPERATIONS                            --               --               --               --               --

 DISCONTINUED TELECOMMUNICATION OPERATIONS
      LOSS FROM OPERATIONS, NET OF INCOME TAXES               --               --               --               --               --
      LOSS FROM DISPOSAL, NET OF INCOME TAXES                 --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 INCOME BEFORE EXTRAORDINARY ITEMS                            --               --               --               --               --

 EXTRAORDINARY ITEM                                           --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 NET INCOME (LOSS)                                            --               --               --               --               --

 DIVIDENDS ON PREFERRED STOCK                                 --               --               --               --               --
                                                       ---------        ---------        ---------        ---------        ---------

 EARNINGS APPLICABLE TO COMMON STOCK                   $      --        $      --        $      --        $      --        $      --
                                                       =========        =========        =========        =========        =========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                                F-1J Page 1 Of 2

                   Atlantic Generation, Inc. and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                         Bing LTD             Bing Gen              Ped Gen
                                                       -------------        -------------        -------------
OPERATING REVENUES
      Other services                                   $          --        $          --        $          --
                                                       -------------        -------------        -------------
                                                                  --                   --                   --
                                                       -------------        -------------        -------------

 OPERATING EXPENSES
      Operation and maintenance                                   --                   --                   --
      Depreciation and amortization                               --                   --                   --
                                                       -------------        -------------        -------------
                                                                  --                   --                   --
                                                       -------------        -------------        -------------
 OPERATING INCOME                                                 --                   --                   --
                                                       -------------        -------------        -------------

 OTHER INCOME
      Other income                                                --                   --                   --
      Minority interest inc. or exp                               --                   --                   --
      Equity in  consol subs                                      --                   --                   --
                                                       -------------        -------------        -------------
                                                                  --                   --                   --
                                                       -------------        -------------        -------------

 INTEREST EXPENSE
      Interest charges                                            --                   --                   --
                                                       -------------        -------------        -------------
                                                                  --                   --                   --
                                                       -------------        -------------        -------------

 PREFERRED STOCK DIVIDEND
      REQUIREMENTS OF SUBSIDIARIES                                --                   --                   --
                                                       -------------        -------------        -------------

 INCOME FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                                         --                   --                   --

 INCOME TAXES                                                     --                   --                   --
                                                       -------------        -------------        -------------

 INCOME FROM CONTINUING OPERATIONS                                --                   --                   --

 DISCONTINUED TELECOMMUNICATION OPERATIONS
      LOSS FROM OPERATIONS, NET OF INCOME TAXES                   --                   --                   --
      LOSS FROM DISPOSAL, NET OF INCOME TAXES                     --                   --                   --
                                                       -------------        -------------        -------------

 INCOME BEFORE EXTRAORDINARY ITEMS                                --                   --                   --

 EXTRAORDINARY ITEM                                               --                   --                   --
                                                       -------------        -------------        -------------

 NET INCOME (LOSS)                                                --                   --                   --

 DIVIDENDS ON PREFERRED STOCK                                     --                   --                   --
                                                       -------------        -------------        -------------

 EARNINGS APPLICABLE TO COMMON STOCK                   $          --        $          --        $          --
                                                       =============        =============        =============


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                                F-1J Page 2 Of 2

                          Haymoor LLC and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                   Eliminations,
                                                   Total Haymoor    Reclasses &       Haymoor         Conectiv
                                                    Consolidated  Consol. Entries      Parent        Energy Inc
                                                   -------------  ---------------     --------       ----------
OPERATING REVENUES
    Other services                                    $     --        $     --        $     --        $     --
                                                      --------        --------        --------        --------
                                                            --              --              --              --
                                                      --------        --------        --------        --------

OPERATING EXPENSES
    Operation and maintenance                               --              --              --              --
    Depreciation and amortization                           --              --              --              --
                                                      --------        --------        --------        --------
                                                            --              --              --              --
                                                      --------        --------        --------        --------
OPERATING INCOME                                            --              --              --              --
                                                      --------        --------        --------        --------

OTHER INCOME
    Other income                                            --              --              --              --
    Equity in  consol subs                                  --              --              --              --
                                                      --------        --------        --------        --------
                                                            --              --              --              --
                                                      --------        --------        --------        --------

INTEREST EXPENSE
    Interest charges                                        --              --              --              --
    Allowance for borrowed funds used during
         construction and capitalized interest              --              --              --              --
                                                      --------        --------        --------        --------
                                                            --              --              --              --
                                                      --------        --------        --------        --------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                            --              --              --              --
                                                      --------        --------        --------        --------

INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                     --              --              --              --

INCOME TAXES                                                --              --              --              --
                                                      --------        --------        --------        --------

INCOME FROM CONTINUING OPERATIONS                           --              --              --              --

DISCONTINUED TELECOMMUNICATION OPERATIONS
    LOSS FROM OPERATIONS, NET OF INCOME TAXES               --              --              --              --
    LOSS FROM DISPOSAL, NET OF INCOME TAXES                 --              --              --              --
                                                      --------        --------        --------        --------

INCOME BEFORE EXTRAORDINARY ITEMS                           --              --              --              --

EXTRAORDINARY ITEM                                          --              --              --              --
                                                      --------        --------        --------        --------

NET INCOME (LOSS)                                           --              --              --              --

DIVIDENDS ON PREFERRED STOCK                                --              --              --              --
                                                      --------        --------        --------        --------

EARNINGS APPLICABLE TO COMMON STOCK                   $     --        $     --        $     --        $     --
                                                      ========        ========        ========        ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                                F-1K Page 1 Of 1

                           Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                    ELIMINATIONS
                                                       TOTAL         RECLASSES &      CONECTIV          DPL             ACE
                                                      CONECTIV     CONSOLIDATIONS      PARENT      CONSOLIDATED    CONSOLIDATED
                                                     -----------   --------------    -----------   ------------    ------------
CURRENT ASSETS
    Cash and cash equivalents                        $   (54,359)    $  (620,142)    $   374,372    $   174,876     $    14,261
    Accounts receivable                                  376,815               1           1,208        204,579         167,483
    Allowance for doubtful accounts                      (25,073)              1              --        (17,270)         (7,804)
    Accounts receivable from associated companies             --         (38,223)         19,924             --              --
    Inventories, at average cost
       Fuel (coal, oil and gas)                           36,683              (1)             --         16,353          20,331
       Materials and supplies                             24,374              --              --         13,636          10,738
    Deferred energy supply costs                          25,525              --              --         25,525              --
    Prepaid income taxes                                 (71,579)       (134,904)         20,955                         41,044
    Other prepayments                                     37,871             (54)             --         35,154           1,756
                                                     -----------     -----------     -----------    -----------     -----------
    Deferred income taxes, net                            (9,287)         (9,468)             --             --             181
                                                     -----------     -----------     -----------    -----------     -----------
                                                         340,970        (802,790)        416,459        452,853         247,990

 INVESTMENTS
    Investment in leveraged leases                            --              --              --             --              --
    Funds held by trustee                                 12,116              (1)             --          4,213           3,666
    Note receivable                                           --              --              --             --              --
    Note receivable from associated companies                 --        (100,588)        100,588             --              --
    Investment in consolidated companies                 (23,144)     (2,036,932)      2,013,788             --              --
    Other investments                                      2,681              (1)          1,703            979              --
                                                     -----------     -----------     -----------    -----------     -----------
                                                          (8,347)     (2,137,522)      2,116,079          5,192           3,666
                                                     -----------     -----------     -----------    -----------     -----------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                  136,154               2              --             --         136,152
    Electric transmission and distribution             2,792,615              --              --      1,510,640       1,276,896
    Gas transmission and distribution                    291,052              (1)             --        291,053              --
    Other electric and gas facilities                    363,317              (2)             --        167,612         116,215
    Other property, plant, and equipment                  11,004               1              --          5,231           5,772
                                                     -----------     -----------     -----------    -----------     -----------
                                                       3,594,142              --              --      1,974,536       1,535,035
    Less: Accumulated depreciation                     1,368,288              (1)             --        770,287         569,495
                                                     -----------     -----------     -----------    -----------     -----------
    Net plant in service                               2,225,854               1              --      1,204,249         965,540
    Construction work-in-progress                        153,731               1              --         76,718          74,780
    Leased nuclear fuel, at amortized cost                    --              --              --             --              --
    Goodwill, net                                        327,255         261,340              --         65,915              --
                                                     -----------     -----------     -----------    -----------     -----------
                                                       2,706,840         261,342              --      1,346,882       1,040,320
                                                     -----------     -----------     -----------    -----------     -----------

 DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                           944,529              --              --         14,493         930,036
    Deferred energy supply costs                         106,259              --              --             --         106,259
    Deferred recoverable income taxes                     76,681              --              --         65,702          10,979
    Unrecovered purchased power costs                     12,490              --              --             --          12,490
    Other regulatory assets                               22,430               1              --          1,874          20,555
    Deferred debt refinancing costs                       31,317              --              --         19,879          11,438
    Deferred other postretirement benefit costs           27,482              --              --             --          27,482
    Prepaid employee benefits costs                       91,304        (100,551)             --        192,181              --
    Unamortized debt expense                              24,653              (1)          1,604         10,084          12,966
    License fees                                              --              --              --             --              --
    Other                                                 14,798              --              --          2,586           8,149
                                                     -----------     -----------     -----------    -----------     -----------
                                                       1,351,943        (100,551)          1,604        306,799       1,140,354
                                                     -----------     -----------     -----------    -----------     -----------
 TOTAL ASSETS                                        $ 4,391,406     $(2,779,521)    $ 2,534,142    $ 2,111,726     $ 2,432,330
                                                     ===========     ===========     ===========    ===========     ===========

 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2A Page 1 Of 6

                           Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                           CPI*            CEH*                            CCI*         SOLUTIONS*
                                                       CONSOLIDATED    CONSOLIDATED        ASP*        CONSOLIDATED    CONSOLIDATED
                                                       ------------    ------------      --------      ------------    ------------
CURRENT ASSETS
    Cash and cash equivalents                            $     --        $     --        $     --        $     --        $     --
    Accounts receivable                                        --              --              --              --              --
    Allowance for doubtful accounts                            --              --              --              --              --
    Accounts receivable from associated companies              --              --              --              --              --
    Inventories, at average cost
       Fuel (coal, oil and gas)                                --              --              --              --              --
       Materials and supplies                                  --              --              --              --              --
    Deferred energy supply costs                               --              --              --              --              --
    Prepaid income taxes
    Other prepayments                                          --              --              --              --              --
    Deferred income taxes, net                                 --              --              --              --              --
                                                         --------        --------        --------        --------        --------
                                                               --              --              --              --              --
                                                         --------        --------        --------        --------        --------

 INVESTMENTS
    Investment in leveraged leases                             --              --              --              --              --
    Funds held by trustee                                      --              --              --              --              --
    Note receivable                                            --              --              --              --              --
    Note receivable from associated companies                  --              --              --              --              --
    Investment in consolidated companies                       --              --              --              --              --
    Other investments                                          --              --              --              --              --
                                                         --------        --------        --------        --------        --------
                                                               --              --              --              --              --
                                                         --------        --------        --------        --------        --------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                        --              --              --              --              --
    Electric transmission and distribution                     --              --              --              --              --
    Gas transmission and distribution                          --              --              --              --              --
    Other electric and gas facilities                          --              --              --              --              --
    Other property, plant, and equipment                       --              --              --              --              --
                                                         --------        --------        --------        --------        --------
                                                               --              --              --              --              --
    Less: Accumulated depreciation                             --              --              --              --              --
                                                         --------        --------        --------        --------        --------
    Net plant in service                                       --              --              --              --              --
    Construction work-in-progress                              --              --              --              --              --
    Leased nuclear fuel, at amortized cost                     --              --              --              --              --
    Goodwill, net                                              --              --              --              --              --
                                                         --------        --------        --------        --------        --------
                                                               --              --              --              --              --
                                                         --------        --------        --------        --------        --------

 DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                                 --              --              --              --              --
    Deferred energy supply costs                               --              --              --              --              --
    Deferred recoverable income taxes                          --              --              --              --              --
    Unrecovered purchased power costs                          --              --              --              --              --
    Other regulatory assets                                    --              --              --              --              --
    Deferred debt refinancing costs                            --              --              --              --              --
    Deferred other postretirement benefit costs                --              --              --              --              --
    Prepaid employee benefits costs                            --              --              --              --              --
    Unamortized debt expense                                   --              --              --              --              --
    License fees                                               --              --              --              --              --
    Other                                                      --              --              --              --              --
                                                         --------        --------        --------        --------        --------
                                                               --              --              --              --              --
                                                         --------        --------        --------        --------        --------
 TOTAL ASSETS                                            $     --        $     --        $     --        $     --        $     --
                                                         ========        ========        ========        ========        ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2A Page 2 Of 6

                           Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                            AGI *
                                                           CRP          CONSOLIDATED
                                                         --------       ------------
CURRENT ASSETS
    Cash and cash equivalents                            $  2,274         $     --
    Accounts receivable                                     3,544               --
    Allowance for doubtful accounts                            --               --
    Accounts receivable from associated companies          18,299               --
    Inventories, at average cost
       Fuel (coal, oil and gas)                                --               --
       Materials and supplies                                  --               --
    Deferred energy supply costs                               --               --
    Prepaid income taxes                                    1,326
    Other prepayments                                       1,015               --
    Deferred income taxes, net                                                  --
                                                         --------         --------
                                                           26,458               --
                                                         --------         --------

 INVESTMENTS
    Investment in leveraged leases                             --               --
    Funds held by trustee                                   4,238               --
    Note receivable                                            --               --
    Note receivable from associated companies                  --               --
    Investment in consolidated companies                       --               --
    Other investments                                          --               --
                                                         --------         --------
                                                            4,238               --
                                                         --------         --------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                        --               --
    Electric transmission and distribution                  5,079               --
    Gas transmission and distribution                          --               --
    Other electric and gas facilities                      79,492               --
    Other property, plant, and equipment                       --               --
                                                         --------         --------
                                                           84,571               --
    Less: Accumulated depreciation                         28,507               --
                                                         --------         --------
    Net plant in service                                   56,064               --
    Construction work-in-progress                           2,232               --
    Leased nuclear fuel, at amortized cost                     --               --
    Goodwill, net                                              --               --
                                                         --------         --------
                                                           58,296               --
                                                         --------         --------

 DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                                 --               --
    Deferred energy supply costs                               --               --
    Deferred recoverable income taxes                          --               --
    Unrecovered purchased power costs                          --               --
    Other regulatory assets                                    --               --
    Deferred debt refinancing costs                            --               --
    Deferred other postretirement benefit costs                --               --
    Prepaid employee benefits costs                          (326)              --
    Unamortized debt expense                                   --               --
    License fees                                               --               --
    Other                                                   4,063               --
                                                         --------         --------
                                                            3,737               --
                                                         --------         --------
 TOTAL ASSETS                                            $ 92,729         $     --
                                                         ========         ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2A Page 3 Of 6

                           Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                           ELIMINATIONS
                                                                TOTAL       RECLASSES &     CONECTIV         DPL           ACE
                                                              CONECTIV    CONSOLIDATIONS     PARENT      CONSOLIDATED  CONSOLIDATED
                                                             -----------  --------------   -----------   ------------  ------------
CURRENT LIABILITIES
    Short-term debt                                          $ 1,039,820    $        --    $   994,869    $        --   $    44,951
    Long-term debt due within one year                           396,911             --        100,000         75,461       221,450
    Variable rate demand bonds                                   127,430             --             --        104,830        22,600
    Money pool borrowings                                             --        (30,991)            --             --            --
    Accounts payable                                             124,244            159             --         64,407        52,570
    Accounts payable to associated companies                          --        (25,433)            --         20,002         5,431
    Notes payable to associated companies                             --        (20,051)            --             --            --
    Taxes accrued                                                (15,673)      (134,904)            --        119,231            --
    Interest accrued                                              32,569             (2)         2,566         11,093        17,224
    Dividends payable                                             22,094        (19,630)        20,284         15,138         6,302
    Current capital lease obligation                                 130             --             --            130            --
    Above-market purchased energy contracts
       and other electric restructuring liabilities               16,106             --             --         15,664           442
    Deferred income taxes, net                                     1,708           (181)            --          1,889            --
    Derivative instruments                                            --             --             --             --            --
    Other                                                         91,273         (9,134)           492         46,527        40,019
                                                             -----------    -----------    -----------    -----------   -----------
                                                               1,836,612       (240,167)     1,118,211        474,372       410,989
                                                             -----------    -----------    -----------    -----------   -----------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                      88,049         45,096             --             --        36,429
    Deferred income taxes, net                                   717,757        (54,472)         1,830        290,319       470,420
    Deferred investment tax credits                               42,986             --             --         14,504        28,482
    Regulatory liability for New Jersey income tax benefit        49,262             --             --             --        49,262
    Above-market purchased energy contracts
       and other electric restructuring liabilities               85,326             --             --         68,711        16,615
    Minority interest liability                                   (3,326)        (3,326)            --             --            --
    Derivative instruments                                            --             --             --             --            --
    Other                                                         31,240        (36,416)            --         15,516        48,840
                                                             -----------    -----------    -----------    -----------   -----------
                                                               1,011,294        (49,118)         1,830        389,050       650,048
                                                             -----------    -----------    -----------    -----------   -----------

 CAPITALIZATION
    Common stock: $0.01 per share par value
       150,000,000 shares authorized; 82,957,613 shares
       outstanding                                                   830        (54,966)           830              2        54,963
    Class A common stock, $0.01 par value;
       10,000,000 shares authorized; 5,742,315 shares
       outstanding                                                    57             --             57             --
    Additional paid-in capital - - common stock                1,027,790       (623,599)     1,027,790        213,405       410,194
    Additional paid-in capital - - Class A common stock           93,738             --         93,738             --            --
    Retained (deficit) earnings                                  209,336       (521,060)       209,336        364,871       156,152
                                                             -----------    -----------    -----------    -----------   -----------
                                                               1,331,751     (1,199,625)     1,331,751        578,278       621,309
    Unearned compensation                                         (1,719)            --         (1,719)            --            --
    Accumulated other comprehensive income                          (131)        65,800        (65,931)            --            --
                                                             -----------    -----------    -----------    -----------   -----------
       Total common stockholders' equity                       1,329,901     (1,133,825)     1,264,101        578,278       621,309
    Preferred stock of subsidiaries:
       Not subject to mandatory redemption                           813        (35,001)            --         29,583         6,231
       Subject to mandatory redemption                            12,450             --             --             --        12,450
    Company obligated mandatorily redeemable preferred
       securities of subsidiary trusts holding solely
       company debentures                                        165,000             --             --         70,000        95,000
    Long-term debt                                             1,356,003             (1)       150,000        569,701       636,303
    Long-term capital lease obligation                               742             --             --            742            --
                                                             -----------    -----------    -----------    -----------   -----------
                                                               2,864,909     (1,168,827)     1,414,101      1,248,304     1,371,293
                                                             -----------    -----------    -----------    -----------   -----------

                                                             -----------    -----------    -----------    -----------   -----------
 TOTAL CAPITALIZATION AND LIABILITIES                        $ 5,712,815    $(1,458,112)   $ 2,534,142    $ 2,111,726   $ 2,432,330
                                                             ===========    ===========    ===========    ===========   ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2A Page 4 Of 6

                           Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                  CPI*          CEH*                        CCI*       SOLUTIONS*
                                                              CONSOLIDATED  CONSOLIDATED      ASP*      CONSOLIDATED  CONSOLIDATED
                                                              ------------  ------------    --------    ------------  ------------
CURRENT LIABILITIES
    Short-term debt                                             $     --      $     --      $     --      $     --      $     --
    Long-term debt due within one year                                --            --            --            --            --
    Variable rate demand bonds                                        --            --            --            --            --
    Money pool borrowings                                             --            --            --            --            --
    Accounts payable                                                  --            --            --            --            --
    Accounts payable to associated companies                          --            --            --            --            --
    Notes payable to associated companies                             --            --            --            --            --
    Taxes accrued                                                     --            --            --            --            --
    Interest accrued                                                  --            --            --            --            --
    Dividends payable                                                 --            --            --            --            --
    Current capital lease obligation                                  --            --            --            --            --
    Above-market purchased energy contracts
       and other electric restructuring liabilities                   --            --            --            --            --
    Deferred income taxes, net                                        --            --            --            --            --
    Derivative instruments                                            --            --            --            --            --
    Other                                                             --            --            --            --            --
                                                                --------      --------      --------      --------      --------
                                                                      --            --            --            --            --
                                                                --------      --------      --------      --------      --------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                          --            --            --            --            --
    Deferred income taxes, net                                        --            --            --            --            --
    Deferred investment tax credits                                   --            --            --            --            --
    Regulatory liability for New Jersey income tax benefit            --            --            --            --            --
    Above-market purchased energy contracts
       and other electric restructuring liabilities                   --            --            --            --            --
    Minority interest liability                                       --            --            --            --            --
    Derivative instruments                                            --            --            --            --            --
    Other                                                             --            --            --            --            --
                                                                --------      --------      --------      --------      --------
                                                                      --            --            --            --            --
                                                                --------      --------      --------      --------      --------

 CAPITALIZATION
    Common stock: $0.01 per share par value
       150,000,000 shares authorized; 82,957,613 shares
       outstanding                                                    --            --            --            --            --
    Class A common stock, $0.01 par value;
       10,000,000 shares authorized; 5,742,315 shares
       outstanding                                                    --            --            --            --            --
    Additional paid-in capital - - common stock                       --            --            --            --            --
    Additional paid-in capital - - Class A common stock               --            --            --            --            --
    Retained (deficit) earnings                                       --            --            --            --            --
                                                                --------      --------      --------      --------      --------
                                                                      --            --            --            --            --
    Unearned compensation                                             --            --            --            --            --
    Accumulated other comprehensive income                            --            --            --            --            --
                                                                --------      --------      --------      --------      --------
       Total common stockholders' equity                              --            --            --            --            --
    Preferred stock of subsidiaries:
       Not subject to mandatory redemption                            --            --            --            --            --
       Subject to mandatory redemption                                --            --            --            --            --
    Company obligated mandatorily redeemable preferred
       securities of subsidiary trusts holding solely
       company debentures                                             --            --            --            --            --
    Long-term debt                                                    --            --            --            --            --
    Long-term capital lease obligation                                --            --            --            --            --
                                                                --------      --------      --------      --------      --------
                                                                      --            --            --            --            --
                                                                --------      --------      --------      --------      --------

                                                                --------      --------      --------      --------      --------
 TOTAL CAPITALIZATION AND LIABILITIES                           $     --      $     --      $     --      $     --      $     --
                                                                ========      ========      ========      ========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2A Page 5 Of 6

                           Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                               AGI *
                                                                  CRP      CONSOLIDATED
                                                                -------    ------------
CURRENT LIABILITIES
    Short-term debt                                             $    --      $     --
    Long-term debt due within one year                               --            --
    Variable rate demand bonds                                       --            --
    Money pool borrowings                                        30,991            --
    Accounts payable                                              7,108            --
    Accounts payable to associated companies                         --            --
    Notes payable to associated companies                        20,051            --
    Taxes accrued                                                    --            --
    Interest accrued                                              1,688            --
    Dividends payable                                                --            --
    Current capital lease obligation                                 --            --
    Above-market purchased energy contracts
       and other electric restructuring liabilities                  --            --
    Deferred income taxes, net                                       --            --
    Derivative instruments                                           --            --
    Other                                                        13,369            --
                                                                -------      --------
                                                                 73,207            --
                                                                -------      --------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                      6,524            --
    Deferred income taxes, net                                    9,660            --
    Deferred investment tax credits                                  --            --
    Regulatory liability for New Jersey income tax benefit           --            --
    Above-market purchased energy contracts
       and other electric restructuring liabilities                  --            --
    Minority interest liability                                      --            --
    Derivative instruments                                           --            --
    Other                                                         3,300            --
                                                                -------      --------
                                                                 19,484            --
                                                                -------      --------

 CAPITALIZATION
    Common stock: $0.01 per share par value
       150,000,000 shares authorized; 82,957,613 shares
       outstanding                                                    1            --
    Class A common stock, $0.01 par value;
       10,000,000 shares authorized; 5,742,315 shares
       outstanding                                                   --            --
    Additional paid-in capital - - common stock                      --            --
    Additional paid-in capital - - Class A common stock              --            --
    Retained (deficit) earnings                                      37            --
                                                                -------      --------
                                                                     38            --
    Unearned compensation                                            --            --
    Accumulated other comprehensive income                           --            --
                                                                -------      --------
       Total common stockholders' equity                             38            --
    Preferred stock of subsidiaries:
       Not subject to mandatory redemption                           --            --
       Subject to mandatory redemption                               --            --
    Company obligated mandatorily redeemable preferred
       securities of subsidiary trusts holding solely
       company debentures                                            --            --
    Long-term debt                                                   --            --
    Long-term capital lease obligation                               --            --
                                                                -------      --------
                                                                     38            --
                                                                -------      --------

                                                                -------      --------
 TOTAL CAPITALIZATION AND LIABILITIES                           $92,729      $     --
                                                                =======      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2A Page 6 Of 6

               Delmarva Power and Light Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                        Eliminations,
                                                        Total DPL        Reclasses &           DPL               DPL
                                                      Consolidated     Consol. Entries       Parent           Financing
                                                      ------------     ---------------     -----------       -----------
CURRENT ASSETS
    Cash and cash equivalents                          $   174,876       $        --       $   174,876       $        --
    Accounts receivable                                    204,579                --           204,579                --
    Allowance for doubtful accounts                        (17,270)               --           (17,270)               --
    Accounts receivable from associated companies               --                --                --                --
    Inventories, at average cost
       Fuel (coal, oil and gas)                             16,353                --            16,353                --
       Materials and supplies                               13,636                --            13,636                --
    Deferred energy supply costs                            25,525                --            25,525                --
    Other prepayments                                       35,154                --            35,154                --
                                                       -----------       -----------       -----------       -----------
                                                           452,853                --           452,853                --
                                                       -----------       -----------       -----------       -----------

 INVESTMENTS
    Funds held by trustee                                    4,213                --             4,213                --
    Investment in consolidated companies                        --            (2,165)            2,165                --
    Other investments                                          979           (72,165)              979            72,165
                                                       -----------       -----------       -----------       -----------
                                                             5,192           (74,330)            7,357            72,165
                                                       -----------       -----------       -----------       -----------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                         --                --                --                --
    Electric transmission and distribution               1,510,640                --         1,510,640                --
    Gas transmission and distribution                      291,053                --           291,053                --
    Other electric and gas facilities                      167,612                --           167,612                --
    Other property, plant, and equipment                     5,231                --             5,231                --
                                                       -----------       -----------       -----------       -----------
                                                         1,974,536                --         1,974,536                --
    Less: Accumulated depreciation                         770,287                --           770,287                --
                                                       -----------       -----------       -----------       -----------
    Net plant in service                                 1,204,249                --         1,204,249                --
                                                       -----------       -----------       -----------       -----------
    Construction work-in-progress                           76,718                --            76,718                --
    Goodwill, net                                           65,915                --            65,915                --
                                                       -----------       -----------       -----------       -----------
                                                         1,346,882                --         1,346,882                --
                                                       -----------       -----------       -----------       -----------

 DEFERRED CHARGES AND OTHER ASSETS
    Deferred recoverable income taxes                       65,702                --            65,702                --
    Recoverable stranded cost                               14,493                --            14,493                --
    Deferred debt refinancing costs                         19,879                --            19,879                --
    Other regulatory assets                                  1,874                --             1,874                --
    Prepaid employee benefits costs                        192,181                --           192,181                --
    Unamortized debt expense                                10,084                --            10,084                --
    Other                                                    2,586                --             2,586                --
                                                       -----------       -----------       -----------       -----------
                                                           306,799                --           306,799                --
                                                       -----------       -----------       -----------       -----------
 TOTAL ASSETS                                          $ 2,111,726       $   (74,330)      $ 2,113,891       $    72,165
                                                       ===========       ===========       ===========       ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2B Page 1 Of 2

               Delmarva Power and Light Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                                     Eliminations,
                                                                      Total DPL       Reclasses &          DPL             DPL
                                                                    Consolidated    Consol. Entries      Parent         Financing
                                                                    ------------    ---------------    -----------     -----------
CURRENT LIABILITIES
  Long-term debt due within one year                                      75,461      $        --      $    75,461     $        --
  Variable rate demand bonds                                             104,830               --          104,830              --
  Accounts payable                                                        64,407               --           64,407              --
  Accounts payable to associated companies                                20,002               --           20,002              --
  Taxes accrued                                                          119,231               --          119,231              --
  Interest accrued                                                        11,093               --           11,093              --
  Other                                                                   79,348               --           79,348              --
                                                                     -----------      -----------      -----------     -----------
                                                                         474,372               --          474,372              --
                                                                     -----------      -----------      -----------     -----------

 DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes, net                                             290,319               --          290,319              --
  Deferred investment tax credits                                         14,504               --           14,504              --
  Above-market purchased energy contracts
       and other electric restructuring liabilities                       68,711               --           68,711              --
  Other                                                                   15,516               --           15,516              --
                                                                     -----------      -----------      -----------     -----------
                                                                         389,050               --          389,050              --
                                                                     -----------      -----------      -----------     -----------

 CAPITALIZATION
  Common Stock                                                                 2           (2,165)               2           2,165
  Additional paid-in capital - - common stock                            213,405               --          213,405              --
  Retained (deficit) earnings                                            364,871               --          364,871              --
                                                                     -----------      -----------      -----------     -----------
    Total common stockholders' equity                                    578,278           (2,165)         578,278           2,165
  Preferred stock of subsidiaries:
   Not subject to mandatory redemption                                    29,583               --           29,583              --
   Company obligated mandatorily redeemable preferred securities
    of subsidiary trusts holding solely company debentures                70,000               --               --          70,000
   Advances from Associated Companies                                         --          (72,165)          72,165
   Long-term debt                                                        569,701               --          569,701              --
   Long-term capital lease obligation                                        742               --              742              --
                                                                     -----------      -----------      -----------     -----------
                                                                       1,248,304          (74,330)       1,250,469          72,165
                                                                     -----------      -----------      -----------     -----------

                                                                     -----------      -----------      -----------     -----------
 TOTAL CAPITALIZATION AND LIABILITIES                                $ 2,111,726      $   (74,330)     $ 2,113,891     $    72,165
                                                                     ===========      ===========      ===========     ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2B Page 2 Of 2

                Atlantic City Electric Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                    Eliminations,
                                                     Total ACE       Reclasses &          ACE              ACE             ACE
                                                   Consolidated    Consol. Entries      Parent          Capital I      Capital II
                                                   ------------    ---------------    -----------      -----------     -----------
CURRENT ASSETS
    Cash and cash equivalents                       $    14,261      $        --      $    14,261      $        --     $        --
    Accounts receivable                                 167,483               --          167,483               --              --
    Allowance for doubtful accounts                      (7,804)              --           (7,804)              --              --
    Intercompany loan receivable (money pool)                --               --               --               --              --
    Inventories, at average cost
       Fuel (coal, oil and gas)                          20,331               --           20,331               --              --
       Materials and supplies                            10,738               --           10,738               --              --
    Prepaid income taxes                                 41,044               --           41,044               --              --
    Other prepayments                                     1,756               --            1,756               --              --
    Deferred income taxes, net                              181               --              181               --              --
                                                    -----------      -----------      -----------      -----------     -----------
                                                        247,990               --          247,990               --              --
                                                    -----------      -----------      -----------      -----------     -----------

 INVESTMENTS
    Funds held by trustee                                 3,666               --            3,666               --              --
    Investment in consolidated companies                     --           (2,938)           2,938               --              --
    Other investments                                        --          (97,938)              --           72,165          25,773
                                                    -----------      -----------      -----------      -----------     -----------
                                                          3,666         (100,876)           6,604           72,165          25,773
                                                    -----------      -----------      -----------      -----------     -----------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                 136,152               --          136,152               --              --
    Electric transmission and distribution            1,276,896               --        1,276,896               --              --
    Other electric and gas facilities                   116,215               --          116,215               --              --
    Other property, plant, and equipment                  5,772               --            5,772               --              --
                                                    -----------      -----------      -----------      -----------     -----------
                                                      1,535,035               --        1,535,035               --              --
    Less: Accumulated depreciation                      569,495               --          569,495               --              --
                                                    -----------      -----------      -----------      -----------     -----------
    Net plant in service                                965,540               --          965,540               --              --
                                                    -----------      -----------      -----------      -----------     -----------
    Construction work-in-progress                        74,780               --           74,780               --              --
    Leased nuclear fuel, at amortized cost                   --               --               --               --              --
                                                    -----------      -----------      -----------      -----------     -----------
                                                      1,040,320               --        1,040,320               --              --
                                                    -----------      -----------      -----------      -----------     -----------

 DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                          930,036               --          930,036               --              --
    Deferred energy supply costs                        106,259               --          106,259               --              --
    Deferred recoverable income taxes                    10,979               --           10,979               --              --
    Unrecovered purchased power costs                    12,490               --           12,490               --              --
    Other regulatory assets                              20,555               --           20,555               --              --
    Deferred debt refinancing costs                      11,438               --           11,438               --              --
    Deferred other postretirement benefit costs          27,482               --           27,482               --              --
    Unamortized debt expense                             12,966               --           12,966               --              --
    Other                                                 8,149               --            8,149               --              --
                                                    -----------      -----------      -----------      -----------     -----------
                                                      1,140,354               --        1,140,354               --              --
                                                    -----------      -----------      -----------      -----------     -----------
 TOTAL ASSETS                                       $ 2,432,330      $  (100,876)     $ 2,435,268      $    72,165     $    25,773
                                                    ===========      ===========      ===========      ===========     ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2C Page 1 Of 2

                Atlantic City Electric Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                         Eliminations,
                                                           Total ACE      Reclasses &         ACE            ACE            ACE
                                                         Consolidated   Consol. Entries     Parent        Capital I     Capital II
                                                         ------------   ---------------   -----------    -----------    -----------
CURRENT LIABILITIES
    Short-term debt                                       $    44,951     $        --     $    44,951    $        --    $        --
    Long-term debt due within one year                        221,450              --         221,450             --             --
    Variable rate demand bonds                                 22,600              --          22,600             --             --
    Accounts payable                                           52,570              --          52,570             --             --
    Accounts payable from associated companies                  5,431              --           5,431             --             --
    Interest accrued                                           17,224              --          17,224             --             --
    Dividends payable                                           6,302              --           6,302             --             --
    Above-market purchased energy contracts
       and other electric restructuring liabilities               442              --             442             --             --
    Other                                                      40,019              --          40,019             --             --
                                                          -----------     -----------     -----------    -----------    -----------
                                                              410,989              --         410,989             --             --
                                                          -----------     -----------     -----------    -----------    -----------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                   36,429              --          36,429             --             --
    Deferred income taxes, net                                470,420              --         470,420             --             --
    Deferred investment tax credits                            28,482              --          28,482             --             --
    Regulatory liability for New Jersey income tax
       benefit                                                 49,262              --          49,262             --             --
    Above-market purchased energy contracts
       and other electric restructuring liabilities            16,615              --          16,615             --             --
    Long-term capital lease obligation                             --              --              --             --             --
    Other                                                      48,840              --          48,840             --             --
                                                          -----------     -----------     -----------    -----------    -----------
                                                              650,048              --         650,048             --             --
                                                          -----------     -----------     -----------    -----------    -----------

 CAPITALIZATION
    Common stock                                               54,963          (2,938)         54,963          2,165            773
    Additional paid-in capital - - common stock               410,194              --         410,194             --             --
    Retained (deficit) earnings                               156,152              --         156,152             --             --
                                                          -----------     -----------     -----------    -----------    -----------
       Total common stockholders' equity                      621,309          (2,938)        621,309          2,165            773
    Preferred stock of subsidiaries:
       Not subject to mandatory redemption                      6,231              --           6,231             --             --
       Subject to mandatory redemption                         12,450              --          12,450             --             --
    Company obligated mandatorily redeemable preferred
       securities of subsidiary trusts holding solely
       company debentures                                      95,000              --              --         70,000         25,000
    Advances from associated companies                             --         (97,938)         97,938
    Long-term debt                                            636,303              --         636,303             --             --
                                                          -----------     -----------     -----------    -----------    -----------
                                                            1,371,293        (100,876)      1,374,231         72,165         25,773
                                                          -----------     -----------     -----------    -----------    -----------

                                                          -----------     -----------     -----------    -----------    -----------
 TOTAL CAPITALIZATION AND LIABILITIES                     $ 2,432,330     $  (100,876)    $ 2,435,268    $    72,165    $    25,773
                                                          ===========     ===========     ===========    ===========    ===========



 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2C Page 2 Of 2

           Conectiv Properties and Investments, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                           Eliminations,*
                                             Total CPI*     Reclasses &       CPI*
                                            Consolidated  Consol. Entries    Parent         DCI I*         DCI II*       Burney*
                                            ------------  ---------------   ---------      ---------      ---------      --------
CURRENT ASSETS
    Cash and cash equivalents                 $      --      $      --      $      --      $      --      $      --      $     --
    Accounts receivable                              --             --             --             --             --            --
    Accounts receivable from associated
     companies                                       --             --             --             --             --            --
    Other prepayments                                --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
                                                     --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------

 INVESTMENTS
    Investment in leveraged leases                   --             --             --             --             --            --
    Investment in consolidated companies             --             --             --             --             --            --
    Other investments                                --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
                                                     --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------

 PROPERTY, PLANT AND EQUIPMENT
    Other property, plant, and equipment             --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
                                                     --             --             --             --             --            --
    Less: Accumulated depreciation                   --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
    Net plant in service                             --             --             --             --             --            --
    Construction work-in-progress                    --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
                                                     --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------

 DEFERRED CHARGES AND OTHER ASSETS
    Unamortized debt expense                         --             --             --             --             --            --
    Other                                            --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
                                                     --             --             --             --             --            --
                                              ---------      ---------      ---------      ---------      ---------      --------
 TOTAL ASSETS                                 $      --      $      --      $      --      $      --      $      --      $     --
                                              =========      =========      =========      =========      =========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2D Page 1 Of 2

           Conectiv Properties and Investments, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                               Eliminations,*
                                                  Total CPI*     Reclasses &      CPI*
                                                 Consolidated  Consol. Entries   Parent        DCI I*       DCI II*       Burney*
                                                 ------------  ---------------  --------      --------      --------      --------
 CURRENT LIABILITIES
    Money pool borrowings                           $     --      $     --      $     --      $     --      $     --      $     --
    Accounts payable to associated companies              --            --            --            --            --            --
    Long-term debt due within one year                    --            --            --            --            --            --
    Accounts payable                                      --            --            --            --            --            --
    Taxes accrued                                         --            --            --            --            --            --
    Interest accrued                                      --            --            --            --            --            --
    Other                                                 --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------
                                                          --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Deferred income taxes, net                            --            --            --            --            --            --
    Minority interest liability                           --            --            --            --            --            --
    Other                                                 --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------
                                                          --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------

 CAPITALIZATION
    Common stock                                          --            --            --            --            --            --
    Additional paid-in capital - - common stock           --            --            --            --            --            --
    Retained (deficit) earnings                           --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------
          Total common stockholders' equity               --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------

    Long-term debt                                        --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------
                                                          --            --            --            --            --            --
                                                    --------      --------      --------      --------      --------      --------

                                                    --------      --------      --------      --------      --------      --------
 TOTAL CAPITALIZATION AND LIABILITIES               $     --      $     --      $     --      $     --      $     --      $     --
                                                    ========      ========      ========      ========      ========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2D Page 2 Of 2

                Conectiv Energy Holding Company and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                  Eliminations,*
                                                     Total CEH*    Reclasses &                                               ACE *
                                                   Consolidated  Consol. Entries    CEH*         CESI*         COSC*         REIT
                                                   ------------  ---------------  --------      --------      --------      --------
 CURRENT ASSETS
    Cash and cash equivalents                         $     --      $     --      $     --      $     --      $     --      $     --
    Accounts receivable                                     --            --            --            --            --            --
    Allowance for doubtful accounts                         --            --            --            --            --            --
    Accounts receivable from associated companies           --            --            --            --            --            --
    Inventories, at average cost
       Fuel (coal, oil and gas)                             --            --            --            --            --            --
       Materials and supplies                               --            --            --            --            --            --
    Prepaid income tax                                      --            --            --            --            --            --
    Other prepayments                                       --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
                                                            --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------

 INVESTMENTS
    Investment in consolidated companies                    --            --            --            --            --            --
    Note receivable from associated companies               --            --            --            --            --            --
    Funds held by trustee                                   --            --            --            --            --            --
    Other investments                                       --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
                                                            --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                     --            --            --            --            --            --
    Other electric and gas facilities                       --            --            --            --            --            --
    Other property, plant, and equipment                    --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
                                                            --            --            --            --            --            --
    Less: Accumulated depreciation                          --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
    Net plant in service                                    --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
    Construction work-in-progress                           --            --            --            --            --            --
    Goodwill, net                                           --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
                                                            --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------

 DEFERRED CHARGES AND OTHER ASSETS
    Prepaid employee benefits costs                         --            --            --            --            --            --
    Deferred income taxes, net                              --            --            --            --            --            --
    Other                                                   --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
                                                            --            --            --            --            --            --
                                                      --------      --------      --------      --------      --------      --------
 TOTAL ASSETS                                         $     --      $     --      $     --      $     --      $     --      $     --
                                                      ========      ========      ========      ========      ========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2E Page 1 Of 4

                Conectiv Energy Holding Company and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                        CAG*          CDG*          CMM*          CBI*
                                                      --------      --------      --------      --------
 CURRENT ASSETS
    Cash and cash equivalents                         $     --      $     --      $     --      $     --
    Accounts receivable                                     --            --            --            --
    Allowance for doubtful accounts                         --            --            --            --
    Accounts receivable from associated companies           --            --            --            --
    Inventories, at average cost
       Fuel (coal, oil and gas)                             --            --            --            --
       Materials and supplies                               --            --            --            --
    Prepaid income tax                                      --            --            --            --
    Other prepayments                                       --            --            --            --
                                                      --------      --------      --------      --------
                                                            --            --            --            --
                                                      --------      --------      --------      --------

 INVESTMENTS
    Investment in consolidated companies                    --            --            --            --
    Note receivable from associated companies               --            --            --            --
    Funds held by trustee                                   --            --            --            --
    Other investments                                       --            --            --            --
                                                      --------      --------      --------      --------
                                                            --            --            --            --
                                                      --------      --------      --------      --------

 PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                     --            --            --            --
    Other electric and gas facilities                       --            --            --            --
    Other property, plant, and equipment                    --            --            --            --
                                                      --------      --------      --------      --------
                                                            --            --            --            --
    Less: Accumulated depreciation                          --            --            --            --
                                                      --------      --------      --------      --------
    Net plant in service                                    --            --            --            --
                                                      --------      --------      --------      --------
    Construction work-in-progress                           --            --            --            --
    Goodwill, net                                           --            --            --            --
                                                      --------      --------      --------      --------
                                                            --            --            --            --
                                                      --------      --------      --------      --------

 DEFERRED CHARGES AND OTHER ASSETS
    Prepaid employee benefits costs                         --            --            --            --
    Deferred income taxes, net                              --            --            --            --
    Other                                                   --            --            --            --
                                                      --------      --------      --------      --------
                                                            --            --            --            --
                                                      --------      --------      --------      --------
 TOTAL ASSETS                                         $     --      $     --      $     --      $     --
                                                      ========      ========      ========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2E Page 2 Of 4

                Conectiv Energy Holding Company and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                 Eliminations,*
                                                    Total CEH*    Reclasses &                                               ACE *
                                                  Consolidated  Consol. Entries    CEH*         CESI*         COSC*         REIT
                                                  ------------  ---------------  --------      --------      --------      --------
CURRENT LIABILITIES
    Money pool borrowings                            $     --      $     --      $     --      $     --      $     --      $     --
    Accounts payable                                       --            --            --            --            --            --
    Accounts payable to associated companies               --            --            --            --            --            --
    Notes payable to associated companies                  --            --            --            --            --            --
    Taxes accrued                                          --            --            --            --            --            --
    Interest accrued                                       --            --            --            --            --            --
    Derivative instruments                                 --            --            --            --            --            --
    Other                                                  --            --            --            --            --            --
                                                     --------      --------      --------      --------      --------      --------
                                                           --            --            --            --            --            --
                                                     --------      --------      --------      --------      --------      --------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation               --            --            --            --            --            --
    Deferred income taxes, net                             --            --            --            --            --            --
    Deferred investment tax credits                        --            --            --            --            --            --
    Derivative instruments                                 --            --            --            --            --            --
    Other                                                  --            --            --            --            --            --
                                                     --------      --------      --------      --------      --------      --------
                                                           --            --            --            --            --            --
                                                     --------      --------      --------      --------      --------      --------

 CAPITALIZATION
    Common stock                                           --            --            --            --            --            --
    Additional paid-in capital - - common stock            --            --            --            --            --            --
    Retained (deficit) earnings                            --            --            --            --            --            --
                                                     --------      --------      --------      --------      --------      --------
                                                           --            --            --            --            --            --
    Other comprehensive income                             --            --            --            --            --            --
                                                     --------      --------      --------      --------      --------      --------
       Total common stockholders' equity                   --            --            --            --            --            --

                                                     --------      --------      --------      --------      --------      --------
 TOTAL CAPITALIZATION AND LIABILITIES                $     --      $     --      $     --      $     --      $     --      $     --
                                                     ========      ========      ========      ========      ========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2E Page 3 Of 4

                Conectiv Energy Holding Company and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                       CAG*          CDG*          CMM*          CBI*
                                                     --------      --------      --------      --------
CURRENT LIABILITIES
    Money pool borrowings                            $     --      $     --      $     --      $     --
    Accounts payable                                       --            --            --            --
    Accounts payable to associated companies               --            --            --            --
    Notes payable to associated companies                  --            --            --            --
    Taxes accrued                                          --            --            --            --
    Interest accrued                                       --            --            --            --
    Derivative instruments                                 --            --            --            --
    Other                                                  --            --            --            --
                                                     --------      --------      --------      --------
                                                           --            --            --            --
                                                     --------      --------      --------      --------

 DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation               --            --            --            --
    Deferred income taxes, net                             --            --            --            --
    Deferred investment tax credits                        --            --            --            --
    Derivative instruments                                 --            --            --            --
    Other                                                  --            --            --            --
                                                     --------      --------      --------      --------
                                                           --            --            --            --
                                                     --------      --------      --------      --------

 CAPITALIZATION
    Common stock                                           --            --            --            --
    Additional paid-in capital - - common stock            --            --            --            --
    Retained (deficit) earnings                            --            --            --            --
                                                     --------      --------      --------      --------
                                                           --            --            --            --
    Other comprehensive income                             --            --            --            --
                                                     --------      --------      --------      --------
       Total common stockholders' equity                   --            --            --            --

                                                     --------      --------      --------      --------
 TOTAL CAPITALIZATION AND LIABILITIES                $     --      $     --      $     --      $     --
                                                     ========      ========      ========      ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2E Page 4 Of 4

                          Conectiv Communications, Inc.
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                 Eliminations,*
                                                   Total CCI*    Reclasses &          CCI*
                                                  Consolidated  Consol. Entries      Parent
                                                  ------------  ---------------     --------
 CURRENT ASSETS
    Cash and cash equivalents                       $     --        $     --        $     --
    Accounts receivable                                   --              --              --
    Inventories, at average cost
       Materials and supplies                             --              --              --
    Prepaid income taxes                                  --              --              --
    Other prepayments                                     --              --              --
    Deferred income taxes, net                            --              --              --
                                                    --------        --------        --------
                                                          --              --              --
                                                    --------        --------        --------

 INVESTMENTS
    Note receivable from associated companies             --              --              --
    Note receivable                                       --              --              --
                                                    --------        --------        --------
                                                          --              --              --
                                                    --------        --------        --------

 PROPERTY, PLANT AND EQUIPMENT
    Other property, plant, and equipment                  --              --              --
                                                    --------        --------        --------
                                                          --              --              --
    Less: Accumulated depreciation                        --              --              --
                                                    --------        --------        --------
    Net plant in service                                  --              --              --
                                                    --------        --------        --------
    Construction work-in-progress                         --              --              --
    Goodwill, net                                         --              --              --
                                                    --------        --------        --------
                                                          --              --              --
                                                    --------        --------        --------

 DEFERRED CHARGES AND OTHER ASSETS
                                                    --------        --------        --------
    Prepaid employee benefits costs                       --              --              --
                                                    --------        --------        --------

 TOTAL ASSETS                                       $     --        $     --        $     --
                                                    ========        ========        ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2F Page 1 Of 2

                          Conectiv Communications, Inc.
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                    Eliminations,*
                                                      Total CCI*    Reclasses &          CCI*
                                                     Consolidated  Consol. Entries      Parent
                                                     ------------  ---------------     --------
CURRENT LIABILITIES
    Accounts payable                                   $     --        $     --        $     --
    Accounts payable to associated companies                 --              --              --
    Notes payable to associated companies                    --              --              --
    Other                                                    --              --              --
                                                       --------        --------        --------
                                                             --              --              --
                                                       --------        --------        --------

 DEFERRED CREDITS AND OTHER LIABILITIES
                                                       --------        --------        --------
    Other postretirement benefits obligation                 --              --              --
                                                       --------        --------        --------


 CAPITALIZATION
    Common stock                                             --              --              --
    Additional paid-in capital - - common stock              --              --              --
    Retained (deficit) earnings                              --              --              --
                                                       --------        --------        --------
       Total common stockholders' equity                     --              --              --
                                                       --------        --------        --------

    Preferred stock                                          --              --              --
                                                       --------        --------        --------

                                                       --------        --------        --------
 TOTAL CAPITALIZATION AND LIABILITIES                  $     --        $     --        $     --
                                                       ========        ========        ========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935

                               F - 2F Page 2 Of 2

                     Conectiv Solutions LLC and Subsidiaries
                           Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                    Eliminations,*
                                               Total Solutions*      Reclasses &         Solutions*
                                                 Consolidated       Consol. Entries        Parent
                                                 -----------         -----------         -----------
CURRENT ASSETS
    Cash and cash equivalents                     $       --          $       --         $        --
    Accounts receivable                                   --                  --                  --
    Allowance for doubtful accounts                       --                  --                  --
    Inventories, at average cost
      Fuel (coal, oil and gas)                            --                  --                  --
      Materials and supplies                              --                  --                  --
    Prepaid income taxes                                  --                  --                  --
    Other prepayments                                     --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------

INVESTMENTS
    Investment in leveraged leases                        --                  --                  --
    Funds held by trustee                                 --                  --                  --
    Notes receivable                                      --                  --                  --
    Notes receivable from associated companies            --                  --                  --
    Investment in consolidated companies                  --                  --                  --
    Other investments                                     --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------

PROPERTY, PLANT AND EQUIPMENT
    Other property, plant, and equipment                  --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------
    Less: Accumulated depreciation                        --                  --                  --
                                                  ----------          ----------         -----------
    Net plant in service                                  --                  --                  --
    Construction work-in-progress                         --                  --                  --
    Goodwill, net                                         --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------

DEFERRED CHARGES AND OTHER ASSETS
    Prepaid employee benefits costs                       --                  --                  --
    Deferred income taxes, net                            --                  --                  --
    Unamortized debt expense                              --                  --                  --
    License fees                                          --                  --                  --
    Other                                                 --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------
TOTAL ASSETS                                      $       --          $       --        $         --
                                                  ==========          ==========         ===========


                                                    ATE*             Elimination*
                                                Consolidated           ATE/KSA              ATE*
                                                ------------         ------------       ------------
CURRENT ASSETS
    Cash and cash equivalents                     $       --          $       --         $        --
    Accounts receivable                                   --                  --                  --
    Allowance for doubtful accounts                       --                  --                  --
    Inventories, at average cost
      Fuel (coal, oil and gas)                            --                  --                  --
      Materials and supplies                              --                  --                  --
    Prepaid income taxes                                  --                  --                  --
    Other prepayments                                     --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------

INVESTMENTS
    Investment in leveraged leases                        --                  --                  --
    Funds held by trustee                                 --                  --                  --
    Notes receivable                                      --                  --                  --
    Notes receivable from associated companies            --                  --                  --
    Investment in consolidated companies                  --                  --                  --
    Other investments                                     --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------

PROPERTY, PLANT AND EQUIPMENT
    Other property, plant, and equipment                  --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------
    Less: Accumulated depreciation                        --                  --                  --
                                                  ----------          ----------         -----------
    Net plant in service                                  --                  --                  --
    Construction work-in-progress                         --                  --                  --
    Goodwill, net                                         --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------

DEFERRED CHARGES AND OTHER ASSETS
    Prepaid employee benefits costs                       --                  --                  --
    Deferred income taxes, net                            --                  --                  --
    Unamortized debt expense                              --                  --                  --
    License fees                                          --                  --                  --
    Other                                                 --                  --                  --
                                                  ----------          ----------         -----------
                                                          --                  --                  --
                                                  ----------          ----------         -----------
TOTAL ASSETS                                      $       --          $       --        $         --
                                                  ==========          ==========         ===========





Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                                F-2G Page 1 Of 4

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)






                                                                    CSI*
                                                       KSA*     Consolidated
                                                    ---------  -------------
Current Assets
    Cash and cash equivalents                      $     --     $     --
    Accounts receivable                                  --           --
    Allowance for doubtful accounts                      --           --
    Inventories, at average cost
       Fuel (coal, oil and gas)                          --           --
       Materials and supplies                            --           --
    Prepaid income taxes                                 --           --
    Other prepayments                                    --           --
                                                    ---------    ----------
                                                         --           --
                                                    ---------    ----------
Investments
    Investment in leveraged leases                       --           --
    Funds held by trustee                                --           --
    Notes receivable                                     --           --
    Notes receivable from associated companies           --           --
    Investment in consolidated companies                 --           --
    Other investments                                    --           --
                                                    ---------    ----------
                                                         --           --
                                                    ---------    ----------
Property, Plant and Equipment
    Other property, plant, and equipment                 --           --
                                                    ---------    ----------
                                                         --           --
    Less: Accumulated depreciation                       --           --
                                                    ---------    ----------
    Net plant in service                                 --           --
                                                    ---------    ----------
    Construction work-in-progress                        --           --
    Goodwill, net                                        --           --
                                                    ---------    ----------
                                                         --           --
                                                    ---------    ----------
Deferred Charges and Other Assets
    Prepaid employee benefits costs                      --           --
    Deferred income taxes, net                           --           --
    Unamortized debt expense                             --           --
    License fees                                         --           --
    Other                                                --           --
                                                    ---------    ----------
                                                         --           --
                                                    ---------    ----------
Total Assets                                       $     --     $     --
                                                    =========    ==========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2G Page 2 Of 4

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)



                                                                          Eliminations,*
                                                      Total Solutions*      Reclasses &         Solutions*           ATE*
                                                       Consolidated       Consol. Entries         Parent         Consolidated
                                                      ----------------    ---------------       ----------       ------------
CURRENT LIABILITIES
    Long-term debt due within one year               $      --           $      --            $     --          $       --
    Variable rate demand bonds                              --                  --                  --                  --
    Money pool borrowing                                    --                  --                  --                  --
    Accounts payable                                        --                  --                  --                  --
    Accounts payable to associated companies                --                  --                  --                  --
    Taxes accrued                                           --                  --                  --                  --
    Interest accrued                                        --                  --                  --                  --
    Notes payable to associated companies                   --                  --                  --                  --
    Other                                                   --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
                                                            --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                --                  --                  --                  --
    Deferred income taxes, net                              --                  --                  --                  --
    Minority interest liability                             --                  --                  --                  --
    Other                                                   --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
                                                            --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
CAPITALIZATION
    Common stock                                            --                  --                  --                  --
    Additional paid-in capital - - common stock             --                  --                  --                  --
    Retained (deficit) earnings                             --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
                                                            --                  --                  --                  --
    Other comprehensive income                              --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
       Total common stockholders' equity                    --                  --                  --                  --
    Long-term debt                                          --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
                                                            --                  --                  --                  --
                                                      -------------       --------------       -----------       -------------
                                                      -------------       --------------       -----------       -------------
TOTAL CAPITALIZATION AND LIABILITIES                 $      --           $      --            $     --          $       --
                                                      =============       ==============       ===========       =============




                                                    Elimination*
                                                       ATE/KSA              ATE*
                                                    ------------         ---------
CURRENT LIABILITIES
    Long-term debt due within one year             $     --             $    --
    Variable rate demand bonds                           --                  --
    Money pool borrowing                                 --                  --
    Accounts payable                                     --                  --
    Accounts payable to associated companies             --                  --
    Taxes accrued                                        --                  --
    Interest accrued                                     --                  --
    Notes payable to associated companies                --                  --
    Other                                                --                  --
                                                    ------------         ---------
                                                         --                  --
                                                    ------------         ---------
DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation             --                  --
    Deferred income taxes, net                           --                  --
    Minority interest liability                          --                  --
    Other                                                --                  --
                                                    ------------         ---------
                                                         --                  --
                                                    ------------         ---------
CAPITALIZATION
    Common stock                                         --                  --
    Additional paid-in capital - - common stock          --                  --
    Retained (deficit) earnings                          --                  --
                                                    ------------         ---------
                                                         --                  --
    Other comprehensive income                           --                  --
                                                    ------------         ---------
       Total common stockholders' equity                 --                  --
    Long-term debt                                       --                  --
                                                    ------------         ---------
                                                         --                  --
                                                    ------------         ---------
                                                    ------------         ---------
TOTAL CAPITALIZATION AND LIABILITIES               $     --             $    --
                                                    ============         =========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2G Page 3 Of 4

                    Conectiv Solutions LLC and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                          CSI*
                                                         KSA*        Consolidated
                                                      -----------    ------------
CURRENT LIABILITIES
    Long-term debt due within one year               $      --      $      --
    Variable rate demand bonds                              --             --
    Money pool borrowing                                    --             --
    Accounts payable                                        --             --
    Accounts payable to associated companies                --             --
    Taxes accrued                                           --             --
    Interest accrued                                        --             --
    Notes payable to associated companies                   --             --
    Other                                                   --             --
                                                      -----------    ------------
                                                            --             --
                                                      -----------    ------------
DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                --             --
    Deferred income taxes, net                              --             --
    Minority interest liability                             --             --
    Other                                                   --             --
                                                      -----------    ------------
                                                            --             --
                                                      -----------    ------------
CAPITALIZATION
    Common stock                                            --             --
    Additional paid-in capital - - common stock             --             --
    Retained (deficit) earnings                             --             --
                                                      -----------    ------------
                                                            --             --
    Other comprehensive income                              --             --
                                                      -----------    ------------
       Total common stockholders' equity                    --             --
    Long-term debt                                          --             --
                                                      -----------    ------------
                                                            --             --
                                                      -----------    ------------
                                                      -----------    ------------
TOTAL CAPITALIZATION AND LIABILITIES                 $      --      $      --
                                                      ===========    ============


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2G Page 4 Of 4

                    Conectiv Services, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                     Eliminations,*
                                                      Total CSI*       Reclasses &        CSI*                             CTS*
                                                     Consolidated    Consol. Entries     Parent          Plumbing*     Consolidated
                                                     ------------   ---------------     --------         ----------    ------------
CURRENT ASSETS
       Cash and cash equivalents                         $--              $--              $--              $--              $--
       Accounts receivable                                --               --               --               --               --
       Allowance for doubtful accounts                    --               --               --               --               --
       Inventories, at average cost
            Fuel (coal, oil and gas)                      --               --               --               --               --
            Materials and supplies                        --               --               --               --               --
       Prepaid income taxes                               --               --               --               --               --
       Other prepayments                                  --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
                                                          --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
 INVESTMENTS
       Funds held by trustee                              --               --               --               --               --
       Investment in consolidated companies               --               --               --               --               --
       Note receivable                                    --               --               --               --               --
       Other investments                                  --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
                                                          --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
 PROPERTY, PLANT AND EQUIPMENT
       Other property, plant, and equipment               --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
                                                          --               --               --               --               --
       Less: Accumulated depreciation                     --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
       Net plant in service                               --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
       Construction work-in-progress                      --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
                                                          --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------

 DEFERRED CHARGES AND OTHER ASSETS
       Prepaid employee benefits costs                    --               --               --               --               --
       Deferred income taxes, net                         --               --               --               --               --
       Unamortized debt expense                           --               --               --               --               --
       License fees                                       --               --               --               --               --
       Other                                              --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
                                                          --               --               --               --               --
                                                     ------------   ---------------     --------         ----------    ------------
 TOTAL ASSETS                                            $--              $--              $--              $--              $--
                                                     ============   ===============     ========         ==========    ============

 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2H Page 1 Of 2

                    Conectiv Services, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                               Eliminations,*
                                                                Total CSI*       Reclasses &        CSI*                   CTS*
                                                               Consolidated    Consol. Entries     Parent   Plumbing*   Consolidated
                                                               -------------   ----------------   --------  ---------   -----------
CURRENT LIABILITIES
      Long-term debt due within one year                           $--              $--              $--      $--            $--
      Variable rate demand bonds                                    --               --               --       --             --
      Money pool borrowing                                          --               --               --       --             --
      Accounts payable                                              --               --               --       --             --
      Accounts payable to associated companies                      --               --               --       --             --
      Taxes accrued                                                 --               --               --       --             --
      Interest accrued                                              --               --               --       --             --
      Note payable to associated companies                          --               --               --       --             --
      Other                                                         --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
                                                                    --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
DEFERRED CREDITS AND OTHER LIABILITIES
      Other postretirement benefits obligation                      --               --               --       --             --
      Deferred income taxes, net                                    --               --               --       --             --
      Other                                                         --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
                                                                    --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
CAPITALIZATION
      Common stock                                                  --               --               --       --             --
      Additional paid-in capital - - common stock                   --               --               --       --             --
      Additional paid-in capital - - Class A common stock           --               --               --       --             --
      Retained (deficit) earnings                                   --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
           Total common stockholders' equity                        --               --               --       --             --
      Long-term debt                                                --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
                                                                    --               --               --       --             --
                                                               -------------   ----------------   --------  ---------   -----------
                                                               -------------   ----------------   --------  ---------   -----------
TOTAL CAPITALIZATION AND LIABILITIES                               $--              $--              $--      $--            $--
                                                               =============   ================   ========  =========   ===========

 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2H Page 2 Of 2

                 Conectiv Thermal Systems, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)



                                                                        Eliminations,*
                                                         Total CTS*      Reclasses &         CTS*
                                                        Consolidated    Consol. Entries     Parent       ATS*        AJTS*     TELP*
                                                        ------------    --------------    ----------   ---------   ---------  ------
CURRENT ASSETS
     Cash and cash equivalents                              $--              $--              $--          $--       $--        $--
     Accounts receivable                                     --               --               --           --        --         --
     Accounts receivable from associated companies           --               --               --           --        --         --
     Inventories, at average cost
        Fuel (coal, oil and gas)                             --               --               --           --        --         --
        Materials and supplies                               --               --               --           --        --         --
     Prepaid income taxes                                    --               --               --           --        --         --
     Other prepayments                                       --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
                                                             --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
 INVESTMENTS
     Funds held by trustee                                   --               --               --           --        --         --
     Investment in consolidated companies                    --               --               --           --        --         --
     Other investments                                       --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
                                                             --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
 PROPERTY, PLANT AND EQUIPMENT
     Other property, plant, and equipment                    --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
                                                             --               --               --           --        --         --
     Less: Accumulated depreciation                          --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
     Net plant in service                                    --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
     Construction work-in-progress                           --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
                                                             --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
 DEFERRED CHARGES AND OTHER ASSETS
     Prepaid employee benefits costs                         --               --               --           --        --         --
     Deferred income taxes, net                              --               --               --           --        --         --
     Unamortized debt expense                                --               --               --           --        --         --
     License fees                                            --               --               --           --        --         --
     Other                                                   --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
                                                             --               --               --           --        --         --
                                                        ------------    --------------    ----------   ---------   ---------  ------
 TOTAL ASSETS                                               $--              $--              $--          $--       $--        $--
                                                        ============    ==============    ==========   =========   =========   =====


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2I Page 1 Of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                    Eliminations,*
                                                     Total CTS*      Reclasses &        CTS*
                                                    Consolidated    Consol. Entries    Parent    ATS*         AJTS*      TELP*
                                                    ------------   ----------------   ---------  -------     -------    -------
CURRENT LIABILITIES
    Variable rate demand bonds                         $--              $--              $--       $--         $--        $--
    Money pool borrowing                                --               --               --        --          --         --
    Accounts payable                                    --               --               --        --          --         --
    Accounts payable to associated companies            --               --               --        --          --         --
    Taxes accrued                                       --               --               --        --          --         --
    Interest accrued                                    --               --               --        --          --         --
    Note payable to associated companies                --               --               --        --          --         --
    Other                                               --               --               --        --          --         --
                                                    ------------   ----------------   ---------  -------     -------    -------
                                                       ---              ---              ---       ---         ---        ---
                                                    ------------   ----------------   ---------  -------     -------    -------
DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation            --               --               --        --          --         --
    Deferred income taxes, net                          --               --               --        --          --         --
    Other                                               --               --               --        --          --         --
                                                    ------------   ----------------   ---------  -------     -------    -------
                                                       ---              ---              ---       ---         ---        ---
                                                    ------------   ----------------   ---------  -------     -------    -------
CAPITALIZATION
    Additional paid-in capital - - common stock         --               --               --        --          --         --
    Retained (deficit) earnings                         --               --               --        --          --         --
                                                    ------------   ----------------   ---------  -------     -------    -------
       Total common stockholders' equity                --               --               --        --          --         --
                                                    ------------   ----------------   ---------  -------     -------    -------
                                                    ------------   ----------------   ---------  -------     -------    -------
TOTAL CAPITALIZATION AND LIABILITIES                   $--              $--              $--       $--         $--        $--
                                                    ============   ================   =========  =======     =======    =======


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2I Page 2 Of 2

                   Atlantic Generation, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)




                                                                           Eliminations,*
                                                           Total AGI*       Reclasses &         AGI*
                                                          Consolidated     Consol. Entries     Parent          Vin LTD*
                                                          ------------     ---------------    ----------     -----------
CURRENT ASSETS
    Accounts receivable                                        $--              $--              $--              $--
    Accounts receivable from associated companies               --               --               --               --
    Prepaid income taxes                                        --               --               --               --
                                                          ------------     ---------------    ----------     -----------
                                                                --               --               --               --
                                                          ------------     ---------------    ----------     -----------
INVESTMENTS
    Investment in consolidated companies                        --               --               --               --
    Other investments                                           --               --               --               --
                                                          ------------     ---------------    ----------     -----------
                                                                --               --               --               --
                                                          ------------     ---------------    ----------     -----------
PROPERTY, PLANT AND EQUIPMENT
    Other property, plant, and equipment                        --               --               --               --
                                                          ------------     ---------------    ----------     -----------
                                                                --               --               --               --
    Less: Accumulated depreciation                              --               --               --               --
                                                          ------------     ---------------    ----------     -----------
    Net plant in service                                        --               --               --               --
                                                          ------------     ---------------    ----------     -----------
DEFERRED CHARGES AND OTHER ASSETS
    Deferred income taxes, net                                  --               --               --               --
    Other                                                       --               --               --               --
                                                          ------------     ---------------    ----------     -----------
                                                                --               --               --               --
                                                          ------------     ---------------    ----------     -----------
                                                          ------------     ---------------    ----------     -----------
TOTAL ASSETS                                                   $--              $--              $--              $--
                                                          ============     ===============    ===========    ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2J Page 1 Of 4

                   Atlantic Generation, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)






                                                            Vin Gen*         Bing LTD         Bing Gen*        Ped Gen*
                                                           ----------       ----------       -----------      ----------
CURRENT ASSETS
    Accounts receivable                                        $--              $--              $--              $--
    Accounts receivable from associated companies               --               --               --               --
    Prepaid income taxes                                        --               --               --               --
                                                           ----------       ----------       -----------      ----------
                                                                --               --               --               --
                                                           ----------       ----------       -----------      ----------
INVESTMENTS
    Investment in consolidated companies                        --               --               --               --
    Other investments                                           --               --               --               --
                                                           ----------       ----------       -----------      ----------
                                                                --               --               --               --
                                                           ----------       ----------       -----------      ----------
PROPERTY, PLANT AND EQUIPMENT
    Other property, plant, and equipment                        --               --               --               --
                                                           ----------       ----------       -----------      ----------
                                                                --               --               --               --
    Less: Accumulated depreciation                              --               --               --               --
                                                           ----------       ----------       -----------      ----------
    Net plant in service                                        --               --               --               --
                                                           ----------       ----------       -----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
    Deferred income taxes, net                                  --               --               --               --
    Other                                                       --               --               --               --
                                                           ----------       ----------       -----------      ----------
                                                                --               --               --               --
                                                           ----------       ----------       -----------      ----------
TOTAL ASSETS                                                   $--              $--              $--              $--
                                                           ==========       ==========       ===========      ==========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2J Page 2 Of 4

                   Atlantic Generation, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                         Eliminations,*
                                                          Total AGI*       Reclasses &        AGI*
                                                         Consolidated    Consol. Entries     Parent          Vin LTD*
                                                         ------------    ---------------   ------------    -----------
CURRENT LIABILITIES
    Money pool borrowings                                    $--              $--              $--              $--
    Accounts payable                                          --               --               --               --
    Accounts payable to associated companies                  --               --               --               --
    Interest accrued                                          --               --               --               --
                                                         ------------    ---------------   ------------    -----------
                                                             ---              ---              ---              ---
                                                         ------------    ---------------   ------------    -----------
DEFERRED CREDITS AND OTHER LIABILITIES
    Deferred income taxes, net                                --               --               --               --
    Other                                                     --               --               --               --
                                                         ------------    ---------------   ------------    -----------
                                                             ---              ---              ---              ---
                                                         ------------    ---------------   ------------    -----------
CAPITALIZATION
    Common stock                                              --               --               --               --
    Additional paid-in capital - - common stock               --               --               --               --
    Retained (deficit) earnings                               --               --               --               --
                                                         ------------    ---------------   ------------    -----------
       Total common stockholders' equity                      --               --               --               --
                                                         ------------    ---------------   ------------    -----------
                                                         ------------    ---------------   ------------    -----------
TOTAL CAPITALIZATION AND LIABILITIES                         $--              $--              $--              $--
                                                         ============    ===============   ============    ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2J Page 3 Of 4

                   Atlantic Generation, Inc. and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)





                                                          Vin Gen*          Bing LTD        Bing Gen*         Ped Gen*
                                                         ---------         ----------       ----------       -----------
CURRENT LIABILITIES
    Money pool borrowings                                    $--              $--              $--              $--
    Accounts payable                                          --               --               --               --
    Accounts payable to associated companies                  --               --               --               --
    Interest accrued                                          --               --               --               --
                                                         ---------         ----------       ----------       -----------
                                                             ---              ---              ---              ---
                                                         ---------         ----------       ----------       -----------
DEFERRED CREDITS AND OTHER LIABILITIES
    Deferred income taxes, net                                --               --               --               --
    Other                                                     --               --               --               --
                                                         ---------         ----------       ----------       -----------
                                                             ---              ---              ---              ---
                                                         ---------         ----------       ----------       -----------
CAPITALIZATION
    Common stock                                              --               --               --               --
    Additional paid-in capital - - common stock               --               --               --               --
    Retained (deficit) earnings                               --               --               --               --
                                                         ---------         ----------       ----------       -----------
       Total common stockholders' equity                      --               --               --               --
                                                         ---------         ----------       ----------       -----------
                                                         ---------         ----------       ----------       -----------
TOTAL CAPITALIZATION AND LIABILITIES                         $--              $--              $--              $--
                                                         =========         ==========       ==========       ===========


 *Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the
                   Public Utility Holding Company Act of 1935


                                F-2J Page 4 Of 4

                           Conectiv and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                                   ELIMINATIONS
                                                                     TOTAL         RECLASSES &       CONECTIV           DPL
                                                                   CONECTIV       CONSOLIDATIONS      PARENT        CONSOLIDATED
                                                                   --------       --------------      ------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                             $ 248,248       ($  276,361)      $ 248,248       $ 200,619
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries                   --           286,594        (286,594)             --
            Minority Interest                                             --                --              --              --
            Extraordinary item, net of income taxes                    2,790                --              --           2,790
            Gain on sales of electric plants                        (221,224)               --              --        (221,224)
            Dissolution of CCI Virginia                                   (7)               (7)             --              --
            Deferred gain on contract termination                    (73,014)          (73,014)             --              --
            Loss on sale of telecommunication assets                      --                --              --              --
            Sale of Plumbing assets                                   (6,717)           (6,717)             --              --
            Depreciation and amortization                            212,442            11,385              --          95,361
            Investment tax credit adjustments, net                     1,403            14,773              --          (6,001)
            Deferred income taxes, net                                72,250            32,961              --         (46,343)
            Deferred electric service and energy supply costs       (142,756)              434              --              --
            Pension expense credit                                        --            18,618              --         (18,618)
            Net change in:
                Accounts receivable                                  (13,298)         (145,949)            410         107,892
                Inventories                                          (27,468)             (474)             --         (11,349)
                Notes payable to associated companies                     --                67              --              --
                Accounts payable                                     (57,829)           31,475              --         (90,146)
                Prepaid New Jersey sales and excise taxes                 --            (7,145)             --              --
               Accrued/Prepaid Taxes                                  59,041            19,121          (6,582)         94,270
                Dividends received from subsidiaries                 (32,550)         (229,628)        197,078              --
                Other current assets & liabilities(1)                (55,249)          (28,545)         (1,605)        (20,751)
           Other, net                                                 70,922            91,698           7,250         (25,751)
                                                                   ---------       -----------       ---------       ---------
 Net cash provided by operating activities                            36,984          (260,714)        158,205          60,749
                                                                   ---------       -----------       ---------       ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in partnerships                                      (2,064)           (2,064)             --              --
      Money pool borrowings                                         (390,813)         (290,820)             --              --
      Notes receivable from associated companies                     393,746           465,967         (72,221)             --
      Capital expenditures                                          (154,792)           (1,272)         (1,047)        (85,593)
      Proceeds from sales of electric generating plants              556,898              (885)             --         528,215
      Proceeds from sale of other assets                               2,694            (5,849)             --           8,543
      Capital contributions to subsidiaries                               --            54,264         (54,264)             --
      Return of invested capital from subsidiaries                        --           (42,098)         42,098              --
      Deposits to nuclear decommissioning trust funds                     --               825              --              --
      Leveraged leases, net                                           (2,191)           (2,191)             --              --
      Other, net                                                       5,816             7,763           1,047           1,056
                                                                   ---------       -----------       ---------       ---------
 Net cash used by investing activities                               409,294           183,640         (84,387)        452,221
                                                                   ---------       -----------       ---------       ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                          (86,962)          124,838         (86,962)        (80,666)
      Preferred dividends paid                                            --             5,163              --          (3,480)
      Capital contributions                                          (30,949)          (30,949)             --              --
      Note payable from associated companies                        (435,936)         (435,936)             --              --
      Common stock issued                                             (9,999)           (9,999)             --              --
      Preferred stock issued                                         (35,000)          (35,000)             --              --
      Common stock redeemed                                           25,000            25,000              --              --
      Preferred stock redeemed                                       (71,620)                1              --         (60,121)
      Long-term debt issued                                           59,000                --              --          59,000
      Long-term debt redeemed                                       (427,368)             (215)             --        (329,953)
      Principal portion of capital lease payments                    (29,823)               55              --             (54)
      Net change in short-term debt                                  434,790               373         389,466              --
      Cost of issuances and refinancings                             (22,065)           (1,792)         (2,849)        (17,424)
      Other, net                                                          --               973              --              --
                                                                   ---------       -----------       ---------       ---------
 Net cash used by financing activities                              (630,932)         (357,488)        299,655        (432,698)
                                                                   ---------       -----------       ---------       ---------
 Net change in cash and cash equivalents                            (184,654)         (434,562)        373,473          80,272
 Beginning of year cash and cash equivalents                         123,562          (192,313)            899          94,604
                                                                   ---------       -----------       ---------       ---------
 End of year cash and cash equivalents                             $ (61,092)      $  (626,875)      $ 374,372       $ 174,876
                                                                   =========       ===========       =========       =========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3A Page 1 Of 4

                           Conectiv and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                     ACE            CPI*          CEH*                      CCI*
                                                                 CONSOLIDATED   CONSOLIDATED  CONSOLIDATED    ASP*      CONSOLIDATED
                                                                 ------------   ------------  ------------    ----      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                             $  75,476            --           --           --           --
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries                   --            --           --           --           --
            Minority Interest                                             --            --           --           --           --
            Extraordinary item, net of income taxes                       --            --           --           --           --
            Gain on sales of electric plants                              --            --           --           --           --
            Dissolution of CCI Virginia                                   --            --           --           --           --
            Deferred gain on contract termination                         --            --           --           --           --
            Loss on sale of telecommunication assets                      --            --           --           --           --
            Sale of Plumbing assets                                       --            --           --           --           --
            Depreciation and amortization                             93,987            --           --           --           --
            Investment tax credit adjustments, net                    (7,369)           --           --           --           --
            Deferred income taxes, net                                83,603            --           --           --           --
            Deferred electric service and energy supply costs       (143,190)           --           --           --           --
            Pension expense credit                                        --            --           --           --           --
            Net change in:
                Accounts receivable                                  (17,359)           --           --           --           --
                Inventories                                          (15,645)           --           --           --           --
                Notes payable to associated companies                     --            --           --           --           --
                Accounts payable                                       5,697            --           --           --           --
                Prepaid New Jersey sales and excise taxes              7,145            --           --           --           --
               Accrued/Prepaid Taxes                                 (51,287)           --           --           --           --
                Dividends received from subsidiaries                      --            --           --           --           --
                Other current assets & liabilities(1)                  9,004            --           --           --           --
           Other, net                                                  3,926            --           --           --           --
                                                                   ---------       -------      -------      -------      -------
 Net cash provided by operating activities                            43,988            --           --           --           --
                                                                   ---------       -------      -------      -------      -------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in partnerships                                          --            --           --           --           --
      Money pool borrowings                                               --            --           --           --           --
      Notes receivable from associated companies                          --            --           --           --           --
      Capital expenditures                                           (70,023)           --           --           --           --
      Proceeds from sales of electric generating plants               29,568            --           --           --           --
      Proceeds from sale of other assets                                  --            --           --           --           --
      Capital contributions to subsidiaries                               --            --           --           --           --
      Return of invested capital from subsidiaries                        --            --           --           --           --
      Deposits to nuclear decommissioning trust funds                   (825)           --           --           --           --
      Leveraged leases, net                                               --            --           --           --           --
      Other, net                                                      (4,117)           --           --           --           --
                                                                   ---------       -------      -------      -------      -------
 Net cash used by investing activities                               (45,397)           --           --           --           --
                                                                   ---------       -------      -------      -------      -------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                          (44,172)           --           --           --           --
      Preferred dividends paid                                        (1,683)           --           --           --           --
      Capital contributions                                               --            --           --           --           --
      Note payable from associated companies                              --            --           --           --           --
      Common stock issued                                                 --            --           --           --           --
      Preferred stock issued                                              --            --           --           --           --
      Common stock redeemed                                               --            --           --           --           --
      Preferred stock redeemed                                       (11,500)           --           --           --           --
      Long-term debt issued                                               --            --           --           --           --
      Long-term debt redeemed                                        (97,200)           --           --           --           --
      Principal portion of capital lease payments                    (29,824)           --           --           --           --
      Net change in short-term debt                                   44,951            --           --           --           --
      Cost of issuances and refinancings                                  --            --           --           --           --
      Other, net                                                        (973)           --           --           --           --
                                                                   ---------       -------      -------      -------      -------
 Net cash used by financing activities                              (140,401)           --           --           --           --
                                                                   ---------       -------      -------      -------      -------
 Net change in cash and cash equivalents                            (141,810)           --           --           --           --
 Beginning of year cash and cash equivalents                         156,071            --           --           --           --
                                                                   ---------       -------      -------      -------      -------
 End of year cash and cash equivalents                             $  14,261       $    --      $    --      $    --      $    --
                                                                   =========       =======      =======      =======      =======

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3A Page 2 Of 4

                           Conectiv and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                  SOLUTIONS*                     AGI*         HAYMOOR*
                                                                 CONSOLIDATED      CRP       CONSOLIDATED   CONSOLIDATED
                                                                 ------------      ---       ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                   --      $    266             --            --
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities
            Equity in loss / (earnings) of subsidiaries                  --            --             --            --
            Minority Interest                                            --            --             --            --
            Extraordinary item, net of income taxes                      --            --             --            --
            Gain on sales of electric plants                             --            --             --            --
            Dissolution of CCI Virginia                                  --            --             --            --
            Deferred gain on contract termination                        --            --             --            --
            Loss on sale of telecommunication assets                     --            --             --            --
            Sale of Plumbing assets                                      --            --             --            --
            Depreciation and amortization                                --        11,709             --            --
            Investment tax credit adjustments, net                       --            --             --            --
            Deferred income taxes, net                                   --         2,029             --            --
            Deferred electric service and energy supply costs            --            --             --            --
            Pension expense credit                                       --            --             --            --
            Net change in:
                Accounts receivable                                      --        41,708             --            --
                Inventories                                              --            --             --            --
                Notes payable to associated companies                    --           (67)            --            --
                Accounts payable                                         --        (4,855)            --            --
                Prepaid New Jersey sales and excise taxes                --            --             --            --
               Accrued/Prepaid Taxes                                     --         3,519             --            --
                Dividends received from subsidiaries                     --            --             --            --
                Other current assets & liabilities(1)                    --       (13,352)            --            --
           Other, net                                                    --        (6,201)            --            --
                                                                   --------      --------       --------      --------
 Net cash provided by operating activities                               --        34,756             --            --
                                                                   --------      --------       --------      --------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in partnerships                                         --            --             --            --
      Money pool borrowings                                              --       (99,993)            --            --
      Notes receivable from associated companies                         --            --             --            --
      Capital expenditures                                               --         3,143             --            --
      Proceeds from sales of electric generating plants                  --            --             --            --
      Proceeds from sale of other assets                                 --            --             --            --
      Capital contributions to subsidiaries                              --            --             --            --
      Return of invested capital from subsidiaries                       --            --             --            --
      Deposits to nuclear decommissioning trust funds                    --            --             --            --
      Leveraged leases, net                                              --            --             --            --
      Other, net                                                         --            67             --            --
                                                                   --------      --------       --------      --------
 Net cash used by investing activities                                   --       (96,783)            --            --
                                                                   --------      --------       --------      --------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                              --            --             --            --
      Preferred dividends paid                                           --            --             --            --
      Capital contributions                                              --            --             --            --
      Note payable from associated companies                             --            --             --            --
      Common stock issued                                                --            --             --            --
      Preferred stock issued                                             --            --             --            --
      Common stock redeemed                                              --            --             --            --
      Preferred stock redeemed                                           --            --             --            --
      Long-term debt issued                                              --            --             --            --
      Long-term debt redeemed                                            --            --             --            --
      Principal portion of capital lease payments                        --            --             --            --
      Net change in short-term debt                                      --            --             --            --
      Cost of issuances and refinancings                                 --            --             --            --
      Other, net                                                         --            --             --            --
                                                                   --------      --------       --------      --------
 Net cash used by financing activities                                   --            --             --            --
                                                                   --------      --------       --------      --------
 Net change in cash and cash equivalents                                 --       (62,027)            --            --
 Beginning of year cash and cash equivalents                             --        64,301             --            --
                                                                   --------      --------       --------      --------
 End of year cash and cash equivalents                             $     --      $  2,274       $     --      $     --
                                                                   ========      ========       ========      ========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3A Page 3 Of 4

               Delmarva Power and Light Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                                      Eliminations,
                                                                        Total DPL      Reclasses &         DPL             DPL
                                                                      Consolidated   Consol. Entries      Parent        Financing
                                                                      ------------   ---------------      ------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                  $ 200,619       ($  5,687)      $ 200,619       $   5,687
      Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
            Gain on sales of electric generating plants                  (221,224)             --        (221,224)
            Extraordinary items, net of income taxes                        2,790              --           2,790
            Depreciation and amortization                                  95,361              --          95,361              --
            Investment tax credit adjustments, net                         (6,001)             --          (6,001)             --
            Deferred income taxes, net                                    (46,343)             --         (46,343)             --
            Pension expense credit                                        (18,618)             --         (18,618)             --
            Net change in:
                Accounts receivable                                       107,892              --         107,892              --
                Inventories                                               (11,349)             --         (11,349)             --
                Accounts payable                                          (90,146)             --         (90,146)             --
                Accrued taxes                                              94,270              --          94,270              --
                Other current assets & liabilities(1)                     (20,751)             --         (20,751)             --
            Other, net                                                    (25,751)             --         (25,751)             --
                                                                        ---------       ---------       ---------       ---------
 Net cash provided by operating activities                                 60,749          (5,687)         60,749           5,687
                                                                        ---------       ---------       ---------       ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sales of electric generating plants                   528,215              --         528,215              --
      Proceeds from other assets sold                                       8,543              --           8,543              --
      Capital expenditures                                                (85,593)             --         (85,593)             --
      Other, net                                                            1,056              --           1,056              --
                                                                        ---------       ---------       ---------       ---------
 Net cash used by investing activities                                    452,221              --         452,221              --
                                                                        ---------       ---------       ---------       ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Common dividends paid                                               (80,666)             --         (80,666)             --
      Preferred dividends paid                                             (3,480)          5,687          (3,480)         (5,687)
      Preferred stock redeemed                                            (60,121)             --         (60,121)             --
      Long-term debt issued                                                59,000              --          59,000              --
      Long-term debt redeemed                                            (329,953)             --        (329,953)             --
      Principal portion of capital lease payments                             (54)             --             (54)             --
      Cost of issuances and refinancings                                  (17,424)             --         (17,424)             --
                                                                        ---------       ---------       ---------       ---------
 Net cash used by financing activities                                   (432,698)          5,687        (432,698)         (5,687)
                                                                        ---------       ---------       ---------       ---------
 Net change in cash and cash equivalents                                   80,272              --          80,272              --
 Beginning of year cash and cash equivalents                               94,604              --          94,604              --
                                                                        ---------       ---------       ---------       ---------
 End of year cash and cash equivalents                                  $ 174,876       $      --       $ 174,876       $      --
                                                                        =========       =========       =========       =========

(1)  Other than debt and deferred income taxes classified as current

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3B Page 1 Of 1

                Atlantic City Electric Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                              Eliminations,
                                                                Total ACE      Reclasses &      ACE            ACE          ACE
                                                               Consolidated  Consol. Entries   Parent       Capital I    Capital II
                                                               ------------  ---------------   ------       ---------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                           $  75,476       ($  7,619)    $  75,476     $   5,775     $   1,844
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Depreciation and amortization                             93,987              --        93,987            --            --
         Investment tax credit adjustments, net                    (7,369)             --        (7,369)           --            --
         Deferred income taxes, net                                83,603              --        83,603            --            --
         Deferred electric service and energy supply costs       (143,190)             --      (143,190)           --            --
         Net change in:
             Accounts receivable                                  (17,359)             --       (17,359)           --            --
             Inventories                                          (15,645)             --       (15,645)           --            --
             Prepaid NJ sales and excise taxes                      7,145              --         7,145            --            --
             Accounts payable                                       5,697              --         5,697            --            --
             Accrued taxes                                        (51,287)             --       (51,287)
             Other current assets & liabilities(1)                  9,004              --         9,004            --            --
         Other, net                                                 3,926              --         3,926            --            --
                                                                ---------       ---------     ---------     ---------     ---------
 Net cash provided by operating activities                         43,988          (7,619)       43,988         5,775         1,844
                                                                ---------       ---------     ---------     ---------     ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                         (70,023)             --       (70,023)           --            --
     Sale of electric generating plants                            29,568              --        29,568            --            --
     Deposits to nuclear decommissioning trust funds                 (825)             --          (825)           --            --
     Other, net                                                    (4,117)             --        (4,117)           --            --
                                                                ---------       ---------     ---------     ---------     ---------
 Net cash used by investing activities                            (45,397)             --       (45,397)           --            --
                                                                ---------       ---------     ---------     ---------     ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Common dividends paid                                        (44,172)             --       (44,172)           --            --
     Preferred dividends paid                                      (1,683)          7,619        (1,683)       (5,775)       (1,844)
     Preferred stock redeemed                                     (11,500)             --       (11,500)           --            --
     Long-term debt redeemed                                      (97,200)             --       (97,200)           --            --
     Principal portion of capital lease payments                  (29,824)             --       (29,824)           --            --
     Net change in short-term debt                                 44,951              --        44,951            --            --
     Other, net                                                      (973)             --          (973)           --            --
                                                                ---------       ---------     ---------     ---------     ---------
 Net cash used by financing activities                           (140,401)          7,619      (140,401)       (5,775)       (1,844)
                                                                ---------       ---------     ---------     ---------     ---------
 Net change in cash and cash equivalents                         (141,810)             --      (141,810)           --            --
 Beginning of year cash and cash equivalents                      156,071              --       156,071            --            --
                                                                ---------       ---------     ---------     ---------     ---------
 End of year cash and cash equivalents                          $  14,261       $      --     $  14,261     $      --     $      --
                                                                =========       =========     =========     =========     =========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3C Page 1 Of 1

           Conectiv Properties and Investments, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                                       Eliminations,*
                                                         Total CPI*     Reclasses &       CPI*
                                                        Consolidated  Consol. Entries     Parent      DCI I*     DCI II*     Burney*
                                                        ------------  ---------------     ------      ------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                     $     --       $     --        $     --    $     --   $     --    $     --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries            --             --              --          --         --          --
         Minority interest liability                            --             --              --          --         --          --
         Depreciation and amortization                          --             --              --          --         --          --
         Deferred income taxes, net                             --             --              --          --         --          --
         Net change in:
             Accounts receivable                                --             --              --          --         --          --
             Accounts payable                                   --             --              --          --         --          --
             Accrued/Prepaid taxes                              --             --              --          --         --          --
             Other current assets & liabilities(1)              --             --              --          --         --          --
             Dividends received from subsidiaries               --             --              --          --         --          --
         Other, net                                             --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------
 Net cash provided by operating activities                      --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Sale of assets                                             --             --              --          --         --          --
     Money pool borrowings                                      --             --              --          --         --          --
     Capital expenditures                                       --             --              --          --         --          --
     Leveraged leases, net                                      --             --              --          --         --          --
     Other, net                                                 --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------
 Net cash used by investing activities                          --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Capital contributions                                      --             --              --          --         --          --
     Common dividends paid                                      --             --              --          --         --          --
     Common stock issued                                        --             --              --          --         --          --
     Long-term debt redeemed                                    --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------
 Net cash used by financing activities                          --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------
 Net change in cash and cash equivalents                        --             --              --          --         --          --
 Beginning of year cash and cash equivalents                    --             --              --          --         --          --
                                                          --------       --------        --------    --------   --------    --------
 End of year cash and cash equivalents                    $     --       $     --        $     --    $     --   $     --    $     --
                                                          ========       ========        ========    ========   ========    ========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3D Page 1 Of 1

                Conectiv Energy Holding Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                      Eliminations,*
                                                         Total CEH*     Reclasses &
                                                        Consolidated  Consol. Entries      CEH*
                                                        ------------  ---------------      ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                     $      --      $      --      $      --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries             --             --             --
         Gain on sales of electric generating plants             --             --             --
         Depreciation and amortization                           --             --             --
         Investment tax credit adjustments, net                  --             --             --
         Deferred income taxes, net                              --             --             --
         Net change in:
             Accounts receivable                                 --             --             --
             Inventories                                         --             --             --
             Accounts payable                                    --             --             --
             Accrued/Prepaid taxes                               --             --             --
             Dividends received from subsidiaries                --             --             --
             Other current assets & liabilities(1)               --             --             --
         Other, net                                              --             --             --
                                                          ---------      ---------      ---------
 Net cash provided by operating activities                       --             --             --
                                                          ---------      ---------      ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Notes receivable from associated companies                  --             --             --
     Investment in partnerships                                  --             --             --
     Money pool borrowings                                       --             --             --
     Capital expenditures                                        --             --             --
     Other, net                                                  --             --             --
                                                          ---------      ---------      ---------
 Net cash used by investing activities                           --             --             --
                                                          ---------      ---------      ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Capital contributions                                       --             --             --
     Notes payable to associated companies                       --             --             --
     Common stock issued                                         --             --             --
     Common stock dividend                                       --             --             --
                                                          ---------      ---------      ---------
 Net cash used by financing activities                           --             --             --
                                                          ---------      ---------      ---------
 Net change in cash and cash equivalents                         --             --             --
 Beginning of year cash and cash equivalents                     --             --             --
                                                          ---------      ---------      ---------
 End of year cash and cash equivalents                    $      --      $      --      $      --
                                                          =========      =========      =========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3E Page 1 Of 3

                Conectiv Energy Holding Company and Subsidiaries
                      Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                                     ACE*
                                                           CESI*        COSC*        REIT         CAG*
                                                           -----        -----        ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                     $    --      $    --      $    --      $    --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries           --           --           --           --
         Gain on sales of electric generating plants           --           --           --           --
         Depreciation and amortization                         --           --           --           --
         Investment tax credit adjustments, net                --           --           --           --
         Deferred income taxes, net                            --           --           --           --
         Net change in:
             Accounts receivable                               --           --           --           --
             Inventories                                       --           --           --           --
             Accounts payable                                  --           --           --           --
             Accrued/Prepaid taxes                             --           --           --           --
             Dividends received from subsidiaries              --           --           --           --
             Other current assets & liabilities(1)             --           --           --           --
         Other, net                                            --           --           --           --
                                                          -------      -------      -------      -------
 Net cash provided by operating activities                     --           --           --           --
                                                          -------      -------      -------      -------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Notes receivable from associated companies                --           --           --           --
     Investment in partnerships                                --           --           --           --
     Money pool borrowings                                     --           --           --           --
     Capital expenditures                                      --           --           --           --
     Other, net                                                --           --           --           --
                                                          -------      -------      -------      -------
 Net cash used by investing activities                         --           --           --           --
                                                          -------      -------      -------      -------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Capital contributions                                     --           --           --           --
     Notes payable to associated companies                     --           --           --           --
     Common stock issued                                       --           --           --           --
     Common stock dividend                                     --           --           --           --
                                                          -------      -------      -------      -------
 Net cash used by financing activities                         --           --           --           --
                                                          -------      -------      -------      -------
 Net change in cash and cash equivalents                       --           --           --           --
 Beginning of year cash and cash equivalents                   --           --           --           --
                                                          -------      -------      -------      -------
 End of year cash and cash equivalents                    $    --      $    --      $    --      $    --
                                                          =======      =======      =======      =======

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3E Page 2 Of 3

                Conectiv Energy Holding Company and Subsidiaries
                      Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                            CDG*         CBI*         CMM*
                                                            ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                     $    --      $    --      $    --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries           --           --           --
         Gain on sales of electric generating plants           --           --           --
         Depreciation and amortization                         --           --           --
         Investment tax credit adjustments, net                --           --           --
         Deferred income taxes, net                            --           --           --
         Net change in:
             Accounts receivable                               --           --           --
             Inventories                                       --           --           --
             Accounts payable                                  --           --           --
             Accrued/Prepaid taxes                             --           --           --
             Dividends received from subsidiaries              --           --           --
             Other current assets & liabilities(1)             --           --           --
         Other, net                                            --           --           --
                                                          -------      -------      -------
 Net cash provided by operating activities                     --           --           --
                                                          -------      -------      -------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Notes receivable from associated companies                --           --           --
     Investment in partnerships                                --           --           --
     Money pool borrowings                                     --           --           --
     Capital expenditures                                      --           --           --
     Other, net                                                --           --           --
                                                          -------      -------      -------
 Net cash used by investing activities                         --           --           --
                                                          -------      -------      -------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Capital contributions                                     --           --           --
     Notes payable to associated companies                     --           --           --
     Common stock issued                                       --           --           --
     Common stock dividend                                     --           --           --
                                                          -------      -------      -------
 Net cash used by financing activities                         --           --           --
                                                          -------      -------      -------
 Net change in cash and cash equivalents                       --           --           --
 Beginning of year cash and cash equivalents                   --           --           --
                                                          -------      -------      -------
 End of year cash and cash equivalents                    $    --      $    --      $    --
                                                          =======      =======      =======

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 3E Page 3 Of 3

                   Conectiv Communications, Inc. and Subsidiary
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                       Eliminations,*                 Conectiv*
                                                         Total CCI*     Reclasses &       CCI*     Communications
                                                       Consolidated   Consol. Entries    Parent   of Virginia, Inc.
                                                       ------------   ---------------    ------   -----------------
Cash Flows From Operating Activities
    Net income (loss)                                    $      --      $      --      $      --      $      --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of subsidiaries             --             --             --             --
        Dissolution of CCI Virginia                             --             --             --             --
        Depreciation and amortization                           --             --             --             --
        Deferred income taxes, net                              --             --             --             --
         Loss on sale of telecommunication assets               --             --             --             --
        Net change in:
           Accounts receivable                                  --             --             --             --
           Inventories                                          --             --             --             --
           Accounts payable                                     --             --             --             --
           Accrued/Prepaid taxes                                --             --             --             --
           Other current assets & liabilities(1)                --             --             --             --
        Other, net                                              --             --             --             --
                                                         ---------      ---------      ---------      ---------
Net cash provided by operating activities                       --             --             --             --
                                                         ---------      ---------      ---------      ---------

Cash Flows From Investing Activities
    Notes receivable from associated companies                  --             --             --             --
    Capital expenditures                                        --             --             --             --
    Proceeds from sale of assets                                --             --             --             --
    Other, net                                                  --             --             --             --
                                                         ---------      ---------      ---------      ---------
Net cash used by investing activities                           --             --             --             --
                                                         ---------      ---------      ---------      ---------

Cash Flows From Financing Activities
      Preferred dividends paid                                  --             --             --             --
       Capital contributions                                    --             --             --             --
       Note payable from associated companies                   --             --             --             --
       Common stock issued                                      --             --             --             --
       Preferred stock issued                                   --             --             --             --
       Common stock redeemed                                    --             --             --             --
                                                         ---------      ---------      ---------      ---------
Net cash used by financing activities                           --             --             --             --
                                                         ---------      ---------      ---------      ---------
Net change in cash and cash equivalents                         --             --             --             --
Beginning of year cash and cash equivalents                     --             --             --             --
                                                         ---------      ---------      ---------      ---------
End of year cash and cash equivalents                    $      --      $      --      $      --      $      --
                                                         =========      =========      =========      =========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3F Page 1 Of 1

                    Conectiv Solutions LLC and Subsidiaries
                      Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                                       Eliminations,*
                                                                    Total Solutions*    Reclasses &       Solutions*
                                                                      Consolidated    Consol. Entries       Parent
                                                                      ------------    ---------------       ------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                                  $        --      $        --      $        --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                            --               --               --
         Minority Interest                                                      --               --               --
         Sale of Plumbing assets                                                --               --               --
         Deferred gain on contract termination                                  --               --               --
         Depreciation and amortization                                          --               --               --
         Deferred income taxes, net                                             --               --               --
         Net change in:
             Accounts receivable                                                --               --               --
             Inventories                                                        --               --               --
             Accounts payable                                                   --               --               --
             Accrued/Prepaid taxes                                              --               --               --
             Other current assets & liabilities(1)                              --               --               --
             Dividends received from subsidiaries                               --               --               --
         Other, net                                                             --               --               --
                                                                       -----------      -----------      -----------
 Net cash provided by operating activities                                      --               --               --
                                                                       -----------      -----------      -----------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Money pool borrowings                                                      --               --               --
     Note receivable from associated company                                    --               --               --
     Capital expenditures                                                       --               --               --
     Investments in partnerships                                                --               --               --
     Sale of assets                                                             --               --               --
     Leveraged leases, net                                                      --               --               --
     Other, net                                                                 --               --               --
                                                                       -----------      -----------      -----------
 Net cash used by investing activities                                          --               --               --
                                                                       -----------      -----------      -----------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Common dividends paid                                                      --               --               --
     Capital contributions                                                      --               --               --
     Note payable from associated company                                       --               --               --
                                                                       -----------      -----------      -----------
 Net cash used by financing activities                                          --               --               --
                                                                       -----------      -----------      -----------
 Net change in cash and cash equivalents                                        --               --               --
 Beginning of year cash and cash equivalents                                    --               --               --
                                                                       -----------      -----------      -----------
 End of year cash and cash equivalents                                 $        --      $        --      $        --
                                                                       ===========      ===========      ===========


* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3G Page 1 Of 3

                    Conectiv Solutions LLC and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                            ATE*         Elimination*
                                                                       Consolidated        ATE/KSA          ATE*
                                                                       ------------        -------          ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                                   $        --      $        --      $      --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries                             --               --             --
         Minority Interest                                                       --               --             --
         Sale of Plumbing assets                                                 --               --             --
         Deferred gain on contract termination                                   --               --             --
         Depreciation and amortization                                           --               --             --
         Deferred income taxes, net                                              --               --             --
         Net change in:
             Accounts receivable                                                 --               --             --
             Inventories                                                         --               --             --
             Accounts payable                                                    --               --             --
             Accrued/Prepaid taxes                                               --               --             --
             Other current assets & liabilities(1)                               --               --             --
             Dividends received from subsidiaries                                --               --             --
         Other, net                                                              --               --             --
                                                                        -----------      -----------      ---------
 Net cash provided by operating activities                                       --               --             --
                                                                        -----------      -----------      ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Money pool borrowings                                                       --               --             --
     Note receivable from associated company                                     --               --             --
     Capital expenditures                                                        --               --             --
     Investments in partnerships                                                 --               --             --
     Sale of assets                                                              --               --             --
     Leveraged leases, net                                                       --               --             --
     Other, net                                                                  --               --             --
                                                                        -----------      -----------      ---------
 Net cash used by investing activities                                           --               --             --
                                                                        -----------      -----------      ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Common dividends paid                                                       --               --             --
     Capital contributions                                                       --               --             --
     Note payable from associated company                                        --               --             --
                                                                        -----------      -----------      ---------
 Net cash used by financing activities                                           --               --             --
                                                                        -----------      -----------      ---------
 Net change in cash and cash equivalents                                         --               --             --
 Beginning of year cash and cash equivalents                                     --               --             --
                                                                        -----------      -----------      ---------
 End of year cash and cash equivalents                                  $        --      $        --      $      --
                                                                        ===========     ============      =========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3G Page 2 Of 3

                    Conectiv Solutions LLC and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                                          CSI *
                                                            KSA*       Consolidated
                                                          --------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                     $      --      $      --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries             --             --
         Minority Interest                                       --             --
         Sale of Plumbing assets                                 --             --
         Deferred gain on contract termination                   --             --
         Depreciation and amortization                           --             --
         Deferred income taxes, net                              --             --
         Net change in:
             Accounts receivable                                 --             --
             Inventories                                         --             --
             Accounts payable                                    --             --
             Accrued/Prepaid taxes                               --             --
             Other current assets & liabilities(1)               --             --
             Dividends received from subsidiaries                --             --
         Other, net                                              --             --
                                                          ---------      ---------
 Net cash provided by operating activities                       --             --
                                                          ---------      ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Money pool borrowings                                       --             --
     Note receivable from associated company                     --             --
     Capital expenditures                                        --             --
     Investments in partnerships                                 --             --
     Sale of assets                                              --             --
     Leveraged leases, net                                       --             --
     Other, net                                                  --             --
                                                          ---------      ---------
 Net cash used by investing activities                           --             --
                                                          ---------      ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Common dividends paid                                       --             --
     Capital contributions                                       --             --
     Note payable from associated company                        --             --
                                                          ---------      ---------
 Net cash used by financing activities                           --             --
                                                          ---------      ---------
 Net change in cash and cash equivalents                         --             --
 Beginning of year cash and cash equivalents                     --             --
                                                          ---------      ---------
 End of year cash and cash equivalents                    $      --      $      --
                                                          =========      =========

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3G Page 3 Of 3

                    Conectiv Services, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                       Eliminations,*
                                                         Total CSI *    Reclasses &                                     CTS*
                                                        Consolidated  Consol. Entries     CSI*         Plumbing*    Consolidated
                                                        ------------  ---------------     ----         ---------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                     $      --      $      --      $      --      $      --      $      --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries             --             --             --             --             --
         Sale of Plumbing assets                                 --             --             --             --             --
         Depreciation and amortization                           --             --             --             --             --
         Deferred income taxes, net                              --             --             --             --             --
         Net change in:
             Accounts receivable                                 --             --             --             --             --
             Inventories                                         --             --             --             --             --
             Accounts payable                                    --             --             --             --             --
             Accrued/Prepaid taxes                               --             --             --             --             --
             Other current assets & liabilities(1)               --             --             --             --             --
         Other, net                                              --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------
 Net cash provided by operating activities                       --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
     Money pool borrowings                                       --             --             --             --             --
     Capital expenditures                                        --             --             --             --             --
     Notes receivable from associated companies                  --             --             --             --             --
     Other, net                                                  --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------
 Net cash used by investing activities                           --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
     Notes payable from associated companies                     --             --             --             --             --
     Common stock dividend                                       --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------
 Net cash used by financing activities                           --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------
 Net change in cash and cash equivalents                         --             --             --             --             --
 Beginning of year cash and cash equivalents                     --             --             --             --             --
                                                          ---------      ---------      ---------      ---------      ---------
 End of year cash and cash equivalents                    $      --      $      --      $      --      $      --      $      --
                                                          =========      =========      =========      =========      =========

(1)  Other than debt and deferred income taxes classified as current.

* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 3H Page 1 Of 1

                 Conectiv Thermal Systems, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                             Eliminations,*
                                                              Total CTS*      Reclasses &        CTS*
                                                             Consolidated    Consol. Entries    Parent    ATS*     AJTS*    TELP*
                                                             ------------    ---------------    ------    ----     -----    ------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                            $--              $--             $--      $--      $--       $--
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries              --               --              --       --       --        --
         Depreciation and amortization                            --               --              --       --       --        --
         Provision for loss on the sale of businesses             --               --              --       --       --        --
         Deferred income taxes, net                               --               --              --       --       --        --
         Net change in:
             Accounts receivable                                  --               --              --       --       --        --
             Inventories                                          --               --              --       --       --        --
             Accounts payable                                     --               --              --       --       --        --
             Accrued/Prepaid taxes                                --               --              --       --       --        --
             Other current assets & liabilities(1)                --               --              --       --       --        --
         Other, net                                               --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---
 Net cash provided by operating activities                        --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---

 CASH FLOWS FROM INVESTING ACTIVITIES
     Money pool borrowings                                        --               --              --       --       --        --
     Capital expenditures                                         --               --              --       --       --        --
     Other, net                                                   --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---
 Net cash used by investing activities                            --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---

 CASH FLOWS FROM FINANCING ACTIVITIES
     Notes payable from associated companies                      --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---
 Net cash used by financing activities                            --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---
 Net change in cash and cash equivalents                          --               --              --       --       --        --
 Beginning of year cash and cash equivalents                      --               --              --       --       --        --
                                                                 ---              ---             ---      ---      ---       ---
 End of year cash and cash equivalents                           $--              $--             $--      $--      $--       $--
                                                                 ===              ===             ===      ===      ===       ===


(1)   Other than debt and deferred income taxes classified as current.



*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 3I Page 1 of 1

                   Atlantic Generation, Inc. and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                      Eliminations,*
                                                        Total AGI*      Reclasses &     AGI*    Vin     Vin     Bing    Bing   Ped
                                                       Consolidated   Consol. Entries  Parent   LTD*    Gen*    LTD*    Gen*   Gen*
                                                       ------------   ---------------  ------   ----    ----    ----    ----   ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                      $ --            $ --         $ --    $ --    $ --    $ --    $ --   $ --
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities
         Equity in loss / (earnings) of subsidiaries         --              --           --      --      --      --      --     --
         Minority Interest                                   --              --           --      --      --      --      --     --
         Depreciation and amortization                       --              --           --      --      --      --      --     --
         Deferred income taxes, net                          --              --           --      --      --      --      --     --
         Net change in:
             Accounts receivable                             --              --           --      --      --      --      --     --
             Accounts payable                                --              --           --      --      --      --      --     --
             Accrued/Prepaid taxes                           --              --           --      --      --      --      --     --
             Other current assets & liabilities(1)           --              --           --      --      --      --      --     --
             Dividends received from subsidiaries            --              --           --      --      --      --      --     --
         Other, net                                          --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----
 Net cash provided by operating activities                   --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----

 CASH FLOWS FROM INVESTING ACTIVITIES
     Investments in partnerships                             --              --           --      --      --      --      --     --
     Money pool borrowings                                   --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----
 Net cash used by investing activities                       --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----

 CASH FLOWS FROM FINANCING ACTIVITIES
     Common dividends paid                                   --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----
 Net cash used by financing activities                       --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----
 Net change in cash and cash equivalents                     --              --           --      --      --      --      --     --
 Beginning of year cash and cash equivalents                 --              --           --      --      --      --      --     --
                                                           ----            ----         ----    ----    ----    ----    ----   ----
 End of year cash and cash equivalents                     $ --            $ --         $ --    $ --    $ --    $ --    $ --   $ --
                                                           ====            ====         ====    ====    ====    ====    ====   ====



(1)   Other than debt and deferred income taxes classified as current.



* Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 3J Page 1 of 1

                           Haymoor LLC and Subsidiary
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                                   Eliminations,
                                                                Total Haymoor        Reclasses &        Haymoor         Conectiv
                                                                Consolidated       Consol. Entries       Parent        Energy Inc
                                                                ------------       ---------------       ------        ----------
Cash Flows From Operating Activities
    Net income (loss)                                                $ --               $ --             $ --             $ --
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Equity in loss / (earnings) of subsidiaries                    --                 --               --               --
        Deferred income taxes, net                                     --                 --               --               --
        Net change in:
           Accounts receivable                                         --                 --               --               --
           Accounts payable                                            --                 --               --               --
           Other current assets & liabilities(1)                       --                 --               --               --
            Dividends received from subsidiaries                       --                 --               --               --
        Other, net                                                     --                 --               --               --
                                                                     ----               ----             ----             ----
Net cash provided by operating activities                              --                 --               --               --
                                                                     ----               ----             ----             ----

Cash Flows From Investing Activities
    Capital expenditures                                               --                 --               --               --
     Proceeds from sales of electric generating plants                 --                 --               --               --
    Other, net                                                         --                 --               --               --
                                                                     ----               ----             ----             ----
Net cash used by investing activities                                  --                 --               --               --
                                                                     ----               ----             ----             ----

Cash Flows From Financing Activities
    Dividend to Haymoor                                                --                 --               --               --
    Capital contributions                                              --                 --               --               --
     Note payable from associated company                              --                 --               --               --
    Net change in short-term debt                                      --                 --               --               --
    Cost of issuances and refinancings                                 --                 --               --               --
                                                                     ----               ----             ----             ----
Net cash used by financing activities                                  --                 --               --               --
                                                                     ----               ----             ----             ----
Net change in cash and cash equivalents                                --                 --               --               --
Beginning of year cash and cash equivalents                            --                 --               --               --
                                                                     ----               ----             ----             ----
End of year cash and cash equivalents                                $ --               $ --             $ --             $ --
                                                                     ====               ====             ====             ====


(1)   Other than debt and deferred income taxes classified as current.




*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 3K Page 1 Of 1

                           Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                       ELIMINATIONS
                                                           TOTAL        RECLASSES &      CONECTIV         DPL            ACE
                                                          CONECTIV     CONSOLIDATIONS     PARENT     CONSOLIDATED    CONSOLIDATED
                                                          --------     --------------     ------     ------------    ------------
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                    $ 151,164      $(264,203)     $  42,768      $ 257,866      $ 114,962

            Transfer of Mid Merit into CEH                       --             --             --             --
            Enerval Dissolution                                  --             --             --             --             --
            Effect of like-kind exchange                         --             --             --             --             --

         Net Income / (Loss)                                248,248       (276,361)       248,248        200,619         75,476
         Cash dividends declared
            Common stock                                    (72,780)       121,680        (72,780)       (89,077)       (32,603)
            Class A common stock                             (8,900)            --         (8,900)            --             --
            Preferred stock                                      --          5,427             --         (3,744)        (1,683)
         Repurchase and retirement of preferred stock            --            793             --           (793)            --

                                                          ---------      ---------      ---------      ---------      ---------
      Balance as of December 31, 2001                     $ 317,732      $(412,664)     $ 209,336      $ 364,871      $ 156,152
                                                          =========      =========      =========      =========      =========


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4A Page 1 Of 3

                           Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                             CPI*            CEH*                         CCI*           SOLUTIONS*
                                                          CONSOLIDATED   CONSOLIDATED       ASP*       CONSOLIDATED     CONSOLIDATED
                                                          ------------   ------------       ----       ------------     ------------
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                       $--             $--             $--           $--              $--

            Transfer of Mid Merit into CEH                    --              --              --            --               --
            Enerval Dissolution                               --              --              --            --               --
            Effect of like-kind exchange                      --              --              --            --               --

         Net Income / (Loss)                                  --              --              --            --               --
         Cash dividends declared
            Common stock                                      --              --              --            --               --
            Class A common stock                              --              --              --            --               --
            Preferred stock                                   --              --              --            --               --
         Repurchase and retirement of preferred stock         --              --              --            --               --

                                                             ---             ---             ---           ---              ---
      Balance as of December 31, 2001                        $--             $--             $--           $--              $--
                                                             ===             ===             ===           ===              ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4A Page 2 Of 3

                            Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                              AGI *         HAYMOOR*
                                                             CRP           CONSOLIDATED   CONSOLIDATED       ENERVAL*       CMM*
                                                             ---           ------------   ------------       --------       ----
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                      $(229)             $--             $--             $--           $--

            Transfer of Mid Merit into CEH                     --               --              --              --            --
            Enerval Dissolution                                --               --              --              --            --
            Effect of like-kind exchange                       --               --              --              --            --

         Net Income / (Loss)                                  266               --              --              --            --
         Cash dividends declared
            Common stock                                       --               --              --              --            --
            Class A common stock                               --               --              --              --            --
            Preferred stock                                    --               --              --              --            --
         Repurchase and retirement of preferred stock          --               --              --              --            --

                                                            -----              ---             ---             ---           ---
      Balance as of December 31, 2001                       $  37              $--             $--             $--           $--
                                                            =====              ===             ===             ===           ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4A Page 3 Of 3

               Delmarva Power and Light Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                              Eliminations,
                                                            Total DPL           Reclasses &           DPL                DPL
                                                           Consolidated       Consol. Entries        Parent           Financing
                                                           ------------       ---------------        ------           ---------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000                        $ 257,866           $    --           $ 257,866           $    --

       Net Income / (Loss)                                     200,619            (5,687)            200,619             5,687
       Cash dividends declared
          Common stock                                         (89,077)               --             (89,077)               --
          Preferred stock                                       (3,744)            5,687              (3,744)           (5,687)
       Repurchase and retirement of preferred stock               (793)               --                (793)               --

                                                             ---------           -------           ---------           -------
     Balance as of December 31, 2001                         $ 364,871           $    --           $ 364,871           $    --
                                                             =========           =======           =========           =======


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935



                                  F - 4B 1 Of 1

                Atlantic City Electric Company and Subsidiaries

                  Consolidating Statement of Retained Earnings

                      For the Year Ended December 31, 2001

                             (Dollars in Thousands)



                                                                  Eliminations,
                                                 Total ACE         Reclasses &           ACE              ACE               ACE
                                                Consolidated     Consol. Entries       Parent          Capital I         Capital II
                                                ------------     ---------------       ------          ---------         ----------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000            $ 114,962         $      --         $ 114,962         $      --         $      --

       Net Income / (Loss)                          75,476            (7,659)           75,476             5,775             1,884
       Cash dividends declared
          Common stock                             (32,603)               --           (32,603)               --                --
          Preferred stock                           (1,683)            7,659            (1,683)           (5,775)           (1,884)

                                                 ---------         ---------         ---------         ---------         ---------
     Balance as of December 31, 2001             $ 156,152         $      --         $ 156,152         $      --         $      --
                                                 =========         =========         =========         =========         =========


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935

                               F - 4C Page 1 Of 1

         Conectiv Properties and Investments, Inc. and and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                Eliminations,*
                                                Total CPI*       Reclasses &       CPI*
                                               Consolidated    Consol. Entries    Parent        DCI I*        DCI II*      Burney*
                                               ------------    ---------------    ------        ------        -------      -------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000              $--             $--             $--           $--           $--           $--

       Net Income / (Loss)                          --              --              --            --            --            --
       Cash dividends declared
          Common stock                              --              --              --            --            --            --

                                                   ---             ---             ---           ---           ---           ---
     Balance as of December 31, 2001               $--             $--             $--           $--           $--           $--
                                                   ===             ===             ===           ===           ===           ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4D Page 1 Of 1

                Conectiv Energy Holding Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                  Eliminations,*
                                                     CEH*          Reclasses &        CEH*
                                                 Consolidated    Consol. Entries     Parent          CESI*            COSC*
                                                 ------------    ---------------     ------          -----            -----
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                $--             $--             $--             $--             $--

          Transfer of Mid Merit into CEH               --              --              --              --              --

          Net Income / (Loss)                          --              --              --              --              --
          Cash dividends declared
             CDG common stock to CEH                   --              --              --              --              --
             CEH common stock to Conectiv              --              --              --              --              --

                                                      ---             ---             ---             ---             ---
      Balance as of December 31, 2001                 $--             $--             $--             $--             $--
                                                      ===             ===             ===             ===             ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935



                               F - 4E Page 1 Of 2

                Conectiv Energy Holding Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                    ACE REIT*           CAG*             CDG*             CMM*             CBI*
                                                    ---------           ----             ----             ----             ----
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                 $--              $--              $--              $--              $--

          Transfer of Mid Merit into CEH                --               --               --               --               --

          Net Income / (Loss)                           --               --               --               --               --
          Cash dividends declared
             CDG common stock to CEH                    --               --               --               --               --
             CEH common stock to Conectiv               --               --               --               --               --

                                                       ---              ---              ---              ---              ---
      Balance as of December 31, 2001                  $--              $--              $--              $--              $--
                                                       ===              ===              ===              ===              ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4E Page 2 Of 2

                  Conectiv Communications, Inc. and Subsidiary
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                                                                        Conectiv*
                                                                      Eliminations,*                                  Communications
                                                   Total CCI*          Reclasses &                 CCI*                of Virginia
                                                  Consolidated        Consol. Entries             Parent                   Inc.
                                                  ------------        ---------------             ------                   ----
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                $--                    $--                    $--                    $--

          Dissolution of CCI VA                        --                     --                     --                     --
          Net Income / (Loss)                          --                     --                     --                     --
          Cash dividends declared
               Preferred stock                         --                     --                     --                     --

                                                      ---                    ---                    ---                    ---
      Balance as of December 31, 2001                 $--                    $--                    $--                    $--
                                                      ===                    ===                    ===                    ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935



                               F - 4F Page 1 Of 1

                    Conectiv Solutions LLC and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                                   Eliminations,*
                                                      Total Solutions*              Reclasses &                 Solutions*
                                                        Consolidated              Consol. Entries                 Parent
                                                        ------------              ---------------                 ------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000                        $--                        $--                        $--
                                                             ---                        ---                        ---
       Dissolution of VHS                                     --                         --                         --

       Net Income / (Loss)                                    --                         --                         --
       Cash dividends declared
          ATE common stock                                    --                         --                         --

                                                             ---                        ---                        ---
     Balance as of December 31, 2001                         $--                        $--                        $--
                                                             ===                        ===                        ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4G Page 1 Of 2

                    Conectiv Solutions LLC and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)

                                                    ATE*       Elimination*                               Vital*         CSI*
                                                Consolidated     ATE/KSA        ATE*         KSA*        Services    Consolidated
                                                ------------     -------        ----         ----        --------    ------------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000                $--            $--          $--          $--           $--           $--
                                                     ---            ---          ---          ---           ---           ---
       Dissolution of VHS                             --             --           --           --            --            --

       Net Income / (Loss)                            --             --           --           --            --            --
       Cash dividends declared
          ATE common stock                            --             --           --           --            --            --

                                                     ---            ---          ---          ---           ---           ---
     Balance as of December 31, 2001                 $--            $--          $--          $--           $--           $--
                                                     ===            ===          ===          ===           ===           ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4G Page 2 Of 2

                    Conectiv Services, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                    Eliminations,*
                                                   Total CSI*        Reclasses &           CSI*                             CTS*
                                                  Consolidated      Consol. Entries       Parent         Plumbing*      Consolidated
                                                  ------------      ---------------       ------         ---------      ------------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000                 $--                $--               $--             $--               $--

           Sale of Plumbing                            --                 --                --              --                --

       Net Income / (Loss)                             --                 --                --              --                --

                                                      ---                ---               ---             ---               ---
     Balance as of December 31, 2001                  $--                $--               $--             $--               $--
                                                      ===                ===               ===             ===               ===


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4H Page 1 Of 1

                Conectiv Thermal Systems, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                Eliminations,*
                                                Total CTS*       Reclasses &        CTS*
                                               Consolidated     Consol. Entries    Parent         ATS*         AJTS*          TELP*
                                               ------------     ---------------    ------         ----         -----          -----
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000               $--             $--             $--           $--           $--           $--

       Net Income / (Loss)                           --              --              --            --            --            --

                                                    ---             ---             ---           ---           ---           ---
     Balance as of December 31, 2001                $--             $--             $--           $--           $--           $--
                                                    ===             ===             ===           ===           ===           ===

*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                        F - 4I Page 1 Of 1

                   Atlantic Generation, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                        Eliminations,*
                                                   Total AGI*            Reclasses &              AGI*
                                                  Consolidated         Consol. Entries           Parent                Vin LTD*
                                                  ------------         ---------------           ------                --------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000                 $  --                 $  --                 $  --                 $  --

       Net Income / (Loss)                               --                    --                    --                    --
       Cash dividends declared
          Common stock                                   --                    --                    --                    --

                                                      -----                 -----                 -----                 -----
     Balance as of December 31, 2001                  $  --                 $  --                 $  --                 $  --
                                                      =====                 =====                 =====                 =====


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                        F - 4J Page 1 Of 2

                   Atlantic Generation, Inc. and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                         Vin Gen*            Bing LTD*           Bing Gen*           Ped Gen*
                                                         --------            ---------           ---------           --------
Retained Earnings / (Accumulated Deficit)
     Balance as of December  31, 2000                     $   --              $   --              $   --              $   --

       Net Income / (Loss)                                    --                  --                  --                  --
       Cash dividends declared
          Common stock                                        --                  --                  --                  --

                                                          ------              ------              ------              ------
     Balance as of December 31, 2001                      $   --              $   --              $   --              $   --
                                                          ======              ======              ======              ======


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                        F - 4J Page 2 Of 2

                           Haymoor LLC and Subsidiary
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                                                                       Eliminations,*                             Conectiv*
                                                   Total Haymoor*       Reclasses &           Haymoor*             Energy
                                                    Consolidated       Consol. Entries         Parent               Inc.
                                                       ------              ------              ------              ------
Retained Earnings / (Accumulated Deficit)
      Balance as of December  31, 2000                 $   --              $   --              $   --              $   --

          Net Income / (Loss)                              --                  --                  --                  --
          Effect of like-kind exchange                     --                  --                  --                  --

                                                       ------              ------              ------              ------
      Balance as of December 31, 2001                  $   --              $   --              $   --              $   --
                                                       ======              ======              ======              ======


*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                               F - 4K Page 1 Of 1

                                                                  YEAR 2001 SELECTED FINANCIAL DATA
                                --------------------------------------------------------------------------------------------------

                                                                                                           HYDRO        LUZ SOLAR
                                Enertech*     Enertech II*        BFP*             MAS*       ESNE*       Kennebec*     Partners*
                                --------------------------------------------------------------------------------------------------
-------------------------
Income Statement 2001
=========================

Operating Revenues                 --              --             --               --           --           --              --

INCOME BEFORE TAX                  --              --             --               --           --           --              --


-------------------------
BALANCE SHEET @ 12/31/01
=========================

TOTAL ASSETS                       --              --             --               --           --           --              --

TOTAL LIABILITIES                  --              --             --               --           --           --              --

TOTAL EQUITY                       --              --             --               --           --           --              --



*Filed under Request for Confidential Treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935


                                 F-5 Page 1 of 1

                                    SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                        CONECTIV

                                                   /s/ James P. Lavin
                                            -------------------------------
                                                     James P. Lavin
                                                       Controller


Date:  April 22, 2002

EXHIBIT A


Conectiv's Annual Report on Form 10-K for the year ended December 31, 2001 which was filed with the Commission on March 19, 2002 (File No. 1-13895) is incorporated herein by reference. Atlantic City Electric Company's Annual Report on Form 10-K for the year ended December 31, 2001 which was filed with the Commission on March 27, 2002 (File No. 1-3559) is incorporated herein by reference. Delmarva Power & Light Company's Annual Report on Form 10-K for the year ended December 31, 2001 which was filed with the Commission on March 27, 2002 (File No. 1-1405) is incorporated herein by reference.

                                    EXHIBIT B

CONECTIV
  B.1.1 Restated Certificate of Incorporation filed March 2, 1998 in the office of the Delaware Secretary of State (filed with Conectiv's
            Current Report on Form 8-K dated March 6, 1998)

  B.1.2     Amended and Restated Bylaws as amended October 26, 1999 (filed with
            1999 Form U5S)

DELMARVA POWER & LIGHT COMPANY
  B.2.1 Restated Certificate filed April 9, 1990 with the office of the Delaware Secretary of State (filed with Registration Statement No.
            33-50453)

  B.2.2 Certificate of Designation filed July 29, 1992 with the office of the Delaware Secretary of State (filed with Registration Statement
            No. 33-50453)

  B.2.3 Certificate of Designation filed October 29, 1993 with the office of the Delaware Secretary of State (filed with Registration Statement
            No. 33-53855)

  B.2.4 Certificate of Amendment filed June 7, 1996 with the office of the Delaware Secretary of State (filed with Registration Statement No.
            333-07281)

  B.2.5 Certificate of Amendment filed March 2, 1998 with the office of the Delaware Secretary of State (filed with Delmarva Power & Light's
            Current Report on Form 8-K dated March 4, 1998)

  B.2.6     Certificate of Merger of DS Sub, Inc., a Delaware Corporation, with and into Delmarva Power & Light Co., filed with the Delaware
            Secretary of State, effective as of March 1, 1998 (filed with
            Delmarva Power & Light's Current Report on Form 8-K dated March 4,
            1998)

  B.2.7     Bylaws (filed with Delmarva Power & Light's Current Report on Form
            8-K dated March 4, 1998)

  B.2.8*    Amended and Restated Bylaws as amended February 9, 2001

DPL REIT HOLDING, INC.
  B.3.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

  B.3.2     Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

CONECTIV DELMARVA GENERATION, INC. (F/K/A DPL REIT, INC.)
  B.4.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

  B.4.2     Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.4.3     Certificate of Ownership and Merger merging DPL REIT Holding, Inc.
            with and into DPL REIT, Inc. and changing name to Conectiv Delmarva
            Generation, Inc. (filed with 2000 Form U5S)

  B.4.4* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

  B.4.5*    Amended and Restated Bylaws as amended July 31, 2001

* Filed herewith

ATLANTIC CITY ELECTRIC COMPANY
  B.5.1     Agreement of Merger Between Atlantic City Electric Company and South
            Jersey Power & Light Company filed June 30, 1949 and Amendments through May 3, 1991 (filed with Atlantic City Electric Company's
            Reports on Form 10-Q for the quarters ended June 30, 1982, March 31,
            1985, March 31, 1987 and September 30, 1991, with Atlantic City
            Electric Company's Form 8-K dated October 12, 1988 and with Atlantic
            City Electric Company's Form 10-K for the fiscal year ended December
            31, 1990)

  B.5.2     Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.5.3*    Amended and Restated Bylaws as amended July 31, 2001

ACE REIT HOLDING, INC.
  B.6.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

  B.6.2     Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

ACE REIT, INC.
  B.7.1 Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

  B.7.2     Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.7.3     Certificate of Ownership and Merger merging ACE REIT Holding, Inc.
            with and into ACE REIT, Inc. (filed with 2000 Form U5S)

  B.7.4* Certificate of Amendment of Certificate of Incorporation deleting last sentence of Article 8 dated July 31, 2001

  B.7.5*    Amended and Restated Bylaws as amended July 31, 2001

CONECTIV RESOURCE PARTNERS, INC.
  B.8.1 Certificate of Incorporation filed January 16, 1998 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.8.2     Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.8.3* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

  B.8.4*    Amended and Restated Bylaws as amended July 31, 2001

DELMARVA SERVICES COMPANY

  B.9.1     Certificate of Incorporation of Delmarva Services Company filed
            October 31, 1986 in the office of the Delaware Secretary of State
            (filed with 1998 Form U5S)

  B.9.2     Amended and Restated Bylaws as amended December 31 1999 (filed with
            1999 Form U5S)


* Filed herewith

CONECTIV COMMUNICATIONS, INC. (f/k/a Delmarva Telecommunications, Inc.)
  B.10.1    Certificate of Incorporation of Delmarva Telecommunications, Inc.
            filed October 21, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.10.2    Certificate of Amendment of Certificate of Incorporation of Delmarva
            Telecommunications, Inc. changing the name to Conectiv
            Communications, Inc. filed February 26, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.10.3    Amended and Restated Bylaws as amended December 31, 1999

  B.10.4*   Restated Certificate of Incorporation dated May 2001

  B.10.5* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

  B.10.6*   Amended and Restated Bylaws as amended July 31, 2001

CONECTIV COMMUNICATIONS OF VIRGINIA, INC.
  B.11.1 Certificate of Incorporation filed November 2, 1999 in the office of the Commonwealth of Virginia State Corporation Commission (filed with 1999 Form U5S)

  B.11.2    Bylaws (filed with 1999 Form U5S)

CONECTIV ENERGY, INC.
  B.12.1    Certificate of Incorporation of Conectiv Energy, Inc. filed February
            18, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.12.2    Bylaws (filed with 1999 Form U5S)

CONECTIV SERVICES, INC. (f/k/a Service Confidence, Inc.)
  B.13.1 Certificate of Incorporation filed June 26, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.13.2    Certificate of Amendment of Certificate of Incorporation of Service
            Confidence, Inc. changing the name to Conectiv Services, Inc. filed
            March 6, 1997 in the office of the Delaware Secretary of State
            (filed with 1998 Form U5S)

  B.13.3    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.13.4* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

  B.13.5*   Amended and Restated Bylaws as amended July 31, 2001

CONECTIV PLUMBING, L.L.C.
  B.14.1    Certificate of Formation of Conectiv Plumbing, L.L.C. filed January
            15, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.14.2 Operating Agreement of Conectiv Plumbing, L.L.C. (confidential treatment requested) (filed with 1998 Form U5S)


* Filed herewith

  CONECTIV ENERGY SUPPLY, INC. (f/k/a Delmarva Energy Company)
  B.15.1    Certificate of Incorporation of Delmarva Energy Company filed July
            3, 1975 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.15.2    Certificate of Amendment of Certificate of Incorporation of Delmarva
            Energy Company adding Article 12th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.15.3    Certificate of Amendment of Certificate of Incorporation of Delmarva
            Energy Company changing the name to Conectiv Energy Supply, Inc.
            filed April 9, 1998 in the office of the Delaware Secretary of State
            (filed with 1998 Form U5S)

  B.15.4    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.15.5* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 12 dated July 31, 2001

  B.15.6*   Amended and Restated Bylaws as amended July 31, 2001

CONECTIV PROPERTIES AND INVESTMENTS, INC. (F/K/A DELMARVA CAPITAL INVESTMENTS,
INC.)
  B.16.1 Certificate of Incorporation filed February 27, 1985 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.16.2    Certificate of Amendment of Certificate of Incorporation amending
            Article 8th filed August 19, 1987 in the office of the Delaware
            Secretary of State (filed with 1998 Form U5S)

  B.16.3    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.16.4    Certificate of Merger merging Delmarva Services Company into
            Delmarva Capital Investments, Inc. and changing name to Conectiv
            Investments and Properties, Inc. (filed with 2000 Form U5S)

  B.16.5*   Amended and Restated Bylaws as amended July 31, 2001

DCI I, INC.
  B.17.1 Certificate of Incorporation filed February 27, 1985 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.17.2    Certificate of Amendment of Certificate of Incorporation amending
            Article 8th filed August 19, 1987 in the office of the Delaware
            Secretary of State (filed with 1998 Form U5S)

  B.17.3    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.17.4*   Amended and Restated Bylaws as amended July 31, 2001

DCI II, INC.
  B.18.1 Articles of Incorporation of DCI II, Inc. filed November 15, 1985 in the office of the Lieutenant Governor of the Virgin Islands of the U.S. (filed with 1998 Form U5S)

  B.18.2    Bylaws (filed with 1998 Form U5S)

* Filed herewith

DCTC-BURNEY, INC. (f/k/a DCTC-Redding, Inc.)
  B.19.1 Certificate of Incorporation filed June 26, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.19.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.19.3*   Amended and Restated Bylaws as amended July 31, 2001

CONECTIV OPERATING SERVICES COMPANY (f/k/a Delmarva Operating Services Company)
  B.20.1 Certificate of Incorporation filed May 8, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.20.2    Certificate of Amendment of Certificate of Incorporation of Delmarva
            Operating Services Company changing name to Conectiv Operating
            Services Company filed December 9, 1998 in the office of the Delaware
            Secretary of State (filed with 1998 Form U5S)

  B.20.3    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.20.4* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

 B.20.5*    Amended and Restated Bylaws as amended July 31, 2001

CONECTIV SOLUTIONS LLC
  B.21.1    Certificate of Formation of Conectiv Solutions LLC filed October 20,
            1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.21.2    Limited Liability Company Agreement for Conectiv Solutions LLC dated
            October 17, 1997 (confidential treatment requested) (filed with 1998
            Form U5S)

MILLENIUM ACCOUNT SERVICES, LLC
  B.22.1    Certificate of Formation of Millenium Account Services, LLC January
            1, 1999 in the office of the Delaware Secretary of State (filed with 1999 Form U5S)

  B.22.2    Limited Liability Company Operating Agreement of Millenium Account
            Services LLC dated January 4, 1999 (confidential treatment requested)
            (filed with 1999 Form U5S)

ENERVAL, L.L.C. (f/k/a Atlantic CNRG Services, L.L.C.)
  B.23.1    Certificate of Formation of Atlantic CNRG Services, L.L.C. filed
            March 17, 1995 in the office of the Delaware Secretary of State
            (filed with 1998 Form U5S)

  B.23.2 Certificate of Amendment of Atlantic CNRG Services, L.L.C. changing the name to Enerval, L.L.C. filed April 15, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.23.3    Operating Agreement of Atlantic CNRG Services, L.L.C. dated March 17,
            1995 (confidential treatment requested) (filed with 1998 Form U5S)

  B.23.4    First Amendment to Operating Agreement of Operating Agreement of
            Atlantic CNRG Services, L.L.C. dated April ___, 1996 (confidential treatment requested) (filed with 1998 Form U5S)

  B.23.5    Second Amendment to Operating Agreement of Enerval, L.L.C. dated June
            17, 1998 (confidential treatment requested) (filed with 1998 Form U5S)

* Filed herewith

ATLANTIC SOUTHERN PROPERTIES, INC. (f/k/a Atlantic Housing, Inc.)
  B.24.1 Certificate of Incorporation filed June 24, 1970 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

  B.24.2    Certificate of Amendment to Certificate of Incorporation of Atlantic
            Housing, Inc. changing the name to Atlantic Southern Properties, Inc.
            filed January 4, 1989 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

  B.24.3    Amended and Restated Bylaws as amended December 31,1999 (filed with
            1999 Form U5S)

  B.24.4*   Amended and Restated Bylaws as amended July 31, 2001

ATE INVESTMENT, INC.
  B.25.1    Certificate of Incorporation of ATE Investment, Inc. filed October 9,
            1986 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

  B.25.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.25.3*   Amended and Restated Bylaws as amended July 31, 2001

KING STREET ASSURANCE, LTD.
  B.26.1 Certificate of Incorporation filed August 9, 1999 in the office of the Bermuda Registrar of Companies (filed with 1999 Form U5S)

  B.26.2    Bye-Laws (filed with 1999 Form U5S)

CONECTIV THERMAL SYSTEMS, INC. (f/k/a Atlantic Thermal Systems, Inc.)
  B.27.1    Certificate of Incorporation of Atlantic Thermal Systems, Inc. filed
            May 5, 1994 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.27.2 Certificate of Amendment of Certificate of Incorporation changing the name to Conectiv Thermal Systems, Inc. filed March 2, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.27.3    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.27.4*   Amended and Restated Bylaws as amended July 31, 2001

ATS OPERATING SERVICES, INC.
  B.28.1    Certificate of Incorporation of ATS Operating Services, Inc. filed
            March 31, 1995 in the office of the Delaware Secretary of State
            (filed with 1998 Form U5S)

  B.28.2 Certificate for Renewal and Revival of Certificate of Incorporation filed December 10, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.28.3    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.28.4*   Amended and Restated Bylaws as amended July 31, 2001

* Filed herewith

  ATLANTIC JERSEY THERMAL SYSTEMS, INC.
  B.29.1    Certificate of Incorporation of Atlantic Jersey Thermal Systems, Inc.
            filed May 20, 1994 in the office of the Delaware Secretary of State
            (filed with 1998 Form U5S)

  B.29.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.29.3*   Amended and Restated Bylaws as amended July 31, 2001

ATLANTIC-PACIFIC GLENDALE, L.L.C.
  B.30.1 Certificate of Limited Liability Company filed August 22, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form
            U5S)

  B.30.2    Operating Agreement (confidential treatment requested) (filed with
            1998 Form U5S)

ATLANTIC-PACIFIC LAS VEGAS, L.L.C.
  B.31.1 Certificate of Limited Liability Company filed October 29, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form
            U5S)

  B.31.2 Certificate of Amendment filed November 5, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.31.2    Operating Agreement (confidential treatment requested) (filed with
            1998 Form U5S)

ATLANTIC GENERATION, INC.
  B.32.1    Certificate of Incorporation Atlantic Generation, Inc. filed October
            9, 1986 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

  B.32.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.32.3*   Amended and Restated Bylaws as amended July 31, 2001

BINGHAMTON GENERAL, INC.
  B.33.1    Certificate of Incorporation of Binghamton General, Inc. filed May 3,
            1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.33.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.33.3*   Amended and Restated Bylaws as amended July 31, 2001

BINGHAMTON LIMITED, INC.
  B.34.1    Certificate of Incorporation of Binghamton Limited, Inc. filed May 2,
            1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.34.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.34.3*   Amended and Restated Bylaws as amended July 31, 2001

VINELAND GENERAL, INC.
  B.35.1    Certificate of Incorporation of Vineland General, Inc. filed August
            28, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.35.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.35.3*   Amended and Restated Bylaws as amended July 31, 2001

* Filed herewith

VINELAND LTD., INC.
  B.36.1    Certificate of Incorporation of Vineland Ltd., Inc. filed August 28,
            1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

  B.36.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.36.3*   Amended and Restated Bylaws as amended July 31, 2001

PEDRICK GEN., INC.
  B.37.1    Certificate of Incorporation of Pedrick Gen., Inc. filed July 28,
            1989 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

  B.37.2    Amended and Restated Bylaws as amended December 31, 1999 (filed with
            1999 Form U5S)

  B.37.3*   Amended and Restated Bylaws as amended July 31, 2001

CONECTIV MID-MERIT, INC. (F/K/A CONECTIV BRANDS, INC.)
  B.38.1 Certificate of Amendment of Certificate of Incorporation changing name to Conectiv Mid-Merit, Inc. (filed with 2000 Form U5S)

  B.38.2    Bylaws (filed with 2000 Form U5S)

  B.38.3* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

  B.38.4*   Amended and Restated Bylaws as amended July 31, 2001

ENERGY SYSTEMS NORTH EAST, LLC
  B.39.1    Certificate of Formation (filed with 2000 U5S)

  B.39.2    Limited Liability Company Agreement (Confidential Treatment
            Requested) (filed with 2000 Form U5S)

CONECTIV ENERGY HOLDING COMPANY
  B.40.1    Certificate of Incorporation (filed with 2000 Form U5S)

  B.40.2    Bylaws (filed with 2000 Form U5S)

  B.40.3* Certificate of Amendment of Certificate of Incorporation deleting the last sentence of Article 8 dated July 31, 2001

  B.40.4*   Amended and Restated Bylaws as amended July 31, 2001

CONECTIV ATLANTIC GENERATION, L.L.C.
  B.41.1    Certificate of Formation (filed with 2000 Form U5S)

DCI-BURNEY HOLDING, INC.
  B.42.1    Certificate of Incorporation (filed with 2000 Form U5S)

CONECTIV SERVICES II, INC.
  B.43.1 Certificate of Incorporation of Conectiv Services II, Inc. (filed with 2000 Form U5S)

  B.43.2 Certificate of Amendment of Certificate of Incorporation changing the name to Conectiv Services, Inc. (filed with 2000 Form U5S)

  B.43.3    Bylaws (filed with 2000 Form U5S)

* Filed herewith

VITALSERVICESHOME.COM, L.L.C.
  B.44.1    Amended and Restated Limited Liability Company Agreement of
            VitalHomeServices.com, L.L.C. dated as of March 31, 2000
            (Confidential Treatment Requested) (filed with 2000 Form U5S)

  B.44.2 Amendment to Amended and Restated Limited Liability Company Agreement of VitalHomeServices.com, L.L.C. dated as of October 31, 2000
            (Confidential Treatment Requested) (filed with 2000 Form U5S)

  B.44.3    Second Amendment to Amended and Restated Limited Liability Company
            Agreement of VitalHomeServices.com, L.L.C. dated as of December 28,
            2000 (Confidential Treatment Requested) (filed with 2000 Form U5S)

CONECTIV BETHLEHEM, INC.
  B.45.1*   Certificate of Incorporation of Conectiv Bethlehem, Inc. dated August
            1, 2001

  B.45.2*   Bylaws

* Filed herewith

EXHIBIT C

(a) * Reference is made to Delmarva Power & Light Company's 2001 Form 10-K, pages IV-2 through IV-3, filed with the Commission on March 27, 2002 (File No. 1-1405) and to Atlantic City Electric Company's 2001 Form 10-K, pages IV-2 through IV-3, filed with the Commission on March 27, 2002; for the indentures and other fundamental documents defining the rights of security holders. * Reference is made to Exhibit 4(a) to Conectiv's Registration Statement on Form S-3 (File No. 333-72251) for the indenture defining the rights of security holders.

(b) Not applicable.


* Incorporated herein by reference.

EXHIBIT D

      A copy of the current System Tax Allocation Agreement was filed as Exhibit D to the 1998 Form U5S and is incorporated by reference herein.

EXHIBIT E


      Copies of other documents prescribed by rule or order.

      None.

EXHIBIT F



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Conectiv
Wilmington, Delaware

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of retained earnings, and of cash flows present fairly, in all material respects, the financial position of Conectiv and subsidiary companies as of December 31, 2001 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Such consolidated financial statements are included in the consolidated financial statements listed in Item 10 of this Form U5S. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating information and the financial statement exhibits of the individual companies listed in Item 10 of this Form U5S are presented for purposes of additional analysis rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the consolidated financial statements. The supplementary consolidating information and the financial statement exhibits have been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.



PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 8, 2002

EXHIBIT G



      See Item 1 for an organizational chart showing the relationship of each EWG in which the system holds an interest to other system companies.

EXHIBIT H


      See Item 10 for the financial statements of the EWGs in the Conectiv
System.